Exhibit 99.4

Daniel Prieto, State Bar No. 24048744 dan.prieto@dlapiper.com DLA Piper LLP (US) 1900 North Pearl Street, Suite 2200 Dallas, Texas 75201 Tel: (214) 743-4500 Fax: (214) 743-4545 Counsel for the Debtors

Thomas R. Califano (admitted pro hac vice)

thomas.califano@dlapiper.com

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 335-4500

Fax: (212) 335-4501

Daniel M. Simon (admitted pro hac vice)

daniel.simon@dlapiper.com

David Avraham (admitted pro hac vice)

david.avraham@dlapiper.com

Tara Nair (admitted pro hac vice)

tara.nair@dlapiper.com

DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, Illinois 60606

Tel: (312) 368-4000

Fax: (312) 236-7516

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

In re: PHI, Inc. et al.,[1] Debtors.	§ § § § §	Chapter 11 Case No. 19-30923-hdh11 (Jointly Administered)

DISCLOSURE STATEMENT FOR THE DEBTORS’ SECOND AMENDED JOINT

PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BY THE BANKRUPTCY COURT, BUT SUCH APPROVAL HAS NOT BEEN GRANTED TO DATE. THIS DISCLOSURE STATEMENT MAY BE REVISED TO REFLECT EVENTS THAT OCCUR AFTER THE DATE HEREOF BUT PRIOR TO BANKRUPTCY COURT APPROVAL.

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: PHI, Inc. (5707), PHI Air Medical, L.L.C. (4705), AM Equity Holdings, L.L.C. (0730), PHI Tech Services, Inc. (5089) and PHI Helipass, L.L.C. (4187). The corporate headquarters and the mailing address for the Debtors listed above is 2001 SE Evangeline Thruway, Lafayette, LA 70508.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M. (CDT) ON JULY 19, 2019, UNLESS EXTENDED BY THE DEBTORS. THE VOTING RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS JUNE 18, 2019.

RECOMMENDATION

Each of the Debtors, the Creditors’ Committee, the Unsecured Notes Indenture Trustee, and Thirty Two recommend that all Holders of Claims whose votes are being solicited submit Ballots to accept the Plan.

i

(Continued)

		Page
O.	Exemption from Certain Transfer Taxes and Recording Fees	49
P.	New Board and Officers of the Reorganized Debtors	49
Q.	Directors and Officers Insurance Policies	50
R.	Chubb Insurance Agreements	51
S.	Other Insurance Policies	52
T.	Preservation of Rights of Action	52
U.	Corporate Action	52
V.	Effectuating Documents; Further Transactions	53
W.	Workers’ Compensation Programs	53

ARTICLE VIII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		54

A.	Assumption of Executory Contracts and Unexpired Leases	54
B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases	55
C.	Rejection of Executory Contracts and Unexpired Leases	56
D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	56
E.	Extension of Time to Reject	56
F.	Modifications, Amendments, Supplements, Restatements or Other Agreements	56
G.	Indemnification and Reimbursement Obligations	57
H.	Employee Compensation and Benefits	57
I.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	58
J.	Reservation of Rights	58
K.	Nonoccurrence of Effective Date	58

ARTICLE IX. PROVISIONS GOVERNING DISTRIBUTIONS		59

A.	Timing and Calculation of Amounts to Be Distributed	59
B.	Delivery of Distributions	59
C.	Manner of Payment	60
D.	No Postpetition or Default Interest on Claims	60
E.	Setoffs and Recoupments	61
F.	Rights and Powers of Distribution Agent	61
G.	Compliance with Tax Requirements	61
H.	Surrender of Cancelled Instruments or Securities	62
I.	Claims Paid or Payable by Third Parties	62

ARTICLE X. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		62

A.	Allowance of Claims and Interests	62
B.	Claims Administration Responsibilities	63
C.	Prosecution of Objections to Claims	63
D.	Estimation of Claims and Equity Interests	63
E.	Deadline to File Objections to Claims	64
F.	Adjustment to Claims Without Objection	64
G.	Disallowance of Certain Claims	64
H.	No Distributions Pending Allowance	64
I.	Distributions After Allowance	64
J.	No Interest	65

ARTICLE XI. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		65

A.	Conditions Precedent to the Effective Date	65
1.	the Bankruptcy Court shall have approved the Disclosure Statement as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code;	65
2.	the Confirmation Order shall have been entered and shall be in full force and effect and such Confirmation Order shall be a Final Order;	65

(Continued)

		Page
3.	the Settlement Stipulation shall not have been terminated and shall be in full force and effect;	65
4.	the Confirmation Order and the Restructuring Documents shall be consistent with the Settlement Stipulation and otherwise in form and substance reasonably acceptable to the Debtors and the Creditors’ Committee;	65
5.	the Confirmation Order shall approve the Minimum Cash Commitment Agreement and Minimum Cash Commitment Exchange;	65
6.	all New Equity Documents regarding organizational and governance matters of the Reorganized Debtors, shall be in form and substance reasonably acceptable to the Debtors and the Creditors’ Committee;	65
7.	the projected Cash Balance on the Effective Date shall not be less than $75,000,000 as set forth in the Settlement Stipulation;	65
8.	the aggregate debt of the Debtors shall not exceed the Effective Date Debt Limit;	65
9.	all conditions to effectiveness of the Minimum Cash Commitment Agreement shall have been satisfied or waived in accordance with their terms and the Minimum Cash Commitment has been funded by the Commitment Parties;	65
10.	the Allowed Thirty Two Claim shall receive payment in full, in Cash, on the Effective Date, in the amount of the Allowed Thirty Two Claim in full satisfaction of the Allowed Thirty Two Claim as set forth in the Plan pursuant to the Settlement Stipulation;	65
11.	the Debtors shall have obtained any authorization, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;	65
12.	all documents and agreements necessary to implement the Plan shall have been executed and tendered for delivery consistent with the Settlement Stipulation (including the approval and consent rights set forth therein). All conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms thereof (or will be satisfied and waived substantially concurrently with the occurrence of the Effective Date);	66
13.	all Accrued Professional Compensation Claims and expenses of Retained Professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court, in accordance with Article II.A.2 of the Plan;	66
14.	the Debtors and Reorganized Debtors, as applicable, shall have implemented the restructuring in a manner consistent in all respects with the Plan and the Settlement Stipulation; and	66
15.	all Restructuring Expenses shall have been paid in accordance with Article IV.I of the Plan.	66
B.	Waiver of Conditions	66

ARTICLE XII. RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS		66

A.	General	66
B.	Release of Claims and Causes of Action	67
C.	Waiver of Statutory Limitations on Releases	70
D.	Discharge of Claims and Equity Interests	70
E.	Exculpation	70
F.	Preservation of Causes of Action	71
G.	Injunction	72
H.	Binding Nature of the Plan	73
I.	Protection Against Discriminatory Treatment	73
J.	Integral Part of Plan	74
K.	Preservation of Privilege and Defenses	74

ARTICLE XIII. RETENTION OF JURISDICTION		74

ARTICLE XIV. MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN		76

(Continued)

(Continued)

EXHIBIT A	Plan

EXHIBIT B	Disclosure Statement Order (without exhibits)

EXHIBIT C	Debtors’ Financial Projections

EXHIBIT D	Debtors’ Valuation and Plan Equity Value

EXHIBIT E	Liquidation Analysis

v

Nothing contained in this Disclosure Statement shall constitute an offer, acceptance, or a legally binding obligation of the Debtors, any of the Debtors’ affiliates or any other person. This Disclosure Statement is subject to approval by the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) and other customary conditions. Absent approval by the Bankruptcy Court, this Disclosure Statement is not a solicitation of acceptances or rejections of the Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”), as the same may be amended or modified from time to time in accordance with the terms thereof, a copy of which is attached to this Disclosure Statement as Exhibit A. Acceptances or rejections with respect to the Plan may not be solicited until this Disclosure Statement has been approved by the Bankruptcy Court. Such a solicitation will only be made in compliance with applicable provisions of securities and/or bankruptcy laws. Future developments relating to the matters described herein may require modifications, additions, or deletions to this Disclosure Statement.

IMPORTANT NOTICE

Only documents, including this Disclosure Statement and its related documents that are approved by the Bankruptcy Court under section 1125(b) of title 11 of the United States Code (the “Bankruptcy Code”) may be used in connection with soliciting votes on the Plan. No statements have been authorized by the Bankruptcy Court concerning PHI Inc. (“PHI”) and those of its affiliates and subsidiaries that are debtors and debtors in possession (collectively, the “Debtors”) or the value of their assets, except as explicitly set forth in this Disclosure Statement.

Please refer to the Plan (or, where indicated, certain motions filed with the Bankruptcy Court) for definitions of the capitalized terms that are used but not defined in this Disclosure Statement.

The Debtors reserve the right to file amendments to the Plan and Disclosure Statement from time to time. The Debtors urge you to read this Disclosure Statement carefully for a discussion of voting instructions; recovery information; classification of claims; the history of the Debtors and the Chapter 11 Cases; the Debtors’ businesses, properties, and results of operations, historical and projected financial results; and a summary and analysis of the Plan.

The Plan and this Disclosure Statement are not required to be prepared in accordance with the requirements of federal or state securities laws or other applicable non-bankruptcy law. This Disclosure Statement is being submitted for approval, but has not yet been approved, by the Bankruptcy Court. Any such approval by the Bankruptcy Court of this Disclosure Statement as containing “adequate information” will not constitute endorsement of the Plan by the Bankruptcy Court, and none of the Securities and Exchange Commission (the “SEC”), any state securities commission or similar public, governmental or regulatory authority has approved this Disclosure Statement, the Plan or the securities offered under the Plan, or has passed on the accuracy or adequacy of the statements in this Disclosure Statement. Persons trading in or otherwise purchasing, selling or transferring securities of the Parent should evaluate this Disclosure Statement in light of the purposes for which it was prepared.

This Disclosure Statement contains only a summary of the Plan and certain other documents. It is not intended to replace a careful and detailed review and analysis of the Plan and other documents, but only to aid and supplement such review. This Disclosure Statement is qualified in its entirety by reference to the Plan, the Disclosure Statement Order, any supplements to the Plan filed with the Bankruptcy Court subsequent to the filing date of this

Disclosure Statement (collectively, the “Plan Supplement”) and the exhibits attached hereto and thereto and the agreements and documents described herein and therein. If there is a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern. You are encouraged to review the full text of the Plan and the Plan Supplement and to read carefully the entire Disclosure Statement, including all exhibits hereto, before deciding how to vote with respect to the Plan.

Except as otherwise indicated, the statements in this Disclosure Statement are made as of the date on which this Disclosure Statement was filed, and the delivery of this Disclosure Statement does not imply that the information contained in this Disclosure Statement is or will continue to be correct at any time after such date. Any estimates of claims or interests in this Disclosure Statement may vary from the final amounts of claims or interests allowed by the Bankruptcy Court.

You should not construe this Disclosure Statement as providing any legal, business, financial or tax advice, and you should consult with your own legal, business, financial and tax advisors regarding the transactions contemplated by the Plan.

As to contested matters, adversary proceedings and other actions or threatened actions, this Disclosure Statement is not, and is in no event to be construed as, an admission, or stipulation of the Debtors. Instead, this Disclosure Statement is, and is for all purposes to be construed as, solely and exclusively a statement made by the Debtors in settlement negotiations.

THE DEBTORS, THE CREDITORS’ COMMITTEE, THE UNSECURED NOTES

INDENTURE TRUSTEE AND THIRTY TWO URGE HOLDERS OF CLAIMS TO VOTE

TO ACCEPT THE PLAN.

ARTICLE I.

EXECUTIVE SUMMARY

PHI, Inc. and certain of its affiliates and subsidiaries, as debtors and debtors in possession (each a “Debtor” and, collectively, the “Debtors” or the “Company”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, in connection with the solicitation of votes on the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated June 12, 2019 (the “Plan,” attached hereto as Exhibit A and as the same may be amended from time to time).2 As described in this Disclosure Statement (as amended, and including all exhibits, the “Disclosure Statement”), the Debtors commenced these Chapter 11 Cases following substantial declines in the energy sector that began in mid-2014 due to, among other things, oversupply of oil in the markets in which the Company operates. These conditions have led to a reduction of oil exploration projects and a decrease in helicopter use by the Debtors’ customers. In addition, the Debtors suffered a decrease in revenue and earnings from their Air Medical business segment due to a number of factors, including adverse weather conditions, regulatory issues, and increased flight crew compensation expenses. In the aggregate, these conditions made it impossible for the Debtors to bear the weight of their debt obligations, and particularly the then-looming maturity of $500 million of senior unsecured notes (the “Unsecured Notes”).

Shortly following the commencement of these Chapter 11 Cases, the Debtors filed their initial plan (the “Original Plan”) and disclosure statement on April 1, 2019 [Docket Nos. 155 & 156, respectively]. The Original Plan contemplated, among other things, a $70 million rights offering and certain new equity cash out options in the event that the Unsecured Notes class voted to accept the Original Plan. Following feedback from the Creditors’ Committee, the Debtors further amended the Original Plan and related disclosure statement on May 17, 2019 [Docket Nos. 495 & 506, respectively] (together, the “First Amended Plan and Disclosure Statement”) by removing these features. Shortly following the filing of the First Amended Plan and Disclosure Statement, the Debtors, the Creditors’ Committee, the Unsecured Notes Indenture Trustee, Thirty Two, and the Equity Committee, participated in a mediation with the Honorable David R. Jones, which ultimately led to the filing of the Settlement Stipulation. The Plan, as amended, now incorporates the terms of the Settlement Stipulation as further described below and now has broad support from each of the Debtors’ creditor constituencies.

The Confirmation Hearing on the Plan is scheduled to commence at [•] (CDT) on July 30, 2019 before the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”). A copy of the Plan is attached hereto as Exhibit A.

Prior to soliciting votes on a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires debtors to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance or rejection of the plan of reorganization. As such, this Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code.

[2]

All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan. To the extent that a definition of a term in the text of this Disclosure Statement and the definition of such term in the Plan are inconsistent, the definition included in the Plan shall control and govern.

This executive summary is being provided as an overview of the material items addressed in the Disclosure Statement and the Plan, which is qualified by reference to the entire Disclosure Statement and by the actual terms of the Plan (and including all exhibits attached hereto and to the Plan), and should not be relied upon for a comprehensive discussion of the Disclosure Statement and/or the Plan. This Disclosure Statement includes, without limitation, information about:

•	the Debtors’ prepetition operating and financial history;

•	the events leading up to the commencement of the Chapter 11 Cases;

•	the significant events that have occurred during the Chapter 11 Cases;

•	the solicitation procedures for voting on the Plan;

•	the Confirmation process and the voting procedures that Holders of Claims who are entitled to vote on the Plan must follow for their votes to be counted;

•

the terms and provisions of the Plan, including certain effects of confirmation of the Plan, certain risk factors relating to the Debtors or the Reorganized Debtors, the Plan and the securities to be issued under the Plan and the manner in which distributions will be made under the Plan; and

•	the proposed organization, operations and financing of the Reorganized Debtors if the Plan is confirmed and becomes effective.

A.	Plan of Reorganization Under Chapter 11 of the Bankruptcy Code

The Debtors are reorganizing pursuant to chapter 11 of the Bankruptcy Code, which is the principal business reorganization chapter of the Bankruptcy Code. As a result, the confirmation of the Plan means that the Reorganized Debtors will continue to operate their businesses going forward and without requiring the Debtors to be liquidated or forced to go out of business. Additionally, as discussed in greater detail herein, a bankruptcy court’s confirmation of a plan binds debtors, any entity acquiring property under the plan, any holder of a claim against or equity interest in a debtor and all other entities as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code to the terms and conditions of the confirmed plan, whether or not such entity voted on the particular plan or affirmatively voted to reject the plan.

B.	Mediation and Settlement Stipulation

The Plan is the culmination of the Debtors’ engagement in comprehensive restructuring negotiations with all creditor constituencies, including the Creditors’ Committee, Thirty Two, and the Unsecured Notes Indenture Trustee. Following extensive litigation with the Creditors’ Committee, the Debtors requested that the Honorable Judge David R. Jones be appointed as mediator in the Chapter 11 Cases, as described in more detail in Article V.J below. Mediation commenced and concluded on May 31, 2019, in an effort to resolve various contested matters. The agreements among the parties to the mediation were memorialized in the Settlement Stipulation [Docket No. 624], which incorporates a term sheet agreed by and among the Debtors, Thirty Two, Mr. Al A. Gonsoulin, the Creditors’ Committee, the Unsecured Notes Indenture Trustee and Houlihan Lokey (the “Settlement Stipulation Parties”) and sets forth the framework of the global settlement contained in the Plan (the “Settlement Term Sheet”).

C.	Financial Restructuring Under the Plan

The Plan represents a comprehensive financial restructuring of the Debtors (the “Restructuring”) and provides much needed balance-sheet relief from an unsustainable debt load, with the goal of ensuring the Debtors’ continued existence as a successful and profitable global helicopter transportation services provider. The Plan is also value-maximizing for the Debtors’ stakeholders. Among other things, the Plan:

•	substantially de-levers PHI, Inc.’s balance sheet;

•	provides for the issuance of New Common Stock to Holders of certain unsecured Claims; and

•	provides a Minimum Cash Commitment equity raise of $75 million from the Commitment Parties;

•	provides for the Debtors’ ability to secure funded debt on or before the Effective Date in an aggregate amount (inclusive of any Reinstated debt) not to exceed $225 million.

Below is an overview of certain key borrowings, stock issuances and payments effectuated under the Plan, as well as a summary of the classes of claims against the Debtors and the treatment provided for under the Plan.

1.	New Common Stock Distribution and New Warrants

In connection with the Plan, New Holding Company will issue one hundred percent (100%) of the New Common Stock to Holders of the Allowed Claims in Classes 4 and 5, subject to dilution on account of (i) the Minimum Cash Commitment Exchange, and (ii) the Management Incentive Plan.

To the extent the New Common Stock may not be issued to a Holder based on the fact that such Holder is not deemed to be a U.S. Citizen in accordance with the determination procedures set forth in the Plan, and the number of Non-U.S. Citizen equity holders has not exceeded applicable thresholds described in the Plan, New Warrants will be issued in lieu of New Common Stock to the extent of such Holder’s Pro Rata share of the New Common Stock Distribution.

2.	Payment of Convenience Claims

The Plan provides for a class of Convenience Claims comprising Holders of General Unsecured Claims with a Face Amount equal to or less than $25,000. The classification of Convenience Claims facilitates the administration of these Chapter 11 Cases by, among other things, (a) reducing the administrative burden on the Debtors associated with the issuance of additional New Common Stock; (b) reducing the administrative burden on Holders of Allowed Convenience Claims associated with receiving New Common Stock; and (c) substantially reducing the number of equity holders in the Reorganized Debtors following emergence from these Chapter 11 Cases. In reducing the number of equity holders, the Reorganized Debtors will retain the flexibility to emerge from these Chapter 11 Cases as a privately held company. The Convenience Class Distribution shall be funded under the Plan with Cash on hand on and after the Effective Date.

3.	Minimum Cash Commitment Exchange

Under the Plan and the Minimum Cash Commitment Agreement, on the Effective Date New Holding Company will issue New Common Stock to the Commitment Parties in exchange for the Minimum Cash Commitment in an amount up to Seventy Five Million Dollars ($75,000,000). The Minimum Cash Commitment Exchange is conditioned on, among other things, the Consummation of the Plan and the funding of the Minimum Cash Commitment in accordance with the Minimum Cash Commitment Agreement.

Proceeds of the Minimum Cash Commitment shall be applied only as follows: (i) first, to ensure that the Cash Balance projected as of the Effective Date (after taking into account the New Secured Financing) is not less than Seventy Five Million Dollars ($75,000,000); and (ii) second, to satisfy the payment in full, in Cash, on the Effective Date, of the Allowed Thirty Two Claim to the extent that any New Secured Financing is insufficient to satisfy such payment of the Allowed Thirty Two Claim.

In exchange for providing the Minimum Cash Commitment and the other agreements of the Commitment Parties in the Minimum Cash Commitment Agreement, the Commitment Parties will receive the Minimum Cash Commitment Premium. Upon the Effective Date, the Minimum Cash Commitment Premium will be immediately and automatically deemed earned and payable in the form of New Common Stock issued under Section 1145 of the Bankruptcy Code as an administrative expense.

4.	New Secured Financing

The Plan provides for the Debtors’ potential entry, with the consent of the Creditors’ Committee, not to be unreasonably withheld, into new secured financing facilities on or before the Effective Date, provided, however, that the aggregate amount of the New Secured Financing does not exceed the Effective Date Debt Limit.

D.	Classification and Treatment of Classified Claims and Interests

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, disallowed or otherwise settled prior to the Effective Date.

The following table provides a summary of the classification and treatment of Claims and Equity Interests and the potential distributions to Holders of Allowed Claims and Equity Interests under the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY, ARE SUBJECT TO CHANGE, AND DO NOT ACCOUNT FOR THE FUNDING OF ALL OR A PORTION OF THE MINIMUM CASH COMMITMENT EXCHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN AND THE RISK FACTORS DESCRIBED BELOW. THE TABLE IS INTENDED FOR ILLUSTRATIVE PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR A REVIEW OF THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY. FOR CERTAIN CLASSES OF CLAIMS, THE ACTUAL AMOUNT OF ALLOWED CLAIMS COULD BE MATERIALLY DIFFERENT THAN THE ESTIMATED AMOUNTS SHOWN IN THE TABLE BELOW.

Class	Claim/Equity Interest[3]	Treatment of Claim/Equity Interest	Projected Recovery
1	Other Secured Claims	Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive the following: (i) payment in full in Cash equal to the amount of such Allowed Secured Claim; (ii) the Collateral securing its Allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (iii) Reinstatement of such Allowed Other Secured Claim; or (iv) such other treatment rendering such Allowed Other Secured Claim Unimpaired.	100%

2	Thirty Two Claim	On the Effective Date, the Holder of an Allowed Thirty Two Claim shall receive, in full and final satisfaction, settlement, release, and discharge of its rights with respect to and under such Allowed Thirty Two Claim, Cash in the full amount of the Allowed Thirty Two Claim.	97.8% in the form of Cash

3	Blue Torch Claim	Except to the extent that the Holder of the Allowed Blue Torch Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of such Blue Torch Claim, the Holder of the Allowed Blue Torch Claim shall receive the following, as determined by the Debtors with the consent of the Creditors’ Committee (which consent shall not be unreasonably withheld): (i) payment in full in Cash equal to the amount of the Allowed Blue Torch Claim; or (ii) Reinstatement of the Allowed Blue Torch Claim.	100%

4	Aircraft Lessor Claims	Each Aircraft Lessor that enters into a Modified Aircraft Lease shall receive, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights with respect to and under such Allowed Aircraft Lessor Claim, (i) in accordance with the citizenship determination procedures set forth in Error! Reference source not found. of the Plan, its Pro Rata share of the New Common Stock Distribution, or (ii) to the extent the New Common Stock may not be issued to a Holder based on the fact that such Holder is not deemed to be a U.S. Citizen in accordance with the determination procedures set forth in Error! Reference source not found. of the Plan, and the number of Non-U.S. Citizen equity holders has not exceeded applicable thresholds described in Error! Reference source not found. of the Plan, New Warrants in lieu of New Common Stock to the extent of such Holder’s Pro Rata share of the New Common Stock Distribution.	50 – 55% in the form of New Common Stock or New Warrants

[3]	Claim/Equity Interest Amounts are estimated based on the Debtors’ books and records as of the date of this Disclosure Statement and are subject to change.

Class	Claim/Equity Interest[3]	Treatment of Claim/Equity Interest	Projected Recovery
5	General Unsecured Claims	Each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights with respect to and under such Allowed General Unsecured Claim, (i) in accordance with the citizenship determination procedures set forth in Error! Reference source not found. of the Plan, its Pro Rata share of the New Common Stock Distribution, or (ii) to the extent the New Common Stock may not be issued to a Holder based on the fact that such Holder is not deemed to be a U.S. Citizen in accordance with the determination procedures set forth in Error! Reference source not found. of the Plan, and the number of Non-U.S. Citizen equity holders has not exceeded applicable thresholds described in Article IV.D.5 of the Plan, New Warrants in lieu of New Common Stock to the extent of such Holder’s Pro Rata share of the New Common Stock Distribution.	50 – 55% in the form of New Common Stock or New Warrants

6	Convenience Claims	Each Holder of a Convenience Claim shall receive, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights with respect to and under such Allowed Convenience Claim, the Convenience Claim Distribution. For the avoidance of doubt, Holders of Allowed General Unsecured Claims with a Face Amount greater than $25,000 may elect to reduce the Face Amount of their Allowed General Unsecured Claim to $25,000 by notifying the Voting and Claims Agent of such election on or prior to the Voting Deadline and receive the treatment specified in this section for Class 6 Convenience Claims	50% in the form of Cash

7	Intercompany Claims	On the Effective Date or as soon thereafter as is practicable, the Intercompany Claims may be extinguished or compromised by distribution, contribution, or otherwise Reinstated, at the discretion of the Debtors (with the consent of the Creditors’ Committee (which consent shall not be unreasonably withheld)) or the Reorganized Debtors, as applicable, on or after the Effective Date.	0%

8	Subordinated Claims	Subordinated Claims are subordinated under the Plan and section 510 of the Bankruptcy Code. The Holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of the Subordinated Claims shall be discharged.	0%

Class	Claim/Equity Interest[3]	Treatment of Claim/Equity Interest	Projected Recovery
9	Intercompany Interests	Subject to the Restructuring Transactions, the Intercompany Interests shall remain effective, outstanding, and Reinstated on the Effective Date and shall be owned and held by Reorganized PHI as of the Effective Date.	100%

10	Existing PHI Interests	Holders of an Existing PHI Interest shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of the Existing PHI Interests shall be discharged.	0%

E.	Solicitation Procedures

1.	Voting Procedures

On June [18], 2019, the Bankruptcy Court entered the Disclosure Statement Order which, among other things, (a) approved the dates, procedures and forms applicable to the process of soliciting votes on and providing notice of the Plan, as well as certain vote tabulation procedures and (b) established the deadline for filing objections to the Plan and scheduling the hearing to consider confirmation of the Plan.

The discussion of the procedures below is a summary of the solicitation and voting process. Detailed voting instructions will be provided with each ballot and are also set forth in greater detail in Disclosure Statement Order.

PLEASE REFER TO THE INSTRUCTIONS ATTACHED TO THE BALLOT THAT YOU HAVE RECEIVED FOR MORE DETAILED INFORMATION REGARDING THE VOTING REQUIREMENTS, RULES AND PROCEDURES APPLICABLE TO VOTING YOUR CLAIM.

a.	The Voting and Claims Agent

On March 21, 2019, the Bankruptcy Court entered an order approving the retention of Prime Clerk to, among other things, act as Voting and Claims Agent [Docket No. 85].

Specifically, the Voting and Claims Agent will assist the Debtors with: (a) mailing Confirmation Hearing Notice (as defined in the Disclosure Statement Order); (b) mailing the Solicitation Package (as defined in the Disclosure Statement Order and as described below); (c) soliciting votes on the Plan; (d) receiving, tabulating, and reporting on ballots cast for or against the Plan by Holders of Claims against the Debtors; (e) responding to inquiries from creditors and stakeholders relating to the Plan, the Disclosure Statement, the Ballots and matters related thereto, including, without limitation, the procedures and requirements for voting to accept or reject the Plan and objecting to the Plan; and (f) if necessary, contacting creditors regarding the Plan and their Ballots.

Holders of Claims entitled to vote on the Plan are advised to read the Disclosure Statement Order, which sets forth in greater detail the voting instructions summarized herein.

b.	The Voting Deadline

The Bankruptcy Court has approved 5:00 p.m. (CDT) on July 19, 2019 as the Voting Deadline. The Voting Deadline is the date by which all Ballots must be properly executed, completed and delivered to the Voting and Claims Agent in order to be counted as votes to accept or reject the Plan.

c.	Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all holders of claims against and equity interests in a debtor are entitled to vote on a chapter 11 plan. The following table provides a summary of the status and voting rights of each Class (and, therefore, of each Holder of a Claim or Equity Interest within such Class) under the Plan:

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

2	Thirty Two Claim	Impaired	Entitled to Vote

3	Blue Torch Claim	Unimpaired	Not Entitled to Vote (Deemed to Accept)

4	Aircraft Lessor Claims	Impaired	Entitled to Vote

5	General Unsecured Claims	Impaired	Entitled to Vote

6	Convenience Claims	Impaired	Entitled to Vote

7	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

8	Subordinated Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

9	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

10	Existing PHI Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

F.	Plan Confirmation

1.	The Confirmation Hearing

The Confirmation Hearing will commence at [•] (CDT) on July 30, 2019 before the Honorable Harlin D. Hale, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, 1100 Commerce Street, Dallas, 14th Floor, Courtroom 3, Texas 75242-1496. The Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by filing a notice indicating such adjournment with the Bankruptcy Court. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

2.	The Deadline for Objecting to Confirmation of the Plan

Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount and description of the Claim and/or Equity Interest held by the objector. Any such objection must be filed with the Bankruptcy Court and served in accordance with the Disclosure Statement Order on or before July 22, 2019 at 5:00 p.m. (CDT). Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

3.	Effect of Confirmation of the Plan

Article IX of the Plan contains certain provisions relating to (a) the compromise and settlement of Claims, (b) the release of the Released Parties by the Debtors and certain Holders of Claims, and each of their respective Related Persons, and (c) exculpation of certain parties. It is important to read such provisions carefully so that you understand the implications of these provisions with respect to your Claim such that you may cast your vote accordingly.

THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (A) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (B) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

G.	Consummation of the Plan

It will be a condition to confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Confirmation Order unless otherwise satisfied or waived pursuant to the provisions of Article VIII of the Plan. Following confirmation, the Plan will be consummated on the Effective Date.

H.	Risk Factors

PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN THE VOTING CLASSES SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH IN OR INCORPORATED INTO THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE XIX HEREIN TITLED, “RISK FACTORS.”

ARTICLE II.

INTRODUCTION

The Debtors submit this Disclosure Statement under section 1125 of the Bankruptcy Code to Holders of Claims against and Equity Interests in the Debtors in connection with: (1) the solicitation of acceptances of the Plan filed by the Debtors with the Bankruptcy Court; and (2) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), scheduled to commence on July 30, 2019 at [•] (CDT). Unless otherwise indicated or defined herein, all capitalized terms have the meanings ascribed to them in the Plan.

Attached as exhibits to this Disclosure Statement are:

•	The Plan (Exhibit A);

•

Order of the Bankruptcy Court (the “Disclosure Statement Order”), which, among other things, approves this Disclosure Statement and establishes certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (without exhibits, Exhibit B);

•	Debtors’ Financial Projections (Exhibit C);

•	Debtors’ Valuation and Plan Equity Value (Exhibit D); and

•	Liquidation Analysis (Exhibit E).

In addition, unless otherwise noted, a ballot for the acceptance or rejection of the Plan is enclosed with each copy of this Disclosure Statement that is submitted to the Holders of Claims that are entitled to vote to accept or reject the Plan.

On June [18], 2019, after notice and a hearing, the Bankruptcy Court entered the Disclosure Statement Order, approving this Disclosure Statement as containing adequate information of a kind, and in sufficient detail, to enable hypothetical, reasonable persons typical of the Debtors’ creditors and equity holders to make an informed judgment regarding the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

The Disclosure Statement Order sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating votes. In addition, detailed voting instructions accompany each ballot. Each Holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan, the Plan Supplement, and the exhibits attached to all of the foregoing documents, and the agreements and documents described herein therein, the Disclosure Statement Order and the instructions accompanying the ballot in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except under section 1125 of the Bankruptcy Code.

ARTICLE III.

OVERVIEW OF CHAPTER 11

Chapter 11, the principal business reorganization chapter of the Bankruptcy Code, permits a debtor to reorganize or liquidate its business for the benefit of itself, its creditors, and equity interest holders. In addition to the rehabilitation or liquidation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders in the distribution of a debtor’s assets. The commencement of a chapter 11 case creates an estate comprised of all of the legal and equitable interests of the debtor as of the date the chapter 11 petition is filed. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan is the principal objective of a chapter 11 case. A plan of reorganization or a plan of liquidation both set forth the means for satisfying claims against and equity interests in a debtor. Confirmation of a plan by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan, any creditor or equity interest holder of a debtor, and any other person or entity subject to the terms of the Plan. Subject to certain limited exceptions, the order approving confirmation of a plan of reorganization discharges a debtor from any debt, equity interest, or other claim that arose prior to the date of confirmation of the plan and substitutes in place of such debts and other claims the obligations specified in the confirmed plan.

Certain holders of claims against, and sometimes equity interests in, a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical, reasonable claimant or holder of an equity interest to make an informed judgment regarding the plan. The Debtors are submitting this Disclosure Statement, under section 1125 of the Bankruptcy Code, to holders of Claims against the Debtors that are entitled to vote to accept or reject the Plan.

ARTICLE IV.

DEBTORS’ OPERATIONS AND FINANCIAL DATA

A.	Helicopter Services

Since its incorporation in 1949, PHI has been a leading provider of helicopter transportation services. PHI operates primarily for customers engaged in the offshore oil and gas exploration, development, and production industry. PHI also provides air ambulance services through its subsidiary PHI Air Medical, L.L.C., as well as technical services through its subsidiary PHI Tech Services, Inc. With its senior management headquartered in Lafayette, Louisiana, PHI maintains operations through subsidiaries and affiliates in several locations in the United States, Africa, Asia, Australia, the Caribbean, and Europe. Although the Debtors have expanded internationally in recent years, a substantial portion of its offshore flights continue to be concentrated in the Gulf of Mexico, where it is a leading provider of such services.

PHI’s business is primarily organized under the following three activities:

•

Oil and Gas: PHI’s oil and gas business segment, headquartered in Lafayette, Louisiana and operated through Debtor PHI, Inc., provides helicopter services primarily for the major integrated and independent oil and gas production companies transporting personnel and, to a lesser extent, parts and equipment to, from and among offshore platforms in the Gulf of Mexico and internationally. The Company has longstanding customer relationships with premier global oil and gas companies, including Shell Oil Company, BP America Production Company, ExxonMobil Production Co., ConocoPhillips Company, ENI Petroleum and Fieldwood Energy. The Company’s customers use PHI’s services primarily for routine transportation of personnel and equipment, to transport personnel during medical and safety emergencies, and to evacuate personnel during the threat of hurricanes and other adverse weather conditions. While most oil and gas aircraft are available for hire by any customer, others are specifically dedicated to individual customers. Most of PHI’s services in this segment are for production facilities, as opposed to exploration facilities, given that production facilities tend to operate for longer, fixed periods.

•

Air Medical: PHI currently operates its second major business segment—“Air Medical”—exclusively in the United States,[4] with headquarters in Phoenix, Arizona, through the Debtor entity PHI Air Medical, L.L.C. As of December 31, 2018, the Company utilized approximately 110 aircraft at 80 separate locations in 18 states to provide air medical transportation services for hospitals and emergency service agencies, as well as patient transfer center services. The Air Medical business segment primarily operates under an Independent Provider Model (“IPM”) and, to a lesser extent, under the Traditional Provider Model (“TPM”). Under the IPM, the Company has no contracts and no fixed revenue stream, and instead competes for transport referrals on a daily basis with other independent operators in the areas in which PHI operates. Services are billed on a flat-rate basis, plus a variable charge per patient-loaded mile (regardless of the aircraft model utilized). Collections typically come from Medicaid, Medicare, private insurance, or directly from the transported patient. Under the TPM, by contrast, the Company directly contracts with specific hospitals or other healthcare-related companies to provide medical transportation services, with contracts typically awarded after a competitive bidding process. With this model, PHI receives a fixed fee for aircraft availability, as well as a variable fee for flight time. Most of these contracts contain early termination clauses that allow hospitals to terminate for any reason and without penalty upon 180 days’ notice. The Company also provides other value-added services to its customers.

•

Technical Services: While the oil and gas and Air Medical business segments represent the Company’s primary businesses, PHI also engages in providing helicopter repair and overhaul services for flight operations customers that own their own aircraft, under the Technical Services business segment and through the Debtor entity PHI Tech Services, Inc. Costs associated with these services are primarily labor-related, and customers are billed at a percentage above costs. Also included in this segment is PHI’s proprietary Helipass operation, which provides software as a service (SaaS) to certain oil and gas customers for the purpose of passenger check-in and compliance verification. Operating revenues from this business segment have typically represented between 4-6% of consolidated operating revenues over the last three years.

In December 2017, PHI acquired the offshore businesses of HNZ Group, Inc. (“HNZ”), an international provider of onshore and offshore helicopter transportation and related support services, headquartered in Montreal, Canada. The acquisition by PHI of HNZ’s offshore business further expanded PHI’s capacity to serve Southeast Asia, Australia and New Zealand, and further broadened PHI’s capabilities to provide comprehensive solutions to its customers worldwide. HNZ and PHI’s other foreign subsidiaries are not Debtors in these Chapter 11 Cases.

[4]	PHI Air Medical, L.L.C. owns entities in Saudi Arabia and the Cayman Islands; however no air ambulance operations are currently conducted in those jurisdictions.

As of the Petition Date, PHI owned or operated approximately 238 aircraft worldwide (approximately 17 of which were leased, eight of which were owned by the customer and operated by PHI, and the remaining 213 owned by PHI). Of these, 119 aircraft are dedicated to oil and gas operations, 111 are dedicated to Air Medical, six are dedicated to Technical Services, and two are used for general corporate purposes. As of the Petition Date, PHI employed approximately 2,218 employees, including pilots, mechanics, medical and administrative staff. In addition to providing flight and medical services, PHI employees conduct routine maintenance and repair work, completely overhaul engines and airframes, operate a state-of-the-art painting facility, research and develop leading-edge safety-related technology and programs, research new aviation procedures, develop new products and techniques, and maintain a multimillion-dollar inventory.

B.	Regulation of the Debtors’ Business

The Debtors’ operations are conducted in the United States as well as in non-U.S. jurisdictions and are subject to governmental laws, regulations, and treaties in the countries in which they operate. The laws, regulations, and treaties that impact the Debtors’ operations include those relating to (i) the licensing and provision of commercial helicopter flight operations and helicopter repair services, including the licensing of personnel engaged in such activities, (ii) environmental protection, (iii) health and safety, (iv) taxation of the Debtors’ earnings and the earnings of the Debtors’ expatriate personnel, (v) immigration restrictions for expatriate personnel, (vi) minimum requirements for the use of local employees and suppliers, (vii) duties and restrictions on the importation and exportation of helicopters and other equipment, (viii) local currency requirements, and (ix) restrictions on repatriated cash.

C.	Prepetition Capital Structure and Debt Obligations

PHI, Inc. reports its financial information on a consolidated basis and prepares its financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”). As of the Petition Date, the Debtors’ debt obligations include (a) an aggregate amount of $200 million of prepetition secured obligations under the Thirty Two Loan Agreement and the Blue Torch Facility (together, the “Prepetition Secured Debt Obligations”), (b) $500 million of prepetition unsecured obligations under the Unsecured Notes Indenture (together with the Prepetition Secured Debt Obligations, the “Prepetition Debt Obligations”), and (c) certain lease obligations and other trade debt obligations, all as further described below.

1.	Thirty Two Loan Agreement

Specifically, on or about September 21, 2018, PHI, Inc., as borrower, entered into the Thirty Two Loan Agreement with Thirty Two, L.L.C., a Nevada limited liability company, as lender (“Thirty Two”), for a term loan in the aggregate principal amount of $130 million (the “Thirty Two Loan Agreement”). Thirty Two is a wholly owned affiliate of the Company’s chief executive officer, Mr. Al A. Gonsoulin, who is the beneficial owner of more than 70% of the outstanding voting power of the Company’s capital stock. Mr. Gonsoulin serves as Thirty Two’s managing member. PHI, Inc.’s obligations under the Thirty Two Loan Agreement (the “Thirty Two Loan Agreement Obligations”) are guaranteed by PHI Air Medical, L.L.C. and PHI Tech Services, Inc. (the “Thirty Two Loan Guarantors”), both of which are wholly owned subsidiaries of PHI. The obligations and the guarantors’ obligations under the Thirty Two Loan Agreement are secured by all of their respective inventory, spare parts and accounts receivable located in the U.S.

The Thirty Two Loan Agreement bears interest at a rate of 6% per annum, with quarterly payment dates of March 31, June 30, September 30 and December 31. The Thirty Two Loan Agreement contains no financial maintenance covenants. As security for payment and performance of the Thirty Two Loan Agreement, PHI, Inc. and the Thirty Two Loan Guarantors provided to Thirty Two (as they had provided to Whitney Bank) a first-priority lien and security interest in all of PHI, Inc.’s and the Thirty Two Loan Guarantors’ Inventory, Parts and all Accounts (each as defined in the Thirty Two Loan Agreement). In connection with the Debtors’ entry into the Blue Torch Facility, Thirty Two agreed to subordinate its first lien on the spare parts associated with the approximately 90 oil and gas aircraft pledged to Blue Torch, in exchange for a second lien in certain of such pledged aircraft but only to the extent of the diminution in value of its subordinated lien on the spare parts. The Thirty Two Loan Agreement loan matures on September 21, 2020.

2.	Blue Torch Facility

On March 13, 2019, the Debtors, as borrowers and/or guarantors, and affiliates of Blue Torch Capital LP (“Blue Torch”), as lenders, entered into a $70 million term loan, which was fully drawn as of the Petition Date (the “Blue Torch Facility”). The Debtors granted Blue Torch a collateral package, consisting primarily of a first lien on approximately 90 oil and gas aircraft that are registered and located in the U.S., Antarctica, Australia and Canada, and owned by PHI, Inc., as well as the spare parts associated therewith, and a second lien on certain working capital assets pledged to Thirty Two.

The Debtors’ ability to incur additional indebtedness of the type provided under the Blue Torch Facility was not restricted by the Unsecured Notes Indenture. Indeed, such indebtedness is specifically permitted under Section 4.10(b) of the Unsecured Notes Indenture, which permitted the Debtors to incur up to an additional $200 million in loan obligations ($130 million of which comprises the Thirty Two Loan Agreement).

3.	Unsecured Notes

Under that certain indenture dated as of March 17, 2014 (the “Unsecured Notes Indenture”), by and among Debtor PHI, Inc., as issuer, and certain of PHI, Inc.’s domestic subsidiaries, as guarantors (the “Note Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”),5 PHI, Inc. issued the Unsecured Notes in favor of certain registered holders (the “Noteholders”). The Unsecured Notes are unconditionally guaranteed on a joint and several and senior basis by each of the Note Guarantors. Interest payments were due under the Unsecured Notes semi-annually on March 15 and September 15.

[5]

Pursuant to that certain Instrument of Resignation, Appointment and Acceptance, dated as of February 28, 2019, U.S. Bank National Association resigned as Trustee and Delaware Trust Company was appointed as Successor Trustee.

4.	Other Obligations

a.	Real Property Lease Obligations

As noted above, PHI leases office and hangar space, as well as operating bases, for its different business segments (the “Real Property Leases”). While the Company stayed current on its obligations in connection with the Real Property Leases, as of the Petition Date, certain outstanding amounts may be due to the relevant landlords primarily as a result of the timing of the commencement of these Chapter 11 Cases.

b.	Helicopter Lease Obligations

As of the Petition Date, PHI was party to 17 helicopter leases (the “Helicopter Leases”). These leased aircraft comprise less than 8% of the Company’s fleet and are utilized exclusively in the Debtors’ oil and gas business segment. The Company engaged those helicopter lessors of Debtor entities (i.e., regarding 15 of the 17 leased aircraft) prepetition in an attempt to renegotiate the Helicopter Leases on terms sustainable for the Company and which reflect the current market value of the subject aircraft. As set forth in greater detail below, these negotiations have resulted, thus far, in amendments to four leases, while negotiations remain ongoing with respect to the balance of the Helicopter Leases.

c.	Trade Debt

As of the Petition Date, the Debtors estimate that approximately $14-$16 million was due and owing to holders of pre-petition trade claims. Although the Debtors were current on their invoiced obligations to their trade vendors, amounts may still be due and owing as of the Petition Date largely as a function of the timing of the commencement of these Chapter 11 Cases.

d.	Equity Holders of PHI

PHI’s voting and non-voting common stock is publicly traded on the OTC Pink Sheets under the tickers “PHIIQ” (voting) and “PHIKQ” (non-voting). As of the Petition Date, the Company’s voting stock was trading at approximately $4.02 per share. As of December 31, 2018, Mr. Gonsoulin, PHI’s Chairman and Chief Executive Officer, was the beneficial owner of more than 70% of the outstanding voting power of the Company’s capital stock.

D.	Litigation

On February 7, 2019, Christina Wray, on behalf of herself and similarly situated air medical transport passengers, commenced litigation against PHI Air Medical in the United States District Court for the District of Arizona (Case No. 2:18-cv-00432). The lawsuit seeks class action status for Ms. Wray, individually and for those similarly situated in 18 states, against PHI Air Medical for allegedly excessive air transport charges. The complaint seeks monetary damages as well as declaratory and injunctive relief.

PHI Air Medical has contested the eligibility of Ms. Wray’s complaint to qualify for class certification. Following the commencement of the Chapter 11 Cases, on March 18, 2019, the district court dismissed the case until September 11, 2019, subject to a continuation of the stay under the Bankruptcy Code or notification that the stay has been lifted. The Debtors engaged in discussions with plaintiff’s counsel to allow Ms. Wray limited relief from the automatic stay to allow the District Court to determine whether or not to grant class certification in this matter. Following these negotiations, the Debtors and plaintiff’s counsel agreed to the Stipulation and Agreed Order Regarding Relief from the Automatic Stay Under Section 362 of the Bankruptcy Code [Docket No. 559].

E.	Corporate Structure and Management

PHI, Inc. is the parent entity to all domestic and non-Debtor foreign subsidiaries. It is also the operating entity for the oil and gas business segment, while PHI Air Medical, L.L.C. operates the air medical business segment, and PHI Tech Services Inc. operates the technical services business segment. The following entities are non-Debtor domestic subsidiaries of PHI that were created for the purpose of facilitating aircraft leases: Helicopter Leasing, L.L.C.; Helicopter Management, L.L.C.; Helex, L.L.C.; Sky Leasing, L.L.C.; Vertilease, L.L.C.; Leasing Source, L.L.C.; and MDHL, L.L.C. Certain of these entities hold only bare legal title to aircraft registered in PHI’s name. Revenue from Helicopter Management, L.L.C. and Helex L.L.C. is reported through PHI as technical services revenue; no revenue is generated from the other non-Debtor domestic subsidiaries.

PHI’s current board of directors (the “Board”) is composed of Mr. Gonsoulin (as Chief Executive Officer); Mr. Lance F. Bospflug (as President and Chief Operating Officer); Mr. Alan W. Brass; Mr. C. Russell Luigs; Mr. Richard H. Matzke; and Mr. Thomas H. Murphy. Messrs. Brass, Luigs, Matzke and Murphy all qualify as “independent” directors under New York Stock Exchange rules.

On February 13, 2019, the Board adopted resolutions creating, among other things, a special restructuring committee of the Board comprising four independent directors (the “Special Restructuring Committee”). Mr. Gonsoulin and Mr. Bospflug remain members of the Board but do not participate in the deliberations or decision-making by the Special Restructuring Committee. Mr. Brass serves as the Chairman of the Special Restructuring Committee and Mr. Murphy serves as the Vice Chair. The Special Restructuring Committee was formed to address restructuring-related issues in which either Mr. Gonsoulin or Mr. Bospflug had an actual or potential conflict of interest. The Plan and the Settlement Term Sheet (which is incorporated into the Plan) was approved by vote of the Special Restructuring Committee.

F.	Events Leading to the Chapter 11 Filings

1.	Market Conditions

Service companies to the energy sector have been hit especially hard since the dramatic decline and continued uncertainty in the sector beginning in mid-2014 due to, among other things, oversupply of oil in the U.S. coupled with weakening demand in Europe and emerging markets. These market dynamics have led to scores of oil-and-gas-related bankruptcies, impacting exploration and production companies as well as an array of services providers and vendors. As a result of this prolonged cyclical downturn in the industry, oil and gas exploration projects have been reduced significantly by the Company’s customers. Indeed, many customers have significantly reduced the number of helicopters used for their operations and have utilized the downturn to drive major changes in their offshore businesses, which have in turn drastically reduced revenues to PHI’s oil and gas business segment in the Gulf of Mexico. And while the price of crude oil slowly began to recover in 2018, the instability in the market continues to drive uncertainty and negatively impact the scope and volume of services requested from service providers such as PHI.

The effect of the downturn in the oil and gas industry has been felt by nearly all companies in the helicopter service industry. The downturn created an oversaturation of helicopters in the market, significantly impacting service companies’ utilization and yields. Indeed, this domino effect on the industry has required helicopter operators, like their customers, to initiate their own cost-cutting measures, including reducing fleet size and requesting rental reductions on leased aircraft. For some helicopter companies, like PHI, filing chapter 11 was impossible to avoid.

The Company suffered a significant decrease in revenue from Air Medical in 2018 and 2017 compared to 2016. Several factors contributed to this decrease, including weather-related issues and delays, changes in labor costs, and an increase in patients covered by Medicare and Medicaid (as opposed to commercial insurers), which resulted in slower and reduced collections, given that reimbursement rates from public insurance are significantly lower than those from commercial insurers or self-pay. Indeed, the Company responds to calls for emergency air medical transport without reviewing the creditworthiness or insurance coverage of the patient, and it is not permitted under applicable law and regulations to refuse service to patients based on an inability to pay. As a result, collection rates for the Air Medical business segment are more volatile than those rates in the oil and gas business segment. In addition to these patient-mix issues, the Company and other air medical transport providers also encountered certain weather-related issues in 2018—more so than in years past—that led to the cancellation of numerous flights, thereby impacting the segment’s bottom line.

2.	Debt Burdens and Liquidity Constraints

As described above, the Debtors have significant Prepetition Debt Obligations, including $500 million in principal amount under the Unsecured Notes, which matured on March 15, 2019. Prior to the Petition Date, given the then-looming maturity date of the Unsecured Notes, the Company embarked on a number of restructuring initiatives, including the refinancing of the Unsecured Notes. For the reasons described in greater detail below, this refinancing effort ultimately proved unsuccessful.

Alongside these mounting debt obligations culminating in the looming maturity of the Unsecured Notes, the Company has also faced additional liquidity constraints since the end of 2017. The Company closed its acquisition of HNZ on December 29, 2017 for a net purchase price of approximately $126.6 million, which the Company paid in cash from the proceeds of maturing or liquidated short-term investments. This acquisition represented a significant step in PHI’s global diversification strategy but also contributed to the Company’s liquidity constraints.

Given these considerations, although the Company has met its ongoing debt service and trade obligations over the last several years while facing revenue declines, the Company—facing maturity of the Unsecured Notes—reached an inflection point: it could not meet its principal payment obligations on the Unsecured Notes.

3.	PHI’s Prepetition Restructuring Efforts

PHI undertook a number of initiatives to address its Prepetition Debt Obligations, and to redirect its business and operations toward sustainability:

a.	Exploring Refinancing Alternatives

Beginning in late 2017, the Company considered its options for refinancing its Unsecured Notes. On June 18, 2018, the Company publicly launched a refinancing and tender offer to holders of the Unsecured Notes. The Company initially sought to refinance its outstanding debt primarily through the issuance of senior secured notes. When those efforts were unfruitful, it subsequently sought to raise the necessary funds primarily through the issuance of term indebtedness. However, on October

12, 2018, PHI announced its termination of the refinancing process and accompanying tender offer. Unfortunately, these efforts coincided with a sudden and significant decline in the high-yield bond market, resulting from a variety of factors. Given the proposed terms the Company received, the Company believed it appropriate to seek out alternative strategies other than refinancing the Unsecured Notes.

b.	Engaging Advisors and Exploring Strategic Alternatives

On September 28, 2018, the Company announced that it had hired Houlihan Lokey Capital, Inc. (“Houlihan”) as its financial advisor to assist in exploring and evaluating a broad range of strategic alternatives. The Company considered several options, including, among others: (a) a sale or merger of the entire business; (b) a sale of portions of the business in an effort to repay the Prepetition Note Obligations with a particular focus on selling the Air Medical business segment and continuing operations as a de-levered oil and gas and technical services company; (c) a potential refinancing of the Unsecured Notes to provide the Company with additional breathing room past March 2019; and (d) an in- or out-of-court restructuring.

The Company, through its advisors, contacted dozens of potential financial and strategic buyers for the Company, as a whole, or for either the individual Air Medical or oil and gas business segments only. To date, the Company has not received any indications of interest from potential buyers that the Board views as actionable.

c.	Pre-Petition Negotiations with Noteholders

In light of the impending maturity of the Unsecured Notes, and the inability of the sales process to generate sufficient net proceeds, in January of 2019, the Company, through Houlihan, FTI and its restructuring counsel, DLA Piper LLP (US), initiated restructuring discussions in an effort to broker a consensual out-of-court restructuring with certain of the Noteholders. Noteholders representing more than 70% in value of outstanding Unsecured Notes had formed an ad hoc committee (the “Ad Hoc Committee”) and hired Milbank LLP as legal counsel and PJT Partners LP as financial advisor (together, the “Ad Hoc Committee Advisors”). In January 2019, the Ad Hoc Committee Advisors (but not the Noteholders) entered into nondisclosure agreements with the Company to negotiate on behalf of the Ad Hoc Committee. The Company agreed to, and indeed did, pay the incurred fees of the Ad Hoc Committee Advisors prior to the Petition Date.

Following a meeting held by the Company on February 6, 2019, led by the Company’s management and advisors, with each member of the Ad Hoc Committee and the Ad Hoc Committee Advisors present, the Company’s advisors sought to kick-start negotiations by delivering “strawman” restructuring terms to the Ad Hoc Committee Advisors. Over the course of the subsequent weeks, the Company received feedback on these terms from the Ad Hoc Committee Advisors. After reviewing this feedback, the Company and its advisors concluded that the prospects of negotiating a consensual restructuring framework prior to the maturity date seemed improbable. However, the Company continued to provide additional diligence information to the Ad Hoc Committee and the Ad Hoc Committee Advisors. This additional diligence information provided to the Ad Hoc Committee Advisors included the Company’s business plans for the years 2019, 2020 and 2021, as well as long-term operating cash flows and budgets. The Company believed, in its business judgment, that it would be better served continuing negotiations with the Ad Hoc Committee, the Ad Hoc Committee Advisors and the Noteholders in the chapter 11 cases.

d.	Negotiations with Lessors

As noted above, as of the Petition Date, PHI leased 17 aircraft in connection with its oil and gas business segment. These Helicopter Leases contain burdensome financial and non-monetary obligations for the Company. They are also non-uniform, such that maintenance of and adherence to the requirements of each lease demands significant time from Company employees, creating certain unnecessary operational inefficiencies.

Because of this leasing environment, the Company decided that, prepetition, it would proactively contact helicopter lessors in an attempt to renegotiate lease terms and agreements, and also standardize the form of Helicopter Leases across the entire leased fleet. As a result of this outreach, all of the lessors, either pre- or post-petition, entered into nondisclosure agreements with the Company, which enabled the commencement of negotiations.

i.	The Assumption Motion

Thus far, as a result of these efforts, the Debtors have already successfully negotiated certain amended leases, and continue to negotiate with the balance of lessors for the remainder of the leased fleet. In connection with the amended leases, the Debtors filed the Motion to Approve the Debtors’ (I) Assumption of Certain Aircraft Leases, as Amended, (II) Rejection of Certain Aircraft Storage Agreement, and (III) Entry Into Related Stipulations [Docket No. 411] (the “Assumption Motion”), under which the Debtors seek to assume leases, as amended, with three of its lessors: Citizens Asset Finance, Inc., BB&T Equipment Finance Corporation, and U.S. Bank National Association. The Debtors also negotiated stipulations with these lessors [Docket Nos. 411-2, 411-3 and 411-4, respectively] (the “Stipulations”) that provide for the lessors’ agreement to the amended lease terms in exchange for an agreed and allowed general unsecured claim in these cases, all as further set forth in the Stipulations. The Debtors sought approval of the Stipulations under Bankruptcy Rule 9019, as further described in the Assumption Motion. The Assumption Motion and Stipulations were heard by the Bankruptcy Court on May 29, 2019 and an order approving the Assumption Motion and Stipulations was entered on May 30, 2019 [Docket No. 581].

ii.	The Rejection Motions

The Debtors also filed two rejection motions under section 365 of the Bankruptcy Code with respect to two leased aircraft, as follows: (i) Debtors’ Expedited Motion to Reject Helicopter Lease With Regions Equipment Finance Corporation Under Section 365 of the Bankruptcy Code [Docket No. 130]; and (ii) Debtors’ Motion to Reject Helicopter Lease With Fifth Third Equipment Finance Company Under Section 365 of the Bankruptcy Code [Docket No. 413] (together, the “Rejection Motions”). After filing the Rejection Motions, however, the Debtors and the lessor parties subject to the motions re-engaged in further negotiations regarding the aircraft at issue. The Debtors remain optimistic that consensual resolutions with these lessors may still be obtainable.

iii.	The Section 1110 Stipulations

The balance of lessors not subject to either the Assumption Motion or the Rejection Motions—five lessors, in total—remain in active negotiations with the Debtors regarding their leased aircraft. As such, to enable these continued negotiations and to provide assurance to the Debtors that the lessors would not exercise any remedies during a period beyond that provided for under section 1110 of the Bankruptcy Code, the Debtors and these lessors entered into those certain stipulations (the “1110 Stipulations”) extending the automatic stay period from May 13, 2019 to June 28, 2019 regarding the applicable leased aircraft. The lessor parties to the 1110 Stipulations are: (i) Banc of America Leasing & Capital, LLC [Docket No. 453]; (ii) Capital One Equipment Finance Corp. [Docket No. 454]; (iii)

HeliFleet 2013-01, LLC, as assignee of Vesey Air, LLC [Docket No. 455]; (iv) Wells Fargo Equipment Finance, Inc. [Docket No. 456]; and (v) Bridge Capital Funding, Inc., f/k/a Bridge Capital Leasing, Inc. [Docket No. 460]. The Bankruptcy Court approved the 1110 Stipulations on May 16, 2019, pursuant to orders entered at Docket Nos. 476 to 480.

As noted above, the Debtors remain in active negotiations with the lessor parties subject to the 1110 Stipulations and remain optimistic that they will reach consensual resolutions of the relevant leases in short order, subject to approval by the Bankruptcy Court. The Debtors have also reached out to certain third parties who are not currently lessors to PHI, to discuss terms and conditions related to leasing certain of the third parties’ aircraft. Those discussions remain ongoing.

e.	Pre-Petition Financing

In addition to cost-cutting measures and discussions with current lenders, lessors and vendors, the Company simultaneously looked to external financing sources not only for purposes of refinancing pre-petition debt but also to allow for increased liquidity and more certainty with ongoing operations, including for cash needs during a chapter 11 process. Importantly, the Unsecured Notes Indenture did not restrict this type of additional incurrence of debt. Indeed, Section 4.10(b) of the Unsecured Notes Indenture lists certain permitted forms of debt that the Company is entitled to incur while the Prepetition Note Obligations remain outstanding, including taking on up to $200 million in additional loan obligations ($130 million of which comprises the Thirty Two Loan Agreement obligations). Unsecured Notes Indenture, § 4.10(b)(1), (13).

To that end, the Company and its advisors undertook a comprehensive marketing process to secure proposals for out-of-court financing. The Company, along with its advisors, built a cash-flow budget, which was used to determine the required size of the proposed financing. Based on these calculations, the Company determined that approximately $70 million of funding would provide sufficient liquidity for appropriate working capital, funding capital expenditures, and otherwise funding the Chapter 11 Cases.

In light of the fact that many of the Company’s assets were unencumbered and that the terms of the Unsecured Notes Indenture allowed the Company to obtain additional secured financing without requiring the consent of the Noteholders, the Company sought and received multiple proposals to provide financing, certain of which were structured as out-of-court facilities and others as DIP facilities. Through significant negotiations by the Company and its advisors, the Company determined that the proposal provided by Blue Torch provided the Company with the best available financing package and, on February 27, 2019, the Company and Blue Torch entered into a non-binding term sheet in connection with the financing.

During this time, the Company continued discussions with the Ad Hoc Committee and also solicited the Ad Hoc Committee (and certain Noteholders) to propose out-of-court financing to the Company. On February 28, 2019, the Company received a DIP financing proposal from members of the Ad Hoc Committee on terms that the Company determined were significantly less attractive than those provided under Blue Torch’s proposal. In light of this, the Company ultimately determined, in the exercise of its business judgment and after consultation with its advisors, that the $70 million out-of-court financing package provided by Blue Torch prior to the Petition Date represented the best of all available options for the Company to enter chapter 11 with ample liquidity to continue operating and fund these Chapter 11 Cases. The financing closed on March 13, 2019 and the Blue Torch Facility was fully drawn on that date.

The Debtors granted Blue Torch a collateral package primarily comprising approximately 90 oil and gas aircraft and related engines that are (a) registered and located in the U.S., Antarctica, Australia and Canada, and (b) owned by PHI, Inc. Excluded from the collateral package are the Company’s Air Medical aircraft (except for one), aircraft not owned by PHI, Inc., or otherwise located in a geographic region where it was not practicable or feasible for the Company to provide Blue Torch with a security interest. Pursuant to that certain intercreditor agreement by and between Blue Torch and Thirty Two entered into in connection with the financing, Thirty Two agreed to subordinate its first lien on the relevant spare parts, in exchange for a second lien on the approximately 90 oil and gas aircraft pledged to Blue Torch to the extent of the diminution in value of its subordinated lien on the spare parts. The Company also granted to Blue Torch a second lien on PHI, Inc.’s working capital assets, junior to the interests of Thirty Two, in exchange for a second lien to Thirty Two on Blue Torch’s collateral as described above.

ARTICLE V.

SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases and First Day Orders

On the Petition Date, each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Chapter 11 Cases were assigned to the Honorable Harlin D. Hale and are being jointly administered for administrative convenience. At the first day hearings, the Debtors obtained interim approval to, among other things, maintain its centralized cash management system, honor certain prepetition obligations to employees, customer, and taxing authorities, and continue their business in the ordinary course during the pendency of the Chapter 11 Cases. A description of the first day motions is set forth in the Declaration of Robert A. Del Genio, Chief Restructuring Officer of PHI, Inc., in Support of First Day Pleadings [Docket No. 16], filed on March 15, 2019.

The Debtors filed applications to retain, among others, the following advisors in the Chapter 11 Cases: (i) DLA Piper LLP (“DLA Piper”), as counsel to the Debtors, (ii) FTI Consulting, Inc. (“FTI”), as financial advisor to the Debtors, (iii) Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), as the Debtors’ investment banker, and (iv) Prime Clerk LLC (“Prime Clerk”), as claims, noticing, and solicitation agent. The Bankruptcy Court granted the application to employ Prime Clerk [Docket No. 85]. The United States Trustee for the Northern District of Texas (the “U.S. Trustee”) filed objections to the retention of DLA Piper [Docket No. 189] and FTI [Docket No. 190], and following a hearing held on April 15, 2019, the applications to employ DLA Piper and FTI were granted [Docket Nos. 314 and 395].

The U.S. Trustee also filed an objection to the appointment of Houlihan Lokey [Docket No. 188], together with the Creditors’ Committee [Docket No. 299]. At a hearing held on April 29, 2019, the Debtors announced that Houlihan Lokey had agreed to voluntarily reduce its fees by providing a 30% discount on any financing transaction fees, as well as reduction on secured financing fees to 1.4%, unsecured financing fees to 2.1% and equity raise fees to 4.2%. Following a contested evidentiary hearing on the application, on May 13, 2019, the Bankruptcy Court overruled the objections of the U.S. Trustee and Creditors’ Committee and approved the retention of Houlihan Lokey [Docket No. 441]. On May 13, 2019, the Creditors’ Committee filed a Notice of Appeal of the Bankruptcy Court’s order approving the retention of Houlihan Lokey. The Creditors’ Committee has abated its appeal in connection with the Settlement Stipulation.

B.	Appointment of the Creditors’ Committee and Equity Committee

1.	Creditors’ Committee Appointment

Under section 1102(a)(1) of the Bankruptcy Code, on March 25, 2019, the U.S. Trustee appointed the Creditors’ Committee, comprising the following creditors: (i) Delaware Trust Company, as indenture trustee; (ii) Oaktree Capital Management, L.P.; (iii) Q5-R5 Trading, Ltd.; (iv) Regions Equipment Finance Corp.; (v) Helicopter Support, Inc. The Creditors’ Committee is represented by, among others, Milbank LLP and Haynes and Boone, LLP, as co-counsel, and PJT Partners, as financial advisor.

2.	Equity Committee Appointment

Under section 1102(a)(1) of the Bankruptcy Code, on April 25, 2019, the U.S. Trustee appointed the Equity Committee comprising the following creditors: (i) Nathan Reid; (ii) John D. Weil; and (iii) Timothy Stabosz. The Equity Committee is represented by Gray Reed & McGraw LLP and Levene, Neale, Bender, Yoo & Brill LLP, as counsel, and Imperial Capital, as financial advisors.

C.	Motion to Authorize a Key Employee Incentive Plan and Key Employee Retention Plan

On March 22, 2019, the Debtors filed a motion to authorize the implementation of a key employee incentive plan (“KEIP”) and a key employee retention plan (“KERP”) [Docket No. 108]. The KEIP is designed to incentivize the Debtors’ management team to maximize the value of the Debtors’ estates. It conditions any awards on meeting challenging transactional, financial, and safety metrics. The KERP is designed to incentivize performance and ensure continued employment of certain non-insider employees whom the Debtors have identified as critical to retain during the Chapter 11 Cases to best ensure the Debtors’ uninterrupted operations and successful reorganization.

The KERP was approved at a hearing held on April 15, 2019. At a hearing on April 29, 2019, the parties announced on the record that they reached a settlement with respect to the KEIP, subject to approval of final documentation by the parties. Since that time, the Debtors and the Creditors’ Committee engaged in further discussions with respect to such documentation and consistent with the statements made on the record at the April 29, 2019 hearing. At a hearing on May 29, 2019, following the recommendation of the Debtors’ compensation committee, the Debtors requested approval of an amended version of the KEIP that measured financial performance based on net operating cash flow as opposed to EBITDA. The Creditors’ Committee opposed the amendment and the Court declined to approve the amendment at that hearing, stating that the Debtors could subsequently file an amended motion seeking approval of the modified KEIP.

Following further negotiations, including during the mediation, the Debtors and the Creditors’ Committee agreed to certain amendments to the KEIP, and following submission by the Debtors, the amended KEIP was approved on June 5, 2019 [Docket No. 620].

D.	Equity Transfer Motion

On March 25, 2019, the Debtors filed an emergency motion seeking to establish notice and objection procedures regarding certain transfers of beneficial interests in equity securities in Debtor PHI, Inc., and establishing a record date for notice and potential sell-down procedures for claims [Docket No. 125]. PHI’s stock is publicly traded on the OTC Pink Sheets, and its $500 million Unsecured Notes are also publicly traded. Prior to the Petition Date, the Debtors experienced significant losses from operation of their businesses and, as of February 28, 2019, estimate that their federal income tax net operating losses (NOLs) carryforwards are approximately $380 million and their other tax and business credits (the “Tax Credits” and, together with the NOLs, the “Tax Attributes”) carryforwards are approximately $20 million. The Debtors recognize that these Tax Attributes are valuable assets that could result in significant future tax savings for parties in interest and contribute to a successful reorganization. Recognizing that an ownership change could severely limit the use of the Tax Attributes for future income tax purposes, the Debtors filed the motion to request approval of procedures to govern the transfers of beneficial interests in each class of common stock of PHI. In addition, the motion was designed to give advanced notice of the possibility that the Debtors may ultimately need to seek a selldown order in connection with the Plan with respect to trading in Claims to preserve the value of the Tax Attributes. On April 2, 2019, the Bankruptcy Court granted the relief requested in the motion on an interim basis. A final hearing is scheduled for June 25, 2019.

E.	Removal of Rights Offering and Cash-Out Option

The original versions of the Plan [Docket No. 155] and Disclosure Statement [Docket No. 156] included (i) a $70 million rights offering available to eligible Holders of Allowed Claims in Classes 4, 5, and 6; and (ii) a new equity cash-out option available to Holders of Allowed Claims in Classes 4, 5, and 6, each subject to Class 4 voting to accept the Plan. These procedures were intended to promote consensus among unsecured creditors. Following concerns raised by the Creditors’ Committee, the Debtors announced at a hearing held on April 29, 2019, that the rights offering and cash-out option would be removed from the Plan in favor of the pure equitization of unsecured Claims under the New Common Stock Distribution. These modifications were memorialized in the First Amended Plan and Disclosure Statement, filed on May 17, 2019.

F.	Motion for Use of Cash Collateral

On May 8, 2019, the Debtors filed an emergency motion for interim and final orders authorizing the use of cash collateral [Docket No. 418]. Since the Petition Date, the Debtors have had access to the cash proceeds advanced by Blue Torch, all of which are unencumbered. Since the Petition Date, the Debtors have used the funds advanced by Blue Torch (which funds are not cash collateral, as defined in the Bankruptcy Code (“Cash Collateral”)) to fund the Debtors’ business operations and the administration of the Chapter 11 Cases. As of the date of the motion, the Debtors had approximately $72,000,000 in Cash Collateral. The motion requested the Debtors’ use of up to $30,000,000 of Cash Collateral in the interim period for general corporate purposes, capital expenditures, payment of administration costs of the Chapter 11 Cases and payment of the costs and expenses of Thirty Two and Blue Torch, as prepetition secured lenders.

On May 13, 2019, the Bankruptcy Court granted the motion on an interim basis. As described in Article V.J.8, under the Settlement Stipulation, the Settlement Stipulation Parties agreed to modify the proposed Cash Collateral order in accordance with the terms of the Settlement Term Sheet. A final hearing is scheduled for June 25, 2019.

G.	Creditors’ Committee Motion for Leave, Standing and Authority to Prosecute Claims

On April 27, 2019, the Creditors’ Committee filed a motion for leave, standing and authority to prosecute claims on behalf of the Debtors’ Estates and for related relief [Docket No. 368] (the “Standing Motion”). The Standing Motion requests that the Bankruptcy Court grant the Creditors’

Committee authority to investigate, assert, litigate, settle and otherwise resolve certain claims against Mr. Gonsoulin and Thirty Two on behalf of the Debtors’ Estates. The proposed complaint attached as an exhibit to the Standing Motion asserts various theories for avoiding the Thirty Two Loan, equitable subordination of the claims arising from the Thirty Two Loan, and recharacterization of the Thirty Two Loan as a capital contribution.

As set forth in detail in the Debtors’ objection to the Standing Motion [Docket No. 588], the Debtors have conducted a comprehensive investigation into potential Causes of Action relating to these Chapter 11 Cases, including those asserted by the Creditors’ Committee. In conducting the investigation, the Debtors reviewed the facts compiled on the basis of nine witness interviews, the collection of documents from eight PHI custodians, and the review of over 25,000 documents dated on and after June 1, 2018. The summary conclusions of that investigation are further described in the Debtors’ objection to the Standing Motion. The investigation and its report were presented to the Special Restructuring Committee, which determined that the allegations contained in the motion are without merit and, accordingly, it was in the Debtors’ interests to oppose the relief requested.

As described in Article V.J.11, under the Settlement Stipulation, the Creditors’ Committee agreed to withdraw the Standing Motion following confirmation of the Plan and prior to the Effective Date. The Settlement Stipulation Parties further agreed to continue the June 5, 2019 hearing on the Standing Motion to the date set for the Confirmation Hearing.

H.	Creditors’ Committee Motion to Terminate Exclusivity

On May 13, 2019, the Creditors’ Committee filed the motion to terminate the Debtors’ exclusivity period for filing a plan of reorganization and solicitation of votes [Docket No. 448] (the “Exclusivity Motion”). On May 18, 2019, the Equity Committee filed a joinder to the Exclusivity Motion [Docket No. 507]. On May 30, 2019, the Debtors filed an objection to the Exclusivity Motion [Docket No. 583].

As described in Article V.C.14, under the Settlement Stipulation, the Creditors’ Committee agreed to withdraw the Exclusivity Motion following confirmation of the Plan and prior to the Effective Date. The Settlement Stipulation Parties further agreed to continue the June 5, 2019 hearing on the Creditors’ Committee motion to the date set for the Confirmation Hearing.

I.	Creditors’ Committee Motion for Limited Adjournment and Additional Questions

On April 16, 2019, the Creditors’ Committee filed an expedited motion for limited adjournment of the Disclosure Statement hearing scheduled for May 13, 2019, and a limited extension of deadline for objecting to approval of the Disclosure Statement [Docket No. 268]. In the motion, the Creditors’ Committee asserted that it required additional time and information from the Debtors’ to evaluate and negotiate the terms of the Plan. The motion set forth 12 questions that the Creditors’ Committee stated it needed to answer to discharge its fiduciary duties to unsecured creditors.

The Creditors’ Committee’s questions related to features of the Original Plan and the events leading up to the Chapter 11 Cases, including the Debtors’ entry into pre-petition financing transactions with Thirty Two and Blue Torch, and the corporate governance procedures and protections implemented by the Debtor to ensure the propriety of those transactions. The Creditors’ Committee additionally inquired whether the pre-petition financing transactions may be subject to recharacterization, avoidance or equitable subordination. On April 24, 2019, the Debtors filed an objection to the motion [Docket No. 337] and set forth detailed responses to each of the questions posed by the Creditors’ Committee.

J.	Mediation and Settlement Stipulation

On April 26, 2019, the Debtors filed an emergency motion requesting the appointment of a mediator to facilitate negotiations among key parties to the Chapter 11 Cases with the goal of reaching consensus on the Plan [Docket No. 354]. At a hearing on April 29, 2019, the Debtors announced that the motion had been resolved by agreement to enter into mediation with Thirty Two, the Creditors’ Committee, the Equity Committee and the Indenture Trustee. On May 13, 2019, the Bankruptcy Court entered an order compelling mediation to commence on May 31, 2019, with the Honorable Judge David R. Jones serving as mediator [Docket No. 443].

Mediation commenced and concluded on May 31, 2019. As a result of the mediation, on June 5, 2019, the Settlement Stipulation Parties entered into the Settlement Stipulation, which sets out the negotiated terms of the comprehensive restructuring transaction reflected in the Plan. At a hearing on June 5, 2019, the Settlement Stipulation Parties submitted the Stipulation Regarding Matters to be Resolved Pursuant to Bankruptcy Rule 9019 [Docket No. 624], which incorporates the Settlement Term Sheet. The terms of the Settlement Term Sheet are incorporated into the Plan, and certain key provisions are further outlined below:

1.	Classification and Treatment of Claims and Interests

The Settlement Term Sheet sets forth the consensual framework for the classification and treatment of the classes of Claims and Interests reflected the Plan, including that Thirty Two receives an Allowed Secured Claim to be paid in Cash in the amount of $132,250,000.

2.	New Secured Financing

As agreed in the Settlement Term Sheet, the Debtors will use their best efforts to enter into the New Secured Financing Documents on or before the Effective Date, provided that the aggregate amount of the New Secured Financing does not exceed the Effective Date Debt Limit. By no later than July 3, 2019, (or as otherwise extended as set forth below, the “New Secured Financing Deadline”) the Debtors will receive proposals for the New Secured Financing. The New Secured Financing Deadline may be extended through July 12, 2019 upon written notice by either the Debtors or the Creditors’ Committee in their respective sole discretion. Upon the mutual consent of the Debtors and the Creditors’ Committee, which consent shall not be unreasonably withheld, delayed, or conditioned by either party, the New Secured Financing Deadline may be extended through July 26, 2019. On the New Secured Financing Deadline, the Debtors’ Chief Restructuring Officer shall make a good-faith determination, which shall be binding on both the Debtors and the Creditors’ Committee, on whether any financing proposal (i) has a reasonably high likelihood to close on or before the Effective Date, and (ii) shall be sufficient to fund the full payment, in Cash, of the Allowed Thirty Two Claim on the Effective Date.

3.	Conditions Precedent to the Effective Date

The Settlement Stipulation sets forth specific conditions precedent to the Effective Date for inclusion at Article VIII.A of the Plan. Among the conditions precedent to the Effective date are: (i) the aggregate debt of the Debtors shall not exceed the Effective Date Debt Limit; (ii) the Cash Balance shall not be less than $75,000,000 on the Effective Date, after giving effect to the application of the Minimum Cash Commitment; and (iii) the Allowed Thirty Two Claim shall receive payment in full, in Cash, on the Effective Date, in the amount of the Allowed Thirty Two Claim in full satisfaction of the Allowed Thirty Two Claim.

4.	Minimum Cash Commitment Exchange

Subject to entry into the Minimum Cash Commitment Agreement and to the terms and conditions thereof, in a form that is reasonably acceptable to the Debtors, the Commitment Parties, and the Creditors’ Committee, the Debtors, the Commitment Parties, and the Creditors’ Committee will work in good faith to negotiate, finalize and fund the Minimum Cash Commitments on or before June 17, 2019. Proceeds of the Minimum Cash Commitment will be applied only as follows: (i) first, to ensure that the Cash Balance projected (as set forth in the Plan) as of the Effective Date (after taking into account the New Secured Financing) is not less than seventy-five million dollars ($75,000,000) (the “Minimum Cash Threshold”); and (ii) second, to satisfy the payment, in full, in Cash, of the Allowed Thirty Two Claim to the extent that any New Secured Financing is insufficient to satisfy the payment of the Allowed Thirty Two Claim. For purposes of calculating the Minimum Cash Threshold, the projected Cash Balance shall be reasonably determined in good faith by the Debtors’ Chief Restructuring Officer in his sole discretion fifteen (15) calendar days prior to the scheduled Confirmation Hearing and such projected Cash Balance shall be provide to the Debtors and the Creditors’ Committee on such date.

On the Effective Date, the Reorganized Debtors shall consummate the Minimum Cash Commitment Exchange. The Minimum Cash Commitment Exchange shall be conducted and New Common Stock shall be issued to the Commitment Parties under the Minimum Cash Commitment Agreement and the Plan.

5.	New Board Composition

On the Effective Date, the terms of the current members of the board of directors of PHI shall expire, and, without further order of the Bankruptcy Court, the New Board shall be appointed and shall initially comprise seven (7) members as follows: (a) Mr. Lance Bospflug, as Chief Executive Officer of the Reorganized Debtors; and (b) six (6) members designated by the Creditors’ Committee, provided, however, that two (2) such members shall be (i) independent directors with requisite industry experience; and (ii) selected by the Creditors’ Committee in consultation with Mr. Bospflug, who shall have a veto right with respect to one (1) of such two (2) members.

6.	Mr. Al A. Gonsoulin Retirement

Mr. Al A. Gonsoulin shall enter into a three year (or such shorter time to the extent required by applicable law) non-solicit (with respect to customers, vendors, lessors, and employees of the Debtors and their non-Debtor affiliates) and non-disparagement agreement with the Debtors and/or reorganized Debtors, as applicable (the “Non-Solicit and Non-Disparagement Agreement”) on customary, industry standard, terms reasonably acceptable to Mr. Gonsoulin, the Creditors’ Committee or the Reorganized Debtors, as applicable.

On the Effective Date, Mr. Gonsoulin shall retire from his positions as Chief Executive Officer and chairman of the board of PHI, Inc. Mr. Gonsoulin shall respond to reasonable inquiries and provide assistance as requested by the New Board or the Chief Executive Officer of the Reorganized Debtors and shall have no other responsibilities. Through December 31, 2019: (i) Mr. Gonsoulin may continue to utilize his current office located in Sugar Land, Texas, and may continue to use his existing assistant, provided, however, that any use of such office and such assistant must be consistent with the Plan and the Non-Solicit and Non-Disparagement Agreement; and (ii) the Debtors or Reorganized Debtors, as applicable, shall continue to pay the costs for maintaining the current company-provided medical insurance for Mr. Gonsoulin and his spouse.

No payments or distributions shall be made to Mr. Gonsoulin or any other party by the Debtors or Reorganized Debtors in connection with Mr. Gonsoulin’s retirement.

7.	Employment Agreements

Within sixty (60) days from the Effective Date, the New Board and each KEIP participant shall negotiate an employment agreement, taking into consideration the recommendations received by the New Board from Lyons, Benenson & Company, Inc. with respect to market practices. If, at the expiration of such sixty (60) day period, the New Board and the KEIP Participant have not reached an agreement with respect to such KEIP Participant’s employment agreement, either the KEIP Participant or the New Board may terminate the employment relationship between the Reorganized Debtors and the KEIP Participant, and in such case the applicable KEIP Participant shall receive one hundred percent (100%) of his or her annual base salary as severance; provided, however, that the Debtors or Reorganized Debtors, as applicable, shall not change the base salary of any KEIP Participant in effect as of March 28, 2019, without the prior written consent of the Creditors’ Committee or the New Board, respectively. If the New Board elects to terminate a KEIP Participant’s employment without cause prior to: (i) the expiration of sixty (60) days from the Effective Date, and (ii) reaching an agreement with respect to such KEIP Participant’s employment agreement, then such MIP Participant shall be entitled to receive one hundred percent (100%) of their annual base salary as severance.

For the avoidance of doubt, (i) the maximum severance payment that any KEIP Participant may receive in connection with the foregoing construct is one hundred percent (100%) of his or her annual base salary, and (ii) any such severance payment shall be in lieu of any and all severance payments/benefits to which the KEIP Participant may have otherwise been entitled to (including any benefits provided for under any severance-related plan, program or arrangement); provided, however, that such limitation shall not impair the KEIP Participant from any entitlement under the Debtors’ Key Employee Incentive Plan.

If within sixty (60) days from the Effective Date any KEIP Participant (i) elects to terminate his or her employment with the Reorganized Debtor, or (ii) is terminated by the New Board for cause, then such KEIP Participant shall not be entitled to receive any severance payment.

Any severance payment shall be subject to the execution of an effective release agreement, and the agreement of the KEIP Participant not to compete with the Reorganized Debtors for ninety (90) days following such termination, and not to solicit (with respect to customers, vendors, lessors, and employees of the Reorganized Debtors and their non-Debtor Affiliates) for a period of one year following such termination and non-disparagement and standard confidentiality agreements.

8.	Cash Collateral Order

The Settlement Stipulation Parties agree that the final order approving the use of Cash Collateral (as described in Article V.F) shall be modified in a manner (i) consistent with the Settlement Term Sheet, including, without limitation, with respect to any (a) interest, fees (including, without, limitation, professional fees) or expenses asserted by Thirty Two (which interest, fees (including, without limitation, professional fees), or expenses, whether or not already paid in connection with any order of the Bankruptcy Court, are included as part of the Allowed Thirty Two Claim) and (b) releases for Thirty Two, LLC or Mr. Gonsoulin or any affiliates thereof (which releases, for the avoidance of doubt, shall only be included in the Plan), and (ii) otherwise reasonably acceptable to the Creditors’ Committee, the Debtors and Thirty Two.

9.	Unexpired Leases and Executory Contracts

The Debtors will determine which Unexpired Leases and Executory Contracts to reject, assume, or assume as modified, with consent of the Creditors’ Committee (which such consent is not to be unreasonably withheld).

10.	Houlihan Lokey Fees

Within five (5) business days following the filing of the Settlement Stipulation with the Bankruptcy Court, the Creditors’ Committee shall file a motion to abate its appeal [Docket No. 614] of the order approving Houlihan Lokey’s retention [Docket No. 441] until the Effective Date of the Plan. On the Effective Date, the Creditors’ Committee will dismiss with prejudice its appeal.

Provided (i) the Plan goes effective, (ii) the Creditors’ Committee, its members (other than Delaware Trust Company, in its capacity as indenture trustee), and any Commitment Parties (other than Thirty Two LLC, if applicable) support Houlihan Lokey’s final fee application and payment of its Recapitalization Fee thereunder, and (iii) Delaware Trust Company, in its capacity as indenture trustee, does not object to Houlihan Lokey’s final fee application and payment of its Recapitalization Fee thereunder, then (iv) Houlihan Lokey will waive any right it has to increase its Recapitalization Transaction Fee by 15% as set forth in the Houlihan Lokey Engagement Agreement.

Houlihan Lokey shall not receive a Financing Transaction Fee; provided, however, if for any reason the Debtors and the Creditors’ Committee jointly request in writing that Houlihan Lokey assist with respect to any such Financing Transaction, and clearly indicate in such writing that they jointly intend for Houlihan Lokey to earn a Financing Transaction Fee, Houlihan Lokey shall be compensated as set forth in the Houlihan Lokey Engagement Agreement or as otherwise agreed to among the Debtors, Houlihan Lokey, and the Creditors’ Committee.

Upon the payment of the amounts sought, to the extent allowed by the Bankruptcy Court, in Houlihan Lokey’s final fee application, Houlihan Lokey shall not be entitled to any other payment by the Debtors or the Reorganized Debtors.

11.	Withdrawal of Motions

The Settlement Stipulation establishes the terms of a global settlement among the Settlement Stipulation Parties and resolves the potential claims and causes of action that were the subject of the motions described in Article V.G and Article V.H. Under the Settlement Stipulation, the Creditors’ Committee agrees to withdraw the Motion of the Official Committee of Unsecured Creditors for Leave, Standing and Authority to Prosecute Claims on Behalf of the Debtors’ Estates and for Related Relief [Docket No. 368] and its Motion of the Official Committee of Unsecured Creditors to Terminate the Debtors’ Exclusivity [Docket No. 448] following confirmation of the Plan and prior to the Effective Date.

12.	Termination Date and Procedural Milestones

The Settlement Stipulation Parties agree that, unless otherwise waived in writing by each of the Settlement Stipulation Parties, failure to close the restructuring transactions contemplated in the Settlement Term Sheet by September 30, 2019 (which can be extended by mutual agreement and shall be automatically extended to the extent the Effective Date has not occurred solely as result of a delay in obtaining necessary governmental approvals) shall result in immediate termination of the Settlement Term Sheet and the transactions contemplated therein. Notwithstanding the foregoing, the Settlement Stipulation Parties intend to work cooperatively toward the following dates:

Milestone	Date
File Disclosure Statement and Plan	June 12, 2019

Minimum Cash Commitment Deadline	June 17, 2019

Disclosure Statement Hearing	June 18, 2019

New Secured Financing Deadline	July 3, 2019

Potential Extended New Secured Financing Deadline	July 12, 2019

Targeted Balloting Deadline	July 19, 2019

Plan Supplement Deadline	July 23, 2019

Confirmation Hearing on Plan	July 30, 2019

Effective Date	August 31, 2019

ARTICLE VI.

SUMMARY OF THE PLAN

This Disclosure Statement contains only a summary of the Plan, a copy of which is included herein as Exhibit A. It is not intended to replace the careful and detailed review and analysis of the Plan, but only to aid and supplement such review. This Disclosure Statement is qualified in its entirety by reference to the Plan, the Plan Supplement and the exhibits attached thereto and the agreements and documents described therein. If there is a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern. You are encouraged to review the full text of the Plan and the Plan Supplement and to read carefully the entire Disclosure Statement, including all exhibits, before deciding how to vote with respect to the Plan.

Under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Equity Interests, and controversies resolved under the Plan.

A.	Treatment of Administrative Claims

1.	General Administrative Claims

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code and except to the extent that a Holder of an Allowed General Administrative Claim and the applicable Debtor before the Effective Date or the applicable Reorganized Debtor after the Effective Date agree to less favorable treatment, each Holder of an Allowed General Administrative Claim will be paid the full unpaid amount of such Allowed General Administrative Claim in Cash: (a) if such Allowed General Administrative Claim is based on liabilities that the Debtors incurred in the ordinary course of business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claim and without any further action by any Holder of such Allowed General Administrative Claim; (b) if such Allowed General Administrative Claim is due, on the Effective Date, or, if such Allowed General Administrative Claim is not due as of the Effective Date, on the date that such Allowed General Administrative Claim becomes due or as soon as reasonably practicable thereafter; (c) if a General Administrative Claim is not Allowed as of the Effective Date, on the date that is no later than sixty (60) days after the date on which an order allowing such General Administrative Claim becomes a Final Order of the Bankruptcy Court or as soon as reasonably practicable thereafter; or (d) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

2.	Accrued Professional Compensation Claims

a.	Final Fee Applications

All final requests for Accrued Professional Compensation Claims shall be Filed no later than forty-five (45) days after the Effective Date. The amount of Accrued Professional Compensation Claims owed to the Retained Professionals shall be paid in Cash to such Retained Professionals from funds held in the Professional Fee Escrow Account after such Claims are Allowed by a Final Order. To the extent that funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Accrued Professional Compensation Claims owed to the Retained Professionals, such Retained Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan. After all Allowed Accrued Professional Compensation Claims have been paid in full, any excess amounts remaining in the Professional Fee Escrow Account shall be returned to the Reorganized Debtors. .

b.	Professional Fee Escrow Account

On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Retained Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors.

c.	Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Retained Professionals shall estimate in good faith their Accrued Professional Compensation Claims (taking into account any retainers) prior to and as of the Effective Date and shall deliver such estimate to the Debtors at least three (3) calendar days prior to the Effective Date; provided that such estimate shall not be considered a limitation with respect to the fees and expenses of such Retained Professional. If a Retained Professional does not provide such estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Retained Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Retained Professional. The total amount so estimated as of the Effective Date by the Retained Professionals or the Debtors, as applicable, shall comprise the Professional Fee Reserve Amount.

d.	Post-Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Retained Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate. Each Debtor or Reorganized Debtor, as applicable, may employ and pay any fees and expenses of any professional, including any Retained Professional, in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court, including with respect to any transaction, reorganization, or success fees payable by virtue of the Consummation of the Plan.

e.	Substantial Contribution Compensation and Expenses

Except as otherwise specifically provided in the Plan, any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases under sections 503(b)(3), (4), and (5) of the Bankruptcy Code must File an application and serve such application on counsel for the Debtors or Reorganized Debtors, as applicable, and counsel for the Creditors’ Committee, as required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules on or before ten (10) Business Days after the Confirmation Date.

3.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall be treated under section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and such Holder or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

4.	United States Trustee Statutory Fees

The Debtors and the Reorganized Debtors, as applicable, will pay fees payable under 28 U.S.C § 1930(a), including fees, expenses, and applicable interests payable to the United States Trustee, for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

5.	Other Priority Claims

Subject to Error! Reference source not found. of the Plan, on, or as soon as reasonably practicable after (i) the Initial Distribution Date, if such Other Priority Claim is an Allowed Other Priority Claim as of the Effective Date, or (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Other Priority Claim, at the election of the Debtors or the Distribution Agent, as applicable: (A) Cash equal to the amount of such Allowed Other Priority Claim; (B) such other less favorable treatment as to which the Debtors or Distribution Agent, as applicable, and the Holder of such Allowed Other Priority Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be Impaired; provided, however, that Other Priority Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

B.	Classification and Treatment of Classified Claims and Equity Interests

1.	Summary

The Plan is premised upon the substantive consolidation of the Debtors, as set forth in more detail below, solely for the purposes of voting, determining which Claims have accepted the Plan, Confirmation of the Plan, and the resultant treatment of Claims and Equity Interests and distributions under the terms of the Plan. Accordingly, the Plan shall serve as a motion for entry of a Bankruptcy Court order approving the substantive consolidation of the Debtors for these limited purposes. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims and Priority Tax Claims, as described in Error! Reference source not found. of the Plan.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, Confirmation, and distribution pursuant hereto and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or an Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

2	Thirty Two Claim	Impaired	Entitled to Vote

3	Blue Torch Claim	Unimpaired	Not Entitled to Vote (Deemed to Accept)

4	Aircraft Lessor Claims	Impaired	Entitled to Vote

5	General Unsecured Claims	Impaired	Entitled to Vote

6	Convenience Claims	Impaired	Entitled to Vote

7	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

8	Subordinated Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

9	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

10	Existing PHI Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

2.	Classification and Treatment of Claims and Equity Interests

a.	Class 1 – Other Secured Claims

Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive the following: (i) payment in full in Cash equal to the amount of such Allowed Secured Claim; (ii) the Collateral securing its Allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (iii) Reinstatement of such Allowed Other Secured Claim; or (iv) such other treatment rendering such Allowed Other Secured Claim Unimpaired.

b.	Class 2 – Thirty Two Claim

On the Effective Date, the Holder of an Allowed Thirty Two Claim shall receive, in full and final satisfaction, settlement, release, and discharge of its rights with respect to and under such Allowed Thirty Two Claim, Cash in the full amount of the Allowed Thirty Two Claim.

c.	Class 3 – Blue Torch Claim

Except to the extent that the Holder of the Allowed Blue Torch Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of such Blue Torch Claim, the Holder of the Allowed Blue Torch Claim shall receive the following, as determined by the Debtors with the consent of the Creditors’ Committee (which consent shall not be unreasonably withheld): (i) payment in full in Cash equal to the amount of the Allowed Blue Torch Claim; or (ii) Reinstatement of the Allowed Blue Torch Claim.

No later than 14 days prior to the Confirmation Hearing, to the extent that the Debtors and the Creditors’ Committee jointly determine not to either refinance or reinstate the Blue Torch Claim by the Effective Date, then, consistent with the Settlement Stipulation, the Debtors will file a modified Plan to provide for alternative treatment of the Blue Torch Claim in a manner consistent with Bankruptcy Code, as agreed by the Debtors and the Creditors’ Committee and, as necessary, will resolicit Blue Torch with respect to its vote on the Plan, as modified, provided, that, in such event, Blue Torch shall be required to submit its vote, if amended, no later than 3 days prior to the Confirmation Hearing

d.	Class 4 – Aircraft Lessor Claim

Each Aircraft Lessor that enters into a Modified Aircraft Lease shall receive, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights with respect to and under such Allowed Aircraft Lessor Claim, (i) in accordance with the citizenship determination procedures set forth in Error! Reference source not found. of the Plan, its Pro Rata share of the New Common Stock Distribution, or (ii) to the extent the New Common Stock may not be issued to a Holder based on the fact that such Holder is not deemed to be a U.S. Citizen in accordance with the determination procedures set forth in Error! Reference source not found. of the Plan, and the number of Non-U.S. Citizen equity holders has not exceeded applicable thresholds described in Error! Reference source not found. of the Plan, New Warrants in lieu of New Common Stock to the extent of such Holder’s Pro Rata share of the New Common Stock Distribution.

e.	Class 5 - General Unsecured Claims

Each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights with respect to and under such Allowed General Unsecured Claim, (i) in accordance with the citizenship determination procedures set forth in Error! Reference source not found. of the Plan, its Pro Rata share of the New Common Stock Distribution, or (ii) to the extent the New Common Stock may not be issued to a Holder based on the fact that such Holder is not deemed to be a U.S. Citizen in accordance with the determination procedures set forth in Error! Reference source not found. of the Plan, and the number of Non-U.S. Citizen equity holders has not exceeded applicable thresholds described in Article IV.D.5 of the Plan, New Warrants in lieu of New Common Stock to the extent of such Holder’s Pro Rata share of the New Common Stock Distribution.

f.	Class 6 – Convenience Claims

Each Holder of a Convenience Claim shall receive, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights with respect to and under such Allowed Convenience Claim, the Convenience Claim Distribution. For the avoidance of doubt, Holders of Allowed General Unsecured Claims with a Face Amount greater than $25,000 may elect to reduce the Face Amount of their Allowed General Unsecured Claim to $25,000 by notifying the Voting and Claims Agent of such election on or prior to the Voting Deadline and receive the treatment specified in this section for Class 6 Convenience Claims.

g.	Class 7 – Intercompany Claims

On the Effective Date or as soon thereafter as is practicable, the Intercompany Claims may be extinguished or compromised by distribution, contribution, or otherwise Reinstated, at the discretion of the Debtors (with the consent of the Creditors’ Committee (which consent shall not be unreasonably withheld)) or the Reorganized Debtors, as applicable, on or after the Effective Date.

h.	Class 8 – Subordinated Claims

Subordinated Claims are subordinated under the Plan and section 510 of the Bankruptcy Code. The Holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of the Subordinated Claims shall be discharged.

i.	Class 9 – Intercompany Interests

Subject to the Restructuring Transactions, the Intercompany Interests shall remain effective, outstanding, and Reinstated on the Effective Date and shall be owned and held by Reorganized PHI as of the Effective Date.

j.	Class 10 – Existing PHI Interests

Holders of an Existing PHI Interest shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of the Existing PHI Interests shall be discharged.

3.	Procedures for Citizenship Determination

If a Holder of an Allowed Class 4 Aircraft Lessor Claim or Class 5 General Unsecured Claim furnishes a Citizenship Declaration to the Debtors on or before the Distribution Record Date and, after review, the Debtors, in their reasonable discretion, accept such Citizenship Declaration as reasonable proof to establish that such Holder is a U.S. Citizen, such Holder will receive New Common Stock representing all of such holder’s Pro Rata share of the New Common Stock Distribution as of the Effective Date; provided, however, that if such Holder is a Non-U.S. Citizen, or if the Holder fails to furnish a Citizenship Declaration to the Debtors on or before the Distribution Record Date, or if the Citizenship Declaration of such Holder has not been accepted or has been rejected by the Debtors in their reasonable discretion on or before the date that is 5 Business Days after the Distribution Record Date, such Holder will be treated as a Non-U.S. Citizen for all purposes hereunder and under the Plan. In connection with the Debtors’ review of any Citizenship Declaration, the Debtors will have the right to require the Holder furnishing the Citizenship Declaration to provide the Debtors with such documentation and other information as they may reasonably request as proof confirming that the holder is a U.S. Citizen. The Debtors will treat all such documentation and information provided by a Holder as confidential; provided, that, the Debtors will share such information with the Creditors’ Committee on a confidential basis and will work cooperatively with the Creditors’ Committee with respect to citizenship issues.

4.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under the Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

5.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Equity Interests eligible to vote, and no Holders of Claims or Equity Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the Holders of such Claims or Equity Interests in such Class.

6.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Equity Interests or any Class thereof is Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

7.	Confirmation Under Section 1129(a)(10) and Section 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation under section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Equity Interests.

8.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Equity Interests and the respective distributions and treatments under the Plan shall take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Under section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Equity Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

9.	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

10.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the corporate structure for the ultimate benefit of the Holders that receive New Common Stock in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions on account of such Holders’ Allowed Claims.

ARTICLE VII.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Substantive Consolidation

Except as expressly provided in the Plan, each Debtor shall continue to maintain its separate corporate existence for all purposes other than the treatment of Claims under the Plan and distributions hereunder. On the Effective Date, (i) all Intercompany Claims among the Debtors shall be eliminated and there shall be no distributions on account of such Intercompany Claims; (ii) any obligation of a Debtor and any guarantee thereof by any other Debtor shall be deemed to be one obligation, and any such guarantee shall be eliminated, (iii) each Claim Filed or to be Filed against more than one Debtor shall be deemed Filed only against one consolidated Debtor and shall be deemed a single Claim against and a single obligation of the Debtors, and (iv) any joint or several liability of the Debtors shall be deemed one obligation of the Debtors, with each of the foregoing effective retroactive to the Petition Date. On the Effective Date, and in accordance with the terms of the Plan, all Claims based upon guarantees of collection, payment or performance made by one Debtor as to the obligations of another Debtor shall be released and of no further force and effect. Such substantive consolidation shall not (other than for purposes relating to the Plan) affect the legal and corporate structures of the Reorganized Debtors.

In the event the Bankruptcy Court does not approve the substantive consolidation of all of the Estates for the purposes set forth herein, the Plan shall be treated as a separate plan of reorganization for each Debtor not substantively consolidated.

The Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Chapter 11 Cases for the limited purposes set forth herein. If no objection to substantive consolidation is timely Filed and served by any Holder of an Impaired Claim on or before the deadline to object to the confirmation of the Plan, or such other date as may be fixed by the Bankruptcy Court and the Debtors meet their burden of introducing evidence to establish that substantive consolidation is merited under the standards of applicable bankruptcy law, the Confirmation Order, which shall be deemed to substantively consolidate the Debtors for the limited purposes set forth herein, may be entered by the Court. If any such objections are timely Filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing shall coincide with the Confirmation Hearing.

B.	General Settlement of Claims and Interests

Under sections 363 and 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Plan Distributions, the payment of the Restructuring Expenses, and other benefits provided under the Plan and the Settlement Stipulation, the provisions of the Plan and the Settlement Stipulation shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a Holder of a Claim or Equity Interest may have with respect to such Claim or Equity Interest or any Plan Distribution on account thereof, including (i) the amount, value, and treatment of the Thirty Two Claim; (ii) the validity, extent and priority of the Liens securing the Thirty Two Claim; (iii) the value of the Debtors’ encumbered and unencumbered assets; (iv) the allocation of distributable value among the creditor classes; and (v) the Plan Equity Value and the Total Enterprise Value of the Debtors.

C.	Global Settlement

Under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration of the substantial contribution and value provided, the Plan reflects a compromise and settlement of numerous Debtor-creditor and inter-creditor issues, in the form of a global settlement, designed to achieve an economic settlement of such issues and potential Claims and Causes of Action against the Debtors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of each of the compromises and settlements embodied in the Plan and the Settlement Stipulation, and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interests of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders; and (ii) fair, equitable and within the range of reasonableness. The provisions of the Plan and the Settlement Stipulation, including, without limitation, the release, injunction, exculpation and compromise provisions of the Plan, are mutually dependent.

In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtors and the Creditors’ Committee reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan and the Settlement Stipulation and with respect to the terms of the Plan. The settlements contained in the Plan shall be subject to Federal Rule of Evidence 408.

As set forth in detail herein, the settlement shall be implemented as follows:

1.	Mr. Al A. Gonsoulin

In addition to the provisions set forth in Article IV.P.3 of the Plan, Mr. Al A. Gonsoulin (i) shall support the Plan, and (ii) shall not (a) object to, delay, impede, or take any other action to interfere with, delay, or postpone acceptance, consummation, or implementation of the Plan, (b) propose, file, support, or vote for any restructuring for the Debtors other than the Plan, (c) take any action to encourage any other person or entity to take any action, directly or indirectly, that would reasonably be expected to, breach or be inconsistent with the Settlement Stipulation, or (d) take any other action, directly or indirectly, that would reasonably be expected to interfere with the acceptance, consummation, or implementation of the Plan.

Mr. Al A. Gonsoulin, Thirty Two, and each of their respective members and/or affiliates shall release, in any and all of their capacities as it relates to the Debtors or the non-Debtor affiliates, including, without limitation, as employee, director, officer, creditor, and/or stockholder, all claims, rights, and entitlements under contract, law, equity, or otherwise, they may have against the Debtors, the non-Debtor Affiliates, Reorganized Debtors, Creditors’ Committee, and any of such parties’ respective members and/or affiliates in their capacities as such (and such parties’ respective directors, officers, and employees).

2.	Thirty Two Claim

The Thirty Two Claim shall be allowed and treated in the manner set forth in Article III.B.2 of the Plan, as set forth in the Settlement Stipulation.

3.	Houlihan Lokey Capital, Inc.

Provided (i) the Plan goes effective, (ii) the Creditors’ Committee, its members (other than Delaware Trust Company, in its capacity as indenture trustee), and any Commitment Parties (other than Thirty Two LLC, if applicable) support Houlihan Lokey’s final fee application and payment of its Recapitalization Fee thereunder, and (iii) Delaware Trust Company, in its capacity as indenture trustee, does not object to Houlihan Lokey’s final fee application and payment of its Recapitalization Fee thereunder, then (iv) Houlihan Lokey will waive any right it has to increase its Recapitalization Transaction Fee by 15% as set forth in the Houlihan Lokey Engagement Agreement.

Houlihan Lokey shall not receive a Financing Transaction Fee; provided, however, if for any reason the Debtors and the Creditors’ Committee jointly request in writing that Houlihan Lokey assist with respect to any such Financing Transaction, and clearly indicate in such writing that they jointly intend for Houlihan Lokey to earn a Financing Transaction Fee, Houlihan Lokey shall be compensated as set forth in the Houlihan Lokey Engagement Agreement or as otherwise agreed to among the Debtors, Houlihan Lokey, and the Official Committee.

Upon the payment of the amounts sought, to the extent allowed by the Bankruptcy Court, in Houlihan Lokey’s final fee application, Houlihan Lokey shall not be entitled to any other payment by the Debtors or the Reorganized Debtors.

4.	Mutual Releases

Pursuant to the Settlement Stipulation, the signatories to the Settlement Stipulation agree to support the mutual releases and exculpation provisions contained in Article IX of the Plan.

D.	Restructuring Transactions

1.	Restructuring Transactions

On the Effective Date, the Debtors, the Reorganized Debtors, or any other entities may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan (the “Restructuring Transactions”), including: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that the Debtors or the Reorganized Debtors, as applicable, and the Creditors’ Committee determine are necessary or appropriate.

The Confirmation Order shall and shall be deemed to, under both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

2.	New Secured Financing

The Debtors or the Reorganized Debtors, as applicable, with the consent of the Creditors’ Committee, not to be unreasonably withheld, shall be authorized to enter into the New Secured Financing Documents on or before the Effective Date, provided, however, that the aggregate amount of the New Secured Financing shall not exceed the Effective Date Debt Limit. On the Effective Date, the New Secured Financing Documents shall constitute legal, valid, binding, and authorized obligations of either the Reorganized Debtors or the Debtors, as applicable, and following the consummation of the Restructuring Transactions, the New Secured Financing Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended under the New Secured Financing Documents are being extended and shall be deemed to have been extended in good faith and for legitimate business purposes and are reasonable and shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the New Secured Financing Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on and security interests in the collateral granted thereunder in accordance with the terms of the New Secured Financing Documents, (c) shall be deemed automatically perfected on the Effective Date (without any further action being required by the Debtors, the Reorganized Debtors, as applicable, the applicable agent, or any of the applicable lenders), having the priority set forth in the New Secured Financing Documents and subject only to such Liens and security interests as may be permitted under the New Secured Financing Documents, and (d) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Debtors, the Reorganized Debtors, as applicable, and the Entities granted such Liens and security interests are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.	Minimum Cash Commitment Exchange

Subject to approval of the Minimum Cash Commitment Agreement and to the terms and conditions thereof, the Minimum Cash Commitment shall be funded in accordance therewith. On the Effective Date, the Reorganized Debtors shall consummate the Minimum Cash Commitment Exchange and New Common Stock shall be issued to the Commitment Parties pursuant to the Minimum Cash Commitment Agreement and the Plan.

As set forth in the Minimum Cash Commitment Agreement, the Minimum Cash Commitment Exchange is conditioned on, among other things, the Consummation of the Plan and the funding of the Minimum Cash Commitment in accordance with the Minimum Cash Commitment Agreement.

Proceeds of the Minimum Cash Commitment shall be applied only as follows: (i) first, to ensure that the Cash Balance projected (as set forth herein) as of the Effective Date (after taking into account the New Secured Financing) is not less than Seventy Five Million Dollars ($75,000,000) (the “Minimum Cash Threshold”); and (ii) second, to satisfy the payment, in full, in Cash, on the Effective Date, of the Allowed Thirty Two Claim to the extent that any New Secured Financing is insufficient to satisfy the payment of such Allowed Thirty Two Claim.

For purposes of calculating the Minimum Cash Threshold, the projected Cash Balance shall be reasonably determined in good faith by the Debtors’ Chief Restructuring Officer in his sole discretion fifteen (15) calendar days prior to the scheduled Confirmation Hearing and such projected Cash Balance shall be provided to the Debtors and the Creditors’ Committee on such date. To the extent the Debtors collect, or, in the opinion of the Chief Restructuring Officer of the Company, are expected to collect, within 30 days following the Effective Date, past-due accounts receivables and/or letters of credit associated therewith are released following delivery of such certificate, which in either case result in additional unrestricted cash on the balance sheet on or before the Effective Date, then the Chief Restructuring Officer of the Company shall so notify the parties in writing and such amount shall be included in calculating the Minimum Cash Threshold.

4.	Minimum Cash Commitment Premium

In exchange for providing the Minimum Cash Commitment and the other agreements of the Commitment Parties in the Minimum Cash Commitment Agreement, the Commitment Parties will receive the Minimum Cash Commitment Premium. Upon the Effective Date, the Minimum Cash Commitment Premium will be immediately and automatically deemed earned and payable in the form of New Common Stock issued under Section 4(a)(2) of the Securities Act and Regulation D thereunder.

5.	New Common Stock and New Warrants

On the Effective Date, New Holding Company shall issue or reserve for issuance all of the New Common Stock issued or issuable in accordance with the terms of the Plan, subject to dilution on the terms described herein. In addition, on the Effective Date, New Holding Company shall issue the New Warrants in accordance with the Plan, subject to dilution on the terms described herein. The issuance of the New Common Stock and the New Warrants for distribution under the Plan is authorized without the need for further corporate action, and all of the shares of New Common Stock and the New Warrants issued or issuable under the Plan shall be duly authorized and validly issued, and in the case of the New Common Stock issued or issuable under the Plan, also fully paid, and non-assessable. In no event will Non-U.S. Citizens be entitled to (i) own in the aggregate more than twenty-four and nine-tenths percent (24.9%) of the total number of shares of voting New Common Stock to be outstanding, and (ii) to the extent not prohibited by the U.S. Department of Transportation, own in the aggregate more than forty-nine percent (49%) of the total New Equity Securities; provided, however, and regardless of any conversion of New Warrants, that in no event shall Non-U.S. Citizens who are not citizens of a country that is party to a “open skies” agreement (which countries are listed at https://www.transportation.gov/policy/aviation-policy/open-skies-agreements-being-applied) be entitled to own in the aggregate more than twenty-four and nine-tenths percent (24.9%) of the New Equity Securities. All of the New Common Stock underlying the New Warrants (upon due exercise thereof in accordance with their terms) will also have been duly authorized, validly issued, fully paid and non-assessable upon issuance. In addition, the New Warrants will be freely exchangeable for shares of New Common Stock at any time a Holder can reasonably certify to the issuer’s satisfaction that such Holder is a U.S. Citizen and will remit payment of the exercise price.

Any New Warrants issued under the Plan shall be issued pursuant to a New Warrant agreement entitling the holders thereof to purchase New Common Stock with an exercise price per warrant equal to [$.001] per share.

E.	Stockholders Agreement

On the Effective Date, a Reorganized Debtor entity (as determined in accordance with the terms and conditions of the Settlement Stipulation) and the Holders of the New Common Stock shall enter into the Stockholders Agreement in substantially the form included in the Plan Supplement if one is included therein. The Stockholders Agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of the New Common Stock shall be bound thereby, in each case without the need for execution by any party thereto other than the Reorganized Debtor entity referenced herein.

F.	Management Incentive Plan

On the Effective Date, up to 10% of the New Common Stock (which, for the avoidance of doubt, shall not take into account any dilution from the potential conversion of any derivative or convertible securities exercised after the Effective Date) will be reserved for issuance under the Management Incentive Plan. The Management Incentive Plan will be for directors, officers, and key employees of the Reorganized Debtors (each, a “MIP Participant”). The initial percentage (and no other terms and conditions) of the Management Incentive Plan allocable to the MIP Participants shall be determined by the Creditors’ Committee and identified in the Plan Supplement, and such initial percentage will be allocated by the New Board within sixty (60) days following the Effective Date. Lyons, Benenson & Company, Inc. (retained by the Debtors) will assist the Creditors’ Committee in determining such initial percentage. The form, terms, allocation, and vesting applicable to the Management Incentive Plan shall be determined by the New Board.

G.	Employment Agreements

The New Board and each KEIP Participant agrees to negotiate an employment agreement within sixty (60) days following the Effective Date, taking into consideration the recommendations received by the New Board from Lyons, Benenson & Company, Inc. with respect to market practices. If, at the expiration of such sixty (60) day period, the New Board and the KEIP Participant have not reached an agreement with respect to such KEIP Participant’s employment agreement, either the KEIP Participant or the New Board may terminate the employment relationship between the Reorganized Debtors and the KEIP Participant, and in such case the applicable KEIP Participant shall receive one hundred percent (100%) of his or her annual base salary as severance; provided, however, that the Debtors or Reorganized Debtors, as applicable, shall not change the base salary of any KEIP Participant in effect as of March 28, 2019, without the prior written consent of the Creditors’ Committee or the New Board, respectively. If the New Board elects to terminate a KEIP Participant’s employment without cause prior to: (i) the expiration of sixty (60) days from the Effective Date, and (ii) reaching an agreement with respect to such KEIP Participant’s employment agreement, then such KEIP Participant shall be entitled to receive one hundred percent (100%) of their annual base salary as severance.

For the avoidance of doubt, (i) the maximum severance payment that any KEIP Participant may receive in connection with the foregoing construct is one hundred percent (100%) of his or her annual base salary, and (ii) any such severance payment shall be in lieu of any and all severance payments/benefits to which the KEIP Participant may have otherwise been entitled to (including any benefits provided for under any severance-related plan, program or arrangement); provided, however, that such limitation shall not impair the KEIP Participant from any entitlement under the Debtors’ Key Employee Incentive Plan, as approved by the Bankruptcy Court on June 6, 2019 [Docket No. 620].

If within sixty (60) days from the Effective Date any KEIP Participant (i) elects to terminate his or her employment with the Reorganized Debtor, or (ii) is terminated by the New Board for cause, then such KEIP Participant shall not be entitled to receive any severance payment.

Any severance payment shall be subject to the execution of an effective release agreement, and the agreement of the KEIP Participant not to compete with the Reorganized Debtors for ninety (90) days following such termination, and not to solicit (with respect to customers, vendors, lessors, and employees of the Reorganized Debtors and their non-Debtor Affiliates) for a period of one year following such termination and non-disparagement and standard confidentiality agreements.

H.	Intercompany Interests

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be Reinstated and unaffected by the Plan and continue in place following the Effective Date.

I.	Restructuring Expenses

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses incurred, or estimated to be incurred, through the Effective Date, in accordance with the terms of the applicable orders, engagement letters, or other applicable contractual arrangements, but without regard to any notice or objection period as may be contained in such applicable orders, engagement letters, or other applicable contractual arrangements, subject to adjustment, if necessary, for the actual Restructuring Expenses incurred; provided, however, with respect to any Restructuring Expenses incurred through the Confirmation Date, to the extent any notice or objection period has not yet run as of the Effective Date, any such notice or objection periods shall survive after the Effective Date and, to the extent of any timely and successful objection to any Restructuring Expenses, the recipient of such successfully challenged Restructuring Expenses shall be subject to disgorgement.

J.	Continued Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist as of the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, under the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and under the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be under the Plan and require no further action or approval.

The Reorganized Debtors intend to create a holding company as their immediate parent (“New Holding Company”) to act as the issuer of equity securities to the public, including to Holders entitled to receive equity under the Plan. Therefore, in lieu of shares or warrants for shares of Reorganized PHI, holders should expect to receive New Holding Company stock or warrants as more fully described above. It is currently anticipated that New Holding Company will conduct no operations and hold no assets other than 100% of the shares of Reorganized PHI.

K.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor (and New Holding Company), free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Equity Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

L.	Cancellation of Agreements, Security Interests, and Other Interests

On the Effective Date, except to the extent otherwise specifically provided herein, all notes, instruments, certificates, and other documents evidencing the Thirty Two Claim, Blue Torch Claim, Unsecured Notes Claims and Equity Interests, shall be cancelled and the obligations of the Debtors or the Reorganized Debtors and any non-Debtor Affiliates thereunder or in any way related thereto (including, without limitation, any guarantee obligations of any non-Debtor Affiliates with respect to the Unsecured Notes Claims) shall be discharged and the agents and indenture trustees thereunder shall be automatically and fully discharged from all duties and obligations thereunder. Thirty Two’s commitments and obligations (if any) to extend any further or future credit or financial accommodations under the Thirty Two Loan Agreement to any of the Debtors, any of their respective subsidiaries, or any of their respective successors or assigns (as applicable), Thirty Two’s participation in letters of credit issued under the Thirty Two Loan Agreement (other than the obligations of any relevant letter of credit issuer with respect to outstanding letters of credit that remain outstanding in accordance with Error! Reference source not found. of the Plan), and all security interests and/or Liens granted under the Blue Torch Facility and/or any other Secured Claims shall also be automatically released, discharged, terminated, and of no further force and effect as of the Effective Date; provided that, notwithstanding anything to the contrary herein or the Confirmation Order, Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of any Holder of a Thirty Two Claim, Unsecured Notes Claim or Equity Interest shall continue in effect solely for purposes of (1) allowing Holders of such Allowed Claims or Equity Interests to receive distributions under the Plan; (2) allowing and preserving the rights of the agents or representative of Holders of such Claims or Equity Interests, as applicable, to make distributions on account of such Allowed Claims or Equity Interests, as provided herein; (3) preserve any rights of the Unsecured Notes Indenture Trustee as against any money or property distributable to holders of Unsecured Notes Claims, respectively, including any priority in respect of payment of fees, expenses, or indemnification and the right to exercise any charging lien; (4) preserve all rights, remedies, indemnities, powers, and protections of the Unsecured Notes Indenture Trustee (including all rights to payment of fees and expenses) as against any person or entity other than the Debtors, Reorganized Debtors, any non-Debtor Affiliates and any of their respective Related Persons; (5) preserve all exculpations in favor of the Unsecured Notes Indenture Trustee; (6) allow the Unsecured Notes

Indenture Trustee to enforce any rights and obligations owed to it under the Plan or the Confirmation Order; and (7) permit the Unsecured Notes Indenture Trustee to appear and be heard in the Chapter 11 Cases, or in any proceeding in the Bankruptcy Court or any other court.

M.	Exemption from Registration Requirements; Trading of Securities

The offering, issuance, and distribution of New Common Stock and the New Warrants (collectively, the “New Equity Securities”) issued under the Plan shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act under section 1145(a)(1) of the Bankruptcy Code or, with respect to any New Common Stock issued pursuant to the Minimum Cash Commitment Exchange, under section 4(a)(2) of the Securities Act and Regulation D thereunder. Except as otherwise provided in the Plan or the governing certificates or instruments, any and all New Common Stock (and any New Warrants) issued under the Plan will be freely tradable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable individual state securities laws (“Blue Sky Laws”) or foreign securities laws, if any, and any rules and regulations of the Securities Exchange Commission, if any, applicable at the time of any future transfer of such New Equity Securities or instruments; (2) the restrictions imposed with respect to “affiliate shares” under the Securities Act by those persons who are Affiliates of the Reorganized Debtors; (3) the restrictions, if any, on the transferability of such New Equity Securities and instruments provided by law, including restrictions imposed by laws applicable to air carriers, and provided in the Stockholders Agreement; and (4) any other applicable regulatory approvals and requirements.

The Minimum Cash Commitment and the issuance and sale, as applicable, of the New Common Stock issued to the Commitment Parties under the Minimum Cash Commitment Agreement is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder. Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act.

Neither the Debtors nor the Reorganized Debtors are able to determine the availability of state securities laws exemptions for an issuance to a particular holder until such holder identifies its relevant state jurisdiction. Certain states do not provide exemptions for offerings relying on a federal private placement exemption and, in such states, state securities laws requirements must be met. Accordingly, there can be no assurance that a state securities law exemption will be available in a particular state for a holder receiving New Equity Securities under the Plan, which may necessitate one or more state securities filings on behalf of such holder to comply with state securities laws.

N.	Organizational Documents

Subject to Error! Reference source not found. of the Plan, the Reorganized Debtors (including, for the avoidance of doubt, Reorganized PHI and New Holding Company) shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of the Plan. Under section 1123(a)(6) of the Bankruptcy Code, the organizational documents of each of the Reorganized Debtors will prohibit the issuance of non-voting Equity Securities. After the Effective Date, the Reorganized Debtors will amend and restate their respective organizational documents, and the Reorganized Debtors will file their respective certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the organization documents of each of the Reorganized Debtors. It is currently expected that the Reorganized Debtors’ organizational documents will be amended immediately following Confirmation consistent with the Settlement Stipulation to contain provisions that preclude foreign control and prevent foreign ownership of the Reorganized Debtors from exceeding specified limitations required by U.S. federal law governing air carriers. These amendments will involve safeguards to ensure that at no time will the Reorganized Debtors (including New Holding Company) be out of compliance with the foreign ownership limitations contained in such laws.

O.	Exemption from Certain Transfer Taxes and Recording Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity under, in contemplation of, or in connection with the Plan or under: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

P.	New Board and Officers of the Reorganized Debtors

1.	The New Board

As of the Effective Date, the terms of the current members of the board of directors of PHI shall expire, and, without further order of the Bankruptcy Court, the New Board shall be appointed and shall initially comprise seven (7) members as follows: (a) Mr. Lance Bospflug, as Chief Executive Officer of the Reorganized Debtors; and (b) six (6) members designated by the Creditors’ Committee, provided, however, that two (2) such members shall be (i) independent directors with requisite industry experience; and (ii) selected by the Creditors’ Committee in consultation with Mr. Bospflug, who shall have a veto right with respect to one (1) of such two (2) members. The Reorganized Debtors will require that at least two-thirds of the members of the New Board, two-thirds of the Reorganized Debtors’ senior management team, and the president of any of the Reorganized Debtors that is an air carrier as defined in 49 U.S.C. § 40102(a) will be a United States citizen for purposes of compliance with applicable federal laws relating to air carriers.

The Debtors expect that the members of the New Board will be disclosed in the Plan Supplement or prior to the Effective Date.

2.	Senior Management

On the Effective Date, except as otherwise set forth in the Settlement Stipulation, the officers of the Reorganized Debtors shall be substantially the same and their employment shall be subject to the ordinary rights and powers of the New Board to remove or replace them in accordance with the Reorganized Debtors’ organizational documents and any applicable employment agreements that are assumed under the Plan (subject to any modifications thereto provided for under the Plan, including the limitation on severance contemplated by Error! Reference source not found. of the Plan).

3.	Mr. Al A. Gonsoulin Retirement

Mr. Gonsoulin shall enter into the Non-Solicit and Non-Disparagement Agreement, a three year (or such shorter time to the extent required by applicable law) non-solicit (with respect to customers, vendors, lessors, and employees of the Debtors and their non-Debtor affiliates) and non-disparagement agreement with the Debtors and/or Reorganized Debtors, as applicable, on customary, industry standard, terms reasonably acceptable to Mr. Gonsoulin, the Creditors’ Committee or the Reorganized Debtors, as applicable.

On the Effective Date, Mr. Al A. Gonsoulin shall retire from his positions as Chief Executive Officer and chairman of the board of PHI. Mr. Gonsoulin shall respond to reasonable inquiries and provide assistance as requested by the New Board or the Chief Executive Officer of the Reorganized Debtors and shall have no other responsibilities. Through December 31, 2019: (i) Mr. Gonsoulin may continue to utilize his current office located in Sugar Land, Texas, and may continue to use his existing assistant, provided, however, that any use of such office and such assistant must be consistent with the Plan and the Non-Solicit and Non-Disparagement Agreement; and (ii) the Debtors or Reorganized Debtors, as applicable, shall continue to pay the costs for maintaining the current company-provided medical insurance for Mr. Gonsoulin and his spouse.

No payments or distributions shall be made to Mr. Gonsoulin or any other party by the Debtors or Reorganized Debtors in connection with Mr. Gonsoulin’s retirement.

Q.	Directors and Officers Insurance Policies

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies under section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity on or at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date.

R.	Chubb Insurance Agreements

Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, any Plan Supplement, the Confirmation Order, any bar date notice or claim objection, and any other document related to any of the foregoing (including, without limitation, any provision that purports to be preemptory or supervening, grants an injunction or release or requires any party to opt out of any releases): (a) on the Effective Date, (i) the Reorganized Debtors shall assume all of the Insurance Policies previously issued by ACE American Insurance Company, Westchester Fire Insurance Company, Westchester Surplus Lines Insurance Company, Illinois Union Insurance Company, Pacific Employers Insurance Company, Federal Insurance Company, and/or their respective Affiliates (collectively, and with each of their successors, “Chubb”) to (or providing coverage to) the Debtors and all agreements and instruments related thereto (each as amended, modified or supplemented and including any exhibit or addenda thereto, collectively, the “Chubb Insurance Agreements”) and (ii) without altering the foregoing and unless specifically rejected by order of the Bankruptcy Court or under the Plan, the Reorganized Debtors may, in their discretion, assume any of the Debtors’ other Insurance Policies, in their entirety pursuant to sections 105 and 365 of the Bankruptcy Code; (b) all Chubb Insurance Agreements (including any and all letters of credit and other collateral and security provided in relation thereto) and all debts, obligations, and liabilities of Debtors (and, after the Effective Date, of the Reorganized Debtors) thereunder, whether arising before or after the Effective Date, shall survive and shall not be amended, modified, waived, released, discharged or impaired in any respect and shall remain in full force and effect and subject to applicable non-bankruptcy law; (c) nothing shall alter, modify, amend, affect, impair or prejudice the legal, equitable or contractual rights, obligations, and defenses of Chubb, the Debtors (or, after the Effective Date, the Reorganized Debtors), or any other individual or entity, as applicable, under any Chubb Insurance Agreements; any such rights and obligations shall be determined under the Chubb Insurance Agreements and applicable non-bankruptcy law as if the Chapter 11 Cases had not occurred; (d) nothing alters or modifies the duty, if any, that Chubb has to pay claims covered by the Chubb Insurance Agreements and Chubb’s right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor; (e) the claims of Chubb arising (whether before or after the Effective Date) under the Chubb Insurance Agreements (i) are actual and necessary expenses of the Debtors’ estates (or the Reorganized Debtors, as applicable), (ii) shall be paid in full in the ordinary course of businesses, whether as an Allowed Administrative Claim under section 503(b)(1)(A) of the Bankruptcy Code or otherwise, regardless of when such amounts are or shall become liquidated, due or paid, and (iii) shall not be discharged or released by the Plan or the Confirmation Order or any other order of the Bankruptcy Court; (f) Chubb shall not need to or be required to file or serve any objection to a proposed cure amount or a request, application, claim, proof or motion for payment or allowance of any Administrative Claim and shall not be subject to any bar date or similar deadline governing cure amounts or Administrative Claims in connection with the Chubb Insurance Agreements; and (g) the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article IX of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Court, solely to permit: (I) claimants with valid workers’ compensation claims or direct action claims against an insurer under applicable non-bankruptcy law to proceed with their claims; (II) Chubb to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) workers’ compensation claims under the Chubb Insurance Agreements, (B) claims where a claimant asserts a direct claim against Chubb under applicable non-bankruptcy law, or an order has been entered by this Court granting a claimant relief from the automatic stay to proceed with its claim, and (C) all costs in relation to each of the foregoing; (III) Chubb to draw against any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the applicable Chubb Insurance Agreements, in such order as Chubb may determine; and (IV) Chubb to cancel any of the Chubb Insurance Agreements, and take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, and in accordance with the terms of the Chubb Insurance Agreements.

S.	Other Insurance Policies

On the Effective Date, each of the Debtors’ Insurance Policies in existence as of the Effective Date shall be Reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor under section 365 of the Bankruptcy Code and Error! Reference source not found. of the Plan. Nothing in the Plan shall affect, impair, or prejudice the rights of the insurance carriers, the insureds, or the Reorganized Debtors under the Insurance Policies in any manner, and such insurance carriers, the insureds, and Reorganized Debtors shall retain all rights and defenses under such Insurance Policies. The Insurance Policies shall apply to and be enforceable by and against the insureds and the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed prior to the Effective Date.

T.	Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code but subject to the releases set forth in Article IX of the Plan, all Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine, initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. Subject to the releases set forth in Article IX of the Plan, no Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date.

U.	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Equity Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (1) assumption of Executory Contracts and Unexpired Leases; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) the execution of and entry into the New Secured Financing Documents and the New Equity Documents; (4) the issuance and distribution of the New Common Stock as provided herein; and (5) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the company structure of the Debtors and any company action required by the Debtors in connection therewith shall be deemed to have occurred on and shall be in effect as of the Effective Date without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.

On or prior to the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors (including any president, vice-president, chief executive officer, treasurer, general counsel, or chief financial officer thereof) shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, certificates of formation, bylaws, operating agreements, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Debtors or the Reorganized Debtors, as applicable, including (1) the New Secured Financing Documents and the New Equity Documents and (2) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

V.	Effectuating Documents; Further Transactions

Prior to, on, and after the Effective Date, the Debtors and Reorganized Debtors and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of the Plan, the New Secured Financing Documents and the New Equity Documents, and any securities issued under the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required under the Plan. All counterparties to any documents described in this paragraph are authorized to and may execute any such documents as may be required or provided by such documents without further order of the Court.

W.	Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under (1) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (2) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans, in each case, for workers’ compensation and workers’ compensation insurance. Any and all Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

ARTICLE VIII.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

Subject to the consent of the Creditors’ Committee (which such consent shall not be unreasonably withheld), on the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that:

i.	have already been assumed or rejected by the Debtors by prior order of the Bankruptcy Court, including but not limited to the Modified Aircraft Leases;

ii.	are the subject of a separate assumption motion or motion to reject Filed by the Debtors pending on the Effective Date;

iii.	are the subject of a pending objection regarding assumption, cure, or “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code);

iv.	are rejected or terminated by the Debtors with the consent of the Creditors’ Committee (which such consent shall not be unreasonably withheld) pursuant to the terms of the Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions or rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (i) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of the Plan, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.

Each Executory Contract and Unexpired Lease assumed pursuant to the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of the Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases

Any defaults under each Executory Contract and Unexpired Lease to be assumed, or assumed and assigned, pursuant to the Plan shall be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code, by payment of the applicable default amount in Cash on the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree in writing (the “Cure Claim Amount”).

The Debtors shall File, as part of the Plan Supplement, a schedule of assumed contracts and a list of each applicable Cure Claim Amount.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a Cure Claim Amount must be Filed, served and actually received by the Debtors on or prior to the later of (i) the Claims Objection Deadline or (ii) seven (7) days after the Filing and service of a Plan Supplement that first identifies such Executory Contract or Unexpired Lease. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed Cure Claim Amount will be deemed to have consented to such matters and will be deemed to have forever released and waived any objection to such Cure Claim Amount. The Confirmation Order shall constitute an order of the Bankruptcy Court approving each proposed assumption, or proposed assumption and assignment, of Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any Cure Claim Amount, (b) the ability of any Debtor or assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or assumed and assigned or (c) any other matter pertaining to assumption or assignment, the applicable payment of the Cure Claim Amount required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving such assumption, or assumption and assignment. If such objection is sustained by Final Order of the Bankruptcy Court, the Debtors may reject such Executory Contract or Unexpired Lease in lieu of assuming it. The Debtors (with the consent of the Creditors’ Committee, such consent not to be unreasonably withheld) or the Reorganized Debtors, as applicable, shall be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within thirty (30) days of the entry of such Final Order.

Subject to any cure claims Filed with respect thereto, assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to the Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment, in each case as provided in section 365 of the Bankruptcy Code. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned by Final Order shall be deemed disallowed and expunged (subject to any cure claims Filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

C.	Rejection of Executory Contracts and Unexpired Leases

The Debtors reserve the right, subject to the consent of the Creditors’ Committee (which such consent shall not be unreasonably withheld), at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject any Executory Contract or Unexpired Lease and to add such contract or lease to Plan Schedule V.C or to file a motion requesting authorization for the rejection of any such contract or lease. All Executory Contracts and Unexpired Leases listed on Plan Schedule V.C shall be deemed rejected as of the Effective Date. Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under any such Executory Contracts or Unexpired Leases.

D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors, or the Estates, and the Debtors, the Reorganized Debtors, and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article XII.G of the Plan.

E.	Extension of Time to Reject

Notwithstanding anything to the contrary set forth in Article V of the Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to reject such contract or lease shall be extended until the date that is thirty (30) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired.

F.	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors pursuant to the Plan shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

G.	Indemnification and Reimbursement Obligations

Except to the extent any such rights were released under the Settlement Term Sheet, on and as of the Effective Date, on and as of the Effective Date, any indemnification provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ governance documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, and agents to the fullest extent permitted by law and at least to the same extent as the certificate of incorporation, bylaws, or similar organizational documents of each of the respective Debtors as of the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed, or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Reorganized Debtors shall amend and/or restate its certificate of incorporation, bylaws, or similar organizational document before or after the Effective Date to terminate or materially adversely affect (1) any of the Reorganized Debtors’ obligations referred to in the immediately preceding sentence or (2) the rights of such managers, directors, officers, employees, or agents referred to in the immediately preceding sentence. Notwithstanding anything to the contrary herein, the Reorganized Debtors shall not be required to indemnify the Debtors’ managers, directors, officers, or employees for any claims or Causes of Action for which indemnification is barred under applicable law, the Debtors’ organizational documents, or applicable agreements governing the Debtors’ indemnification obligations.

H.	Employee Compensation and Benefits

1.	Compensation and Benefits Programs

Subject to the provisions of the Plan (including Article VIII.A, the limitation on severance contemplated by Error! Reference source not found., and the terms of the Settlement Stipulation and Article VII.C(ii) herein), all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date under the provisions of sections 365 and 1123 of the Bankruptcy Code including, without limitation, the Debtors’ Key Employee Incentive Plan, as approved by the Bankruptcy Court on June 6, 2019 [Docket No. 620] (which such Plan contains provisions providing KEIP Participants with payments following the Effective Date), and the Debtors’ 2019 annual incentive plan, as approved by the Debtors’ Compensation Committee on February 20, 2019, as such plan relates to all Debtors’ employees other than KEIP Participants; provided, however, that all provisions relating to equity-based awards, including any termination-related provisions with respect to equity based awards, will be replaced and superseded in their entirety by the terms of the Management Incentive Plan. The Reorganized Debtors shall honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid under a Bankruptcy Court order.

None of the Consummation of the Plan, the Restructuring Transactions, or any assumption of Compensation and Benefits Programs under the terms herein shall be deemed to trigger any applicable change of control, immediate vesting, termination, or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed under the Plan other than those applicable immediately prior to such assumption.

2.	Collective Bargaining Agreement and Green Book

As of the Effective Date, a Reorganized Debtor entity specifically designated in the Confirmation Order shall unilaterally continue to honor the expired Collective Bargaining Agreement’s set of rules, rates of pay, and working condition requirements, plus the changes unilaterally made by PHI since the parties were released to self-help (the expired Collective Bargaining Agreement, plus the changes made by PHI since the parties were released to self-help are referred to collectively as the “Green Book”), subject to any rights and duties provided under applicable law, in the same manner as the Debtors honored the Green Book as of the Petition Date; provided, however, that nothing in the Plan shall be deemed an admission that the Green Book is an Executory Contract under the Plan; and that the Reorganized Debtor entity may continue to make unilateral changes to the Green Book as appropriate under self-help.

I.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease.

J.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date.

K.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases under section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

ARTICLE IX.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III of the Plan or as ordered by the Bankruptcy Court, initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made under Article VII of the Plan. Notwithstanding anything to the contrary herein, all distributions to the Holders of Unsecured Notes Claims shall be subject to the right of the Unsecured Notes Indenture Trustee to assert its charging lien.

B.	Delivery of Distributions

1.	Delivery of Distributions by the Distribution Agent

Other than as specifically set forth below, the Distribution Agent shall make all distributions required to be distributed under the Plan. The Distribution Agent may employ or contract with other entities to assist in or make the distributions required by the Plan and may pay the reasonable fees and expenses of such entities and the Distribution Agents in the ordinary course of business. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

From and after the Effective Date, any Distribution Agent, solely in its capacity as Distribution Agent, shall be exculpated by all Persons and Entities, including, without limitation, Holders of Claims and Equity Interests and other parties in interest, from any and all claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Distribution Agent by the Plan or any order of the Bankruptcy Court entered under or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the Distribution Agent’s gross negligence, willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts. No Holder of a Claim or Equity Interest or other party in interest shall have or pursue any claim or Cause of Action against a Distribution Agent, solely in its capacity as Distribution Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of such Distribution Agent’s gross negligence, willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts.

2.	Minimum Distributions

Notwithstanding anything herein to the contrary, the Reorganized Debtors and the Distribution Agents shall not be required to make distributions or payments of less than $100 (whether Cash or otherwise) and shall not be required to make partial distributions or payments of fractions of dollars. Whenever any payment or distribution of a fraction of a dollar or fractional share of New Common Stock under the Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of New Common Stock (up or down), with half dollars and half shares of New Common Stock or less being rounded down. The total number of authorized shares of New Common Stock, as applicable, shall be adjusted as necessary to account for the foregoing rounding.

3.	Distribution Record Date

At the close of business on the Distribution Record Date, the Claims Register shall be closed. Accordingly, neither the Debtors nor Distribution Agent will have any obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Distribution Agent shall be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the Distribution Record Date shall not apply to publicly held securities if distributions to such securities will be effectuated through the Depository Trust Company.

4.	Delivery of Distributions in General

Except as otherwise provided herein, the Debtors or the Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims, or in care of their authorized agents or designated affiliates as designated before the Effective Date, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest Proof of Claim Filed by such Holder under Bankruptcy Rule 3001 as of the Distribution Record Date unless otherwise specified by such Holder.

5.	Undeliverable Distributions

If any distribution to a Holder of an Allowed Claim made in accordance herewith is returned to the Reorganized Debtors (or their Distribution Agent) as undeliverable, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time such undelivered distribution shall be made to such Holder within ninety (90) days of receipt of such Holder’s then-current address or other necessary information; provided, however, that any such undelivered distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date and (b) the date of the initial attempted distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable non-bankruptcy escheat, abandoned, or unclaimed property laws to the contrary), and the right, title, and interest of any Holder to such property or interest in property shall be discharged and forever barred.

C.	Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

D.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims, and (2) no Holder of a Claim shall be entitled to (a) interest accruing on or after the Petition Date on any such Claim or (b) interest at the contract default rate, each as applicable.

E.	Setoffs and Recoupments

Each Debtor or Reorganized Debtor, as applicable, or such Entity’s designee, may, under section 553 of the Bankruptcy Code or other applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made under the Plan on account of such Allowed Claim any and all Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successors may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any Claims, rights, or Causes of Action that a Reorganized Debtor or its successor or assign may possess against such Holder.

F.	Rights and Powers of Distribution Agent

The Distribution Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable distributions or payments provided for under the Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Distribution Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or under the Plan or (B) as deemed by the Distribution Agent to be necessary and proper to implement the provisions of the Plan.

To the extent the Distribution Agent is an Entity other than a Debtor or a Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

G.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Distribution Agent, and other applicable withholding and reporting agents shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, Reorganized Debtors, Distribution Agent, and other applicable withholding and reporting agents shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors, Reorganized Debtors, Distribution Agent, and other applicable withholding agents reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens, and encumbrances. For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

Notwithstanding the above, each Holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors and the Distribution Agent have the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to any issuing or distribution party for payment of any such tax obligations.

The Reorganized Debtors and the Distribution Agent may require, as a condition to receipt of a distribution, that the Holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority. If the Reorganized Debtors or the Distribution Agent make such a request and the Holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

H.	Surrender of Cancelled Instruments or Securities

On the Effective Date, each Holder of a certificate or instrument evidencing a Claim or an Equity Interest shall be deemed to have surrendered such certificate or instrument to the Distribution Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Equity Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, indemnification rights, and the other purposes as set forth in Error! Reference source not found. of the Plan. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Allowed General Unsecured Claims (other than Unsecured Notes Claims).

I.	Claims Paid or Payable by Third Parties

1.	Claims Payable by Insurance

No distributions under the Plan shall be made on account of an Allowed Claim that is payable under one of the Debtors’ Insurance Policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Policy.

2.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable Insurance Policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE X.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED AND DISPUTED CLAIMS

A.	Allowance of Claims and Interests

After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Equity Interest immediately prior to the Effective Date (unless such Claim is deemed Allowed pursuant to the Plan or the Confirmation Order). Article VII of the Plan shall not apply to the Thirty Two Claim, which Thirty Two Claim shall be Allowed in full and will not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or Entity. All settled Claims approved prior to the Effective Date by a Final Order of the Bankruptcy Court under Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

B.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to (1) file, withdraw, or litigate to judgment, any objections to Claims or Equity Interests and (2) settle or compromise any Disputed Claim or Equity Interest without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Equity Interest, including the Causes of Action retained under the Plan.

C.	Prosecution of Objections to Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall have the authority to File objections to Claims (other than Claims that are Allowed under the Plan) and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Accrued Professional Compensation Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Debtors or the Reorganized Debtors, as applicable, shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

D.	Estimation of Claims and Equity Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Equity Interest that is contingent or unliquidated under section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Equity Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Equity Interest, including during the litigation of any objection to any Claim or Equity Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged but that either is subject to appeal or has not been the subject of a Final Order shall be deemed to be estimated at zero ($0.00) dollars unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Equity Interest, that estimated amount shall constitute a maximum limitation on such Claim or Equity Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Equity Interest.

E.	Deadline to File Objections to Claims

Any objections to Claims shall be Filed by no later than the Claims Objection Deadline; provided that nothing contained herein shall limit the Reorganized Debtor’s right to object to Claims, if any, Filed or amended after the Claims Objection Deadline. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Reorganized Debtors shall continue to have the right to amend any claims or other objections and to File and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is or becomes Allowed by Final Order of the Bankruptcy Court.

F.	Adjustment to Claims Without Objection

Any duplicate Claim or Equity Interest or any Claim or Equity Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged by the Reorganized Debtors without the Reorganized Debtors having to file an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Equity Interest, and without any further notice to or action, order, or approval of the Bankruptcy Court.

G.	Disallowance of Certain Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be deemed disallowed under section 502(d) of the Bankruptcy Code unless expressly Allowed under the Plan, and Holders of such Claims may not receive any distributions on account of such Claims and Equity Interests until such time as such Causes of Action against that Entity have been settled or a Final Order of the Bankruptcy Court with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors.

H.	No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim or Equity Interest is a Disputed Claim or Equity Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Equity Interest becomes an Allowed Claim or Equity Interest.

I.	Distributions After Allowance

To the extent that a Disputed Claim or Equity Interest ultimately becomes an Allowed Claim or Equity Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Equity Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Equity Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Equity Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Equity Interest.

J.	No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE XI.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date that must be satisfied or waived in accordance with Article VIII.B of the Plan and the Settlement Stipulation:

1.	the Bankruptcy Court shall have approved the Disclosure Statement as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code;

2.	the Confirmation Order shall have been entered and shall be in full force and effect and such Confirmation Order shall be a Final Order;

3.	the Settlement Stipulation shall not have been terminated and shall be in full force and effect;

4.

the Confirmation Order and the Restructuring Documents shall be consistent with the Settlement Stipulation and otherwise in form and substance reasonably acceptable to the Debtors and the Creditors’ Committee;

5.	the Confirmation Order shall approve the Minimum Cash Commitment Agreement and Minimum Cash Commitment Exchange;

6.	all New Equity Documents regarding organizational and governance matters of the Reorganized Debtors, shall be in form and substance reasonably acceptable to the Debtors and the Creditors’ Committee;

7.	the projected Cash Balance on the Effective Date shall not be less than $75,000,000 as set forth in the Settlement Stipulation;

8.	the aggregate debt of the Debtors shall not exceed the Effective Date Debt Limit;

9.

all conditions to effectiveness of the Minimum Cash Commitment Agreement shall have been satisfied or waived in accordance with their terms and the Minimum Cash Commitment has been funded by the Commitment Parties;

10.

the Allowed Thirty Two Claim shall receive payment in full, in Cash, on the Effective Date, in the amount of the Allowed Thirty Two Claim in full satisfaction of the Allowed Thirty Two Claim as set forth in the Plan pursuant to the Settlement Stipulation;

11.	the Debtors shall have obtained any authorization, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

12.

all documents and agreements necessary to implement the Plan shall have been executed and tendered for delivery consistent with the Settlement Stipulation (including the approval and consent rights set forth therein). All conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms thereof (or will be satisfied and waived substantially concurrently with the occurrence of the Effective Date);

13.

all Accrued Professional Compensation Claims and expenses of Retained Professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court, in accordance with Article II.A.2 of the Plan;

14.	the Debtors and Reorganized Debtors, as applicable, shall have implemented the restructuring in a manner consistent in all respects with the Plan and the Settlement Stipulation; and

15.	all Restructuring Expenses shall have been paid in accordance with Article IV.I of the Plan.

B.	Waiver of Conditions

Each of the conditions precedent to the occurrence of the Effective Date may be waived by the Debtors or Reorganized Debtors, as applicable, subject to the prior written consent of the Creditors’ Committee (which such consent shall not be unreasonably withheld) and, with respect to the condition in Article VIII.A.8, the Commitment Parties. Subject to the prior written consent of the Creditors’ Committee, any of the conditions to the Effective Date set forth above may be waived at any time, without any further notice to parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court and without any formal action other than a proceeding to confirm the Plan.

ARTICLE XII.

RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

A.	General

Under section 1123 of the Bankruptcy Code, and in consideration for the classification, distributions, releases and other benefits provided under the Plan and the Settlement Stipulation, upon the Effective Date, the provisions of the Plan and the Settlement Stipulation shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved under the Plan and the Settlement Stipulation. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and any Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights under and consistent with the terms of the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan.

B.	Release of Claims and Causes of Action

1.	Release by the Debtors and Their Estates.

Under section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in the Plan and the Settlement Stipulation, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their respective individual capacities and as debtors in possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected under section 1123(b)(3) of the Bankruptcy Code (collectively, the “Debtor Releasing Parties”) and their respective assets and properties will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Debtor Releasing Parties) (the “Debtor Release”) from any and all Claims, Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of (i) the Debtors, the Chapter 11 Cases, the marketing of any of the Debtors’ assets, the Disclosure Statement, the Settlement Stipulation, the Plan and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Settlement Stipulation, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Claim or Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of the Plan or the solicitation of votes on the Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive, release or otherwise impair: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction and/or (ii) the rights of such Debtor Releasing Party to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan or assumed under the Plan or assumed under Final Order of the Bankruptcy Court.

The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released under this Debtor Release. Notwithstanding the foregoing, nothing in Article XII.B of the Plan shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, unless otherwise expressly provided for in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, under Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

2.	Release by Third Parties.

Except as otherwise expressly provided in the Plan and the Settlement Stipulation, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party (together with the Debtor Releasing Parties, the “Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) (the “Third Party Release”) from any and all Claims, Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of (i) the Debtors, the Chapter 11 Cases, the marketing of any of the Debtors’ assets, the Disclosure Statement, the Plan, the Settlement Stipulation and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, (iii) the business or contractual arrangements between any Debtor and any Released

Parties, (iv) the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Settlement Stipulation, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale or rescission of the purchase or sale of any Claim or Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of the Plan or the solicitation of votes on the Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release shall not operate to waive, release or otherwise impair: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (ii) any of the indebtedness and obligations of the Debtors and/or the Reorganized Debtors incurred under the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed under the Plan or assumed under Final Order of the Bankruptcy Court; (iii) the rights of such Non-Debtor Releasing Party to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed under the Plan or assumed under Final Order of the Bankruptcy Court; and/or (iv) any objections with respect to any Retained Professional’s final fee application or Accrued Professional Compensation Claims in these Chapter 11 Cases.

The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released under this Third Party Release.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Third Party Release; (iii) in the best interest of the Debtors and all Holders of Claims and Equity Interests; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

Notwithstanding anything to the contrary in the Plan or otherwise, any agreement of the Creditors’ Committee, the Unsecured Notes Indenture Trustee or Houlihan Lokey Capital, Inc. to “opt out” of the voluntary releases contained in the Plan shall be immediately and automatically, without further action of any party, revoked and changed to be “opt out” in the event that either (a) the Plan has been amended, modified, or supplemented in a manner inconsistent with the Settlement Stipulation (absent the consent of each of the Creditors’ Committee, the Unsecured Notes Indenture Trustee and Houlihan Lokey Capital, Inc.) or (b) the Settlement Stipulation is no longer in effect.

C.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the Released Party. The releases contained in the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.	Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by the Plan or the Confirmation Order, effective as of the Effective Date, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, including any interest accrued on such Claims or Equity Interests from and after the Petition Date, and regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, distributed or retained under the Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by the Plan or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

E.	Exculpation

Effective as of the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Entity for any claims or Causes of Action arising prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of the Plan, the Disclosure Statement, Settlement Stipulation, the Restructuring Documents or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other postpetition act taken or omitted to be taken in connection with the restructuring of the Debtors, the approval of the Settlement Stipulation, the Disclosure Statement or Confirmation or Consummation of the Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive, release or otherwise impair: (i) any Causes of Action expressly set forth in and preserved by the Plan or the Plan Supplement; (ii) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (iii) any of the indebtedness or obligations of the Debtors and/or the Reorganized Debtors incurred under the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed under the Plan or assumed under Final Order of the Bankruptcy Court, (iv) the rights of any Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan or assumed under the Plan or assumed under Final Order of the Bankruptcy Court; and/or (v) any objections with respect to any Retained Professional’s final fee application or Accrued Professional Compensation Claims in these Chapter 11 Cases; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties under, or in connection with, the above-referenced documents, actions or inactions.

The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. Notwithstanding the foregoing, nothing in Article X.II.E of the Plan shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in the Plan.

F.	Preservation of Causes of Action

1.	Maintenance of Causes of Action

Except as otherwise provided in Article XII or elsewhere in the Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Causes of Action, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases; provided, however, that the foregoing shall not be deemed to include any claims or Causes of Action (i) released under Article XII.B.1 of the Plan or (ii) exculpated under Article XII.E of the Plan to the extent of any such exculpation. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Causes of Action, in each case solely to the extent of the Debtors’ or their Estates’ interest therein, without notice to or approval from the Bankruptcy Court. Notwithstanding the foregoing, the Reorganized Debtors shall retain all claims and defenses to any Allowed Claims that are Reinstated or Unimpaired pursuant to the Plan. A further description of the retained causes of action shall be filed with the Plan Supplement.

The Debtors and/or Reorganized Debtors, as applicable, will continue the investigation, analysis, and pursuit of Causes of Action, including avoidance Causes Actions, against a number of persons, relating to, among other things, the following:

(i)	any lawsuits for, or in any way involving, the collection of accounts receivable, lien foreclosures or any matter related to the Plan;

(ii)

any actions against landlords, lessees, sublessees, or assignees arising from various leases, subleases, and assignment agreements relating thereto, including, but not limited to, actions for overcharges relating to taxes, common area maintenance and other similar charges;

(iii)	any litigation or lawsuit initiated by any of the Debtors that is currently pending, whether in the Bankruptcy Court, before the American Arbitration Association, or any other court or tribunal;

(iv)	any and all Causes of Action against any customer or vendor who has improperly asserted or taken action through setoff or recoupment; and

(v)	any and all actions, whether legal, equitable, or statutory in nature, arising out of, or in connection with, the Debtors’ business operations.

In addition, there may be numerous other Causes of Action which currently exist or may subsequently arise that are not set forth in the Plan or Disclosure Statement, because the facts upon which such Causes of Action are based are not fully or currently known by the Debtors and as a result, cannot be raised during the pendency of the Chapter 11 Cases (collectively, “Unknown Causes of Action”). The failure to list any such Unknown Cause of Action in the Plan or the Disclosure Statement is not intended to limit the rights of the Debtors or Reorganized Debtors, as applicable, to pursue any Unknown Cause of Action to the extent the facts underlying such Unknown Cause of Action become fully known to the Debtors, or the Reorganized Debtors.

The Debtors expect to disclose through supplemental filings certain material Causes of Action including avoidance Causes of Actions and other actions that they may hold against third parties. However, the Debtors have not concluded the investigation and analysis of all potential claims and Causes of Action against third parties. It is the contemplation of the Plan, that such investigation and analysis will continue post-Confirmation by the Reorganized Debtors. You should not rely on the omission of the disclosure of a claim or Cause of Action to assume that the Debtors hold no claim or Cause of Action against any third-party, including any Creditor that may be reading this Disclosure Statement and/or casting a Ballot.

2.	Preservation of All Causes of Action Not Expressly Settled or Released

The Debtors expressly reserve all Causes of Action for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the Confirmation or Consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except in each case where such Causes of Action have been expressly waived, relinquished, released, compromised or settled in the Plan, the Confirmation Order or any other Final Order, including, without limitation or any other claims or Causes of Action (i) released under Article XII.B.1 of the Plan or (ii) exculpated under Article XII.E of the Plan to the extent of any such exculpation. In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

G.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE, TO THE FULLEST EXTENT PROVIDED UNDER SECTION 524 AND OTHER APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, PERMANENTLY ENJOINED FROM (I) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY

PLACE, ANY SUIT, ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING A SETOFF OR RIGHT OF SUBROGATION OF ANY KIND; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED UNDER THE PLAN OR THE CONFIRMATION ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED OR DISCHARGED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED, DISCHARGED). ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

H.	Binding Nature of the Plan

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE PLAN SHALL BIND, AND SHALL BE DEEMED BINDING UPON, THE DEBTORS, THE REORGANIZED DEBTORS, ANY AND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, ALL PERSONS AND ENTITIES THAT ARE PARTIES TO OR ARE SUBJECT TO THE SETTLEMENTS, COMPROMISES, RELEASES, DISCHARGES, AND INJUNCTIONS DESCRIBED IN THE PLAN, EACH PERSON ACQUIRING PROPERTY UNDER THE PLAN, ANY AND ALL NON-DEBTOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES WITH THE DEBTORS AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR ENTITY (I) WILL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN, AFFIRMATIVELY VOTED TO REJECT THE PLAN OR IS CONCLUSIVELY PRESUMED TO REJECT THE PLAN.

I.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Integral Part of Plan

Each of the provisions set forth in the Plan with respect to the settlement, release, discharge, exculpation, and injunction of, for or with respect to Claims and/or Causes of Action are an integral part of the Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

K.	Preservation of Privilege and Defenses

No action taken by the Debtors or Reorganized Debtors in connection with the Plan shall be (or be deemed to be) a waiver of any privilege or immunity of the Debtors or Reorganized Debtors, as applicable, including any attorney-client privilege or work-product privilege attaching to any documents or communications (whether written or oral). The Confirmation Order shall provide that, notwithstanding the Reorganized Debtors’ providing any privileged information to the Distribution Agent or any party or person associated with the Distribution Agent, such privileged information shall be without waiver in recognition of the joint and/or successorship interest in prosecuting any Claim or Cause of Action on behalf of the Estates and shall remain privileged. The Debtors (or the Reorganized Debtors) retain the right to waive their own privileges. The Distribution Agent shall have no right to any privileged information or analysis of the Debtors or the Reorganized Debtors.

ARTICLE XIII.

RETENTION OF JURISDICTION

Under sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and the Plan as legally permissible, including, without limitation, jurisdiction to:

1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2. Decide and resolve all matters related to the granting or denial, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses authorized under the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors shall pay Retained Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3. Resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to the Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4. Resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5. Ensure that distributions to Holders of Allowed Claims are accomplished under the provisions of the Plan;

6. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan, the Plan Supplement or the Disclosure Statement;

8. Resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

9. Hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future, except for those claims or Causes of Action (i) released under Article XII.B.1 of the Plan or (ii) exculpated under Article IX.E of the Plan to the extent of any such exculpation;

10. Issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. Enforce the terms and conditions of the Plan, the Confirmation Order, and the Restructuring Documents;

12. Resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, and any other provisions contained in Article XII of the Plan and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

13. Enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

14. Resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with the Plan; and

15. Enter one or more final decrees closing the Chapter 11 Cases.

Notwithstanding the foregoing, if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in Article X of the Plan, the provisions of Article X of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XIV.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN

A.	Modification of Plan

Subject to the limitations contained in the Plan, the Debtors reserve the right, in accordance with the Bankruptcy Code, the Bankruptcy Rules (1) to amend or modify the Plan prior to the entry of the Confirmation Order in a manner consistent with the Settlement Stipulation and otherwise reasonably acceptable to the Creditors’ Committee, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, in each case in a manner consistent with the Settlement Stipulation and otherwise reasonably acceptable to the Creditors’ Committee.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved under section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation of Plan

Subject to the conditions to the Effective Date and the consent of the Creditors’ Committee (such consent not to be unreasonably withheld), the Debtors reserve the right to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if the Effective Date does not occur, then (1) the Plan shall be null and void in all respects, (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void, and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any claims by or against or any Equity Interests in such Debtor or any other Entity, (b) prejudice in any manner the rights of the Debtors or any other Entity, or (c) constitute an admission of any sort by the Debtors or any other Entity.

ARTICLE XV.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the documents and instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims and Equity Interests (irrespective of whether such Holders of Claims or Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases. The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including under Bankruptcy Rule 3020(e), 6004(g), and 7062.

B.	Additional Documents

On or before the Effective Date and in accordance with Article I.B of the Plan, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Equity Interests receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

D.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses

All fees due and payable under section 1930 of title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Except as provided in Article II.C of the Plan, each Debtor shall remain obligated to pay quarterly fees to the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

The Reorganized Debtors shall pay the liabilities and charges that they incur on or after the Effective Date for Retained Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Retained Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Retained Professionals in connection with the implementation, enforcement and Consummation of the Plan and the Restructuring Documents.

E.	Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of the Plan or the Confirmation Order, the provision of the Plan and the Confirmation Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of the Plan conflicts with a provision of the Confirmation Order, the provision of the Confirmation Order shall govern and control to the extent of such conflict. In the event that a provision of the Debtors’ Schedules, including the “Global Notes and Statement of Limitations, Methodology, and Disclaimers Regarding the Debtors’ Schedules of Assets and Liabilities and Statements of Financial Affairs” contained therein, conflicts with a provision of the Plan or the Confirmation Order, the provision of the Plan or the Confirmation Order (as applicable) shall govern and control to the extent of such conflict.

F.	Successors and Assigns

The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

G.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and the Plan is consummated. Neither the Filing of the Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

H.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

I.	Severability

If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable under its terms.

J.	Service of Documents

Any notice, direction or other communication given to the Debtors or Reorganized Debtors regarding the matters contemplated by the Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, or courier and addressed as follows:

PHI, Inc.

Attn: Robert A. Del Genio, Chief Restructuring Officer

2001 SE Evangeline Thruway

Lafayette, LA, 70508

with a copy to:

DLA Piper LLP (US)

Attn: Thomas R. Califano (thomas.califano@dlapiper.com)

1251 Avenue of the Americas

New York, NY 10020-1104

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of Article XII.J of the Plan. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

K.	Exemption from Transfer Taxes Under Section 1146(a) of the Bankruptcy Code

Under section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer of property, under or in connection with the Plan, the Restructuring Documents to the extent consummated substantially in connection with the Plan, shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States or by any other Governmental Unit, and the Confirmation Order shall direct the appropriate federal, state or local (domestic or foreign) governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the distributions to be made under the Plan or the Restructuring Documents, (ii) the issuance and distribution of the New Common Stock, and (iii) the maintenance or creation of security interests or any Lien as contemplated by the Plan or the Restructuring Documents.

L.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to the Plan provides otherwise (including with respect to Texas Rule of Civil Procedure 11), the rights, obligations, construction and implementation of the Plan and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction that would require or permit the application of the law of another jurisdiction.

M.	Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

N.	Schedules

All exhibits and schedules to the Plan, including the Exhibits and Plan Schedules, are incorporated herein and are a part of the Plan as if set forth in full herein.

O.	No Strict Construction

The Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of the Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

P.	Entire Agreement

Except as otherwise provided in the Plan or the Restructuring Documents, the Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan and the Restructuring Documents.

Q.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

R.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents under Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Confirmation Hearing to receive documents under Bankruptcy Rule 2002.

S.	Dissolution of Creditors’ Committee

On and as of the Effective Date, the Creditors’ Committee shall dissolve automatically and its members shall be released and discharged from all rights, duties and responsibilities arising from, or related to, the Chapter 11 Cases; provided, however, that, following the Effective Date, the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) applications, and any relief related thereto, for compensation by professionals or advisors to the Creditors’ Committee; and (b) any appeals of the Confirmation Order or other appeal to which the Creditors’ Committee is a party. The Reorganized Debtors shall not be responsible for paying any fees, costs, or expenses incurred by the members, professionals, or advisors to the

Creditors’ Committee incurred after the Effective Date, except for such fees, costs, or expenses incurred (and allowed under section 330 of the Bankruptcy Code) in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date under Article II.A.2 of the Plan or otherwise incurred in connection with the limited purposes set forth above; provided, however, that after the Effective Date, any Retained Professional retained by the Creditors’ Committee shall have the right to File and prosecute Accrued Professional Compensation Claims, including any appeal of any Final Order relating thereto.

T.	Dissolution of Equity Committee

On and as of the Effective Date, the Equity Committee shall dissolve automatically if it has not been disbanded prior thereto, and its members shall be released and discharged from all rights, duties and responsibilities arising from, or related to, the Chapter 11 Cases. The Reorganized Debtors shall not be responsible for paying any fees, costs, or expenses incurred by the members, professionals, or advisors to the Equity Committee after the Effective Date, except for such fees, costs, or expenses incurred (and allowed under section 330 of the Bankruptcy Code) in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date under Article II.A.2 of the Plan; provided, however, that after the Effective Date, any Retained Professional retained by the Equity Committee shall have the right to File and prosecute Accrued Professional Compensation Claims, including any appeal of any Final Order relating thereto.

U.	Section 1125(e) Good Faith Compliance

The Debtors, the Reorganized Debtors, the Creditors’ Committee and each of their respective Related Persons shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

ARTICLE XVI.

VOTING PROCEDURES

A.	Voting Procedures

The Voting Record Date is June 18, 2019. The Disclosure Statement Order established the Voting Record Date for purposes of determining, among other things, which Holders of Claims are eligible to vote on the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee can vote as the Holder of a Claim.

The Voting Deadline is July 19, 2019 at 5:00 p.m. (CDT). The Disclosure Statement Order also established the Voting Deadline as the deadline for submitting Ballots and Master Ballots, as applicable. To have votes to accept or reject the Plan counted, every registered Holder of a Claim, or such Holder’s Voting Nominee, must properly execute, complete, and deliver the Ballot or Master Ballot (as applicable) by (i) first-class mail, (ii) overnight courier, (iii) personal delivery, or (iv) electronically via the E-Ballot system or via e-mail solely with respect to the Master Ballots, as described below, in each case so that Prime Clerk actually receives the Ballot or Master Ballot (as applicable) no later than the Voting Deadline. Holders of Claims, or their Voting Nominees, should send their Ballots to Prime Clerk on or before the Voting Deadline, as indicated in below. Delivery of a Ballot by facsimile will render the corresponding vote invalid. If a Holder received a reply envelope addressed to its Voting Nominee, such Holder should allow sufficient time for its Voting Nominee to receive, process and submit its vote on a Master Ballot that must be actually received by Prime Clerk by the Voting Deadline. It is important to follow the specific instructions provided on each Ballot or Master Ballot. Except as provided in the Disclosure Statement Order or your relevant Ballot, Ballots and Master Ballots should be sent to:

By first class mail, overnight courier or hand delivery: PHI, Inc. Claims Processing Center c/o Prime Clerk LLC 850 Third Avenue, Suite 412 Brooklyn, NY 11232

By electronic, online submission:

Please visit https://cases.primeclerk.com/phi. Click on the “Submit a Claim” section of the Debtors’ website and follow the directions to submit your E-Ballot. If you choose to submit your Ballot via the E-Ballot system, you should not also return a hard copy of your Ballot.

Ballots submitted by facsimile or e-mail will not be counted.

B.	Ballots and Master Ballots Not Counted

Except as otherwise provided by the Disclosure Statement Order, no Ballot or Master Ballot will be counted toward Confirmation if, among other things: (i) it is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (ii) it was transmitted by facsimile; (iii) it was cast by an entity that is not entitled to vote on the Plan; (iv) it was cast for a Claim listed in the Schedules as contingent, unliquidated, or disputed for which the applicable bar date has passed and no proof of claim was timely filed; (v) it was cast for a Claim that is subject to an objection pending as of the Voting Record Date (unless temporarily allowed in accordance with the Disclosure Statement Order); (vi) it was sent to the Debtors, the Debtors’ agents (other than Prime Clerk), the Debtors’ financial or legal advisors, the Creditors’ Committee, or the Creditors’ Committee’s advisors, the Equity Committee, or the Equity Committee’s advisors; (vii) it is unsigned, except with respect to Ballots submitted electronically, in accordance with the procedures set forth in the Disclosure Statement Order; (viii) it is not clearly marked to either accept or reject the Plan or it is marked both to accept and reject the Plan; or (ix) it is not received by Prime Clerk before the Voting Deadline.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT PRIME CLERK TOLL-FREE AT (844) 216-8745 OR BY ELECTRONIC SUBMISSION AT HTTPS://CASES.PRIMECLERK.COM/PHI AND CLICKING ON THE “SUBMIT AN INQUIRY” TAB. ANY BALLOT OR MASTER BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER WILL NOT BE COUNTED.

ARTICLE XVII.

PROJECTIONS AND VALUATION ANALYSIS

A.	Estimated Valuation of the Reorganized Debtors

THE VALUATION INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED OR SOLD UNDER THE PLAN. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS.

Solely for purposes of the Plan and this Disclosure Statement, Houlihan Lokey has estimated the total enterprise value (the “Total Enterprise Value”) and provided a framework to calculate the implied equity value (the “Equity Value”) of the Reorganized Debtors on a going concern basis and pro forma for the transactions contemplated by the Plan.

In preparing the estimates set forth below, Houlihan Lokey has relied upon the accuracy, completeness, and fairness of financial and other information furnished by the Debtors. Houlihan Lokey did not attempt to independently audit or verify such information, nor did it perform an independent appraisal of the assets or liabilities of the Reorganized Debtors. Houlihan Lokey did not conduct an independent investigation into any of the legal or accounting matters affecting the Reorganized Debtors, and therefore makes no representation as to their potential impact on the Reorganized Debtors’ Total Enterprise Value.

The valuation information set forth in this Disclosure Statement represents a valuation of the Reorganized Debtors based on the application of standard valuation techniques. The estimated values set forth in this Section (a) do not purport to constitute an appraisal of the assets of the Reorganized Debtors; (b) do not constitute an opinion on the terms and provisions or fairness to any person, from a financial point of view, of the consideration to be received by such person under the Plan; (c) do not constitute a recommendation to any Holder of Allowed Claims as to how such Holder should vote, or how such Holder otherwise should act with respect to the Plan; and (d) do not necessarily reflect the actual market value that might be realized through a sale or liquidation of the Debtors.

In estimating the Total Enterprise Value of the Reorganized Debtors, Houlihan Lokey (i) met with the Debtors’ management team to discuss the Debtors’ operations and future prospects, (ii) reviewed the Debtors’ historical financial information, (iii) reviewed certain of the Debtors’ internal financial and operating data, (iv) reviewed certain financial analyses prepared by FTI, (v) reviewed the Financial Projections, (vi) reviewed the detailed business plan underlying the Financial Projections, and (vii) reviewed publicly-available third-party information.

The estimated values set forth herein assume that the Reorganized Debtors will achieve their Financial Projections in all material respects. Houlihan Lokey has relied on the Debtors’ representation that the Financial Projections, as at the date made: (a) were prepared in good faith; (b) were based on fully disclosed assumptions, which, in light of the circumstances under which they were made, were reasonable at the time made; and (c) reflected the Debtors’ best available estimates. Houlihan Lokey does not offer an opinion as to the attainability of the Financial Projections. As disclosed in the Disclosure Statement, the future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors and Houlihan Lokey, and consequently are inherently difficult to project.

This valuation contemplates facts and conditions known and existing as of April 26, 2019. Events and conditions subsequent to this date, including updated projections, as well as other factors, could have a substantial effect upon the Total Enterprise Value and the implied Equity Value. Among other things, failure to consummate the Plan in a timely manner may have a materially negative effect on the Total Enterprise Value. For purposes of this valuation, Houlihan Lokey has assumed that no material changes that would affect value will occur between April 26, 2019 and the contemplated Effective Date. For convenience of modeling, Houlihan Lokey has assumed a valuation date of July 31, 2019. For additional information, see Article XIX.

B.	Consolidated Projected Financial Statements

As more fully described in Section XIV of this Disclosure Statement, the Bankruptcy Code permits a debtor’s chapter 11 plan to be confirmed only if it is not likely to be followed by the debtor’s liquidation or the need for further financial reorganization, other than as provided for in its plan. This requirement of section 1129(a)(11) of the Bankruptcy Code is known as the “feasibility” requirement.

For purposes of determining whether the Plan meets this requirement, the Debtors and their advisors have analyzed the Debtors’ ability to meet their obligations under the Plan on a going-forward basis post-Effective Date. As more fully described in the Debtors’ consolidated business projections attached hereto as Exhibit C, the analysis performed by the Debtors with the assistance of Houlihan Lokey and FTI shows the Debtors’ Plan is not likely to be followed by a liquidation or need for further financial reorganization.

C.	Liquidation Analysis

Section 1129(a)(7) of the Bankruptcy Codes requires that in order to confirm a plan, each holder of a claim or interest against the debtor must either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. In order to demonstrate that the Debtors’ Plan meets this requirement, a liquidation analysis was performed by FTI in coordination with the Debtors and the Debtors’ other professionals and is attached hereto as Exhibit E. Based on this analysis, the Debtors submit that each Impaired Class will receive under the Plan a recovery equal to or greater than the value such Class would receive under a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

ARTICLE XVIII.

CONFIRMATION

A.	The Confirmation Hearing

Before the Debtors may implement the Plan, the Bankruptcy Code requires that the Bankruptcy Court, after notice, hold a confirmation hearing with respect to the Plan if the required majorities have approved after solicitation. The Confirmation Hearing in respect of the Plan has been scheduled to commence on July 30, 2019 at [•]. (CDT) before the Honorable Harlin D. Hale, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, 1100 Commerce Street, 14th Floor, Courtroom 3, Dallas, Texas 75242-1496. The Confirmation Hearing may be adjourned from time to time by the Debtors without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount and description of the Claim and/or Equity Interest held by the objector. Any such objection must be filed with the Bankruptcy Court and served in accordance with the Disclosure Statement Order on or before July 22, 2019 at 5:00 p.m. (CDT). Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

B.	Confirmation

Notwithstanding the fact that the Plan is a single document, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Equity Interests under the Bankruptcy Code. Subject to the satisfaction or waiver of the conditions set forth in Article VIII of the Plan, the Debtors may choose to confirm and consummate all or less than all of such plans of reorganization without any further amendment of the Plan.

At the confirmation hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are satisfied. Among the requirements for confirmation of a plan are that the plan is:

•	accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class;

•	feasible; and

•	in the “best interests” of creditors and stockholders that are impaired under the plan.

1.	Acceptance

Acceptance of the Plan need only be solicited from holders of Claims whose Claims belong to a Class that is impaired and not deemed to have accepted or rejected the Plan.

If any impaired Class of Claims entitled to vote does not accept the Plan by the requisite statutory majority provided in sections 1126(c) and (d) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with section 1127 of the Bankruptcy Code or to seek Bankruptcy Court confirmation of the Plan under section 1129(b) of the Bankruptcy Code (a procedure known as “cram down”), or both. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing. With respect to Impaired Classes of Claims that are deemed to reject the Plan, the Debtors will request that the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code. See Section Article XVIII.B.3, entitled “Cram Down.”

2.	Confirmation Standards

a.	Overview

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. Confirmation of a plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

•	the plan complies with the applicable provisions of the Bankruptcy Code;

•	the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•	the plan has been proposed in good faith and not by any means forbidden by law;

•

any payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the bankruptcy court as reasonable;

•

the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office of such individual, must be consistent with the interests of creditors and equity security holders and with public policy, and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain and the nature of any compensation for such insider;

•

with respect to each impaired class of claims or interests, either each Holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such Holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

•	each class of claims or interests has either accepted the plan or is not impaired under the plan;

•

except to the extent that the Holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims (other than priority tax claims) will be paid in full on the Effective Date (except that if a class of priority claims has voted to accept the plan, Holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims) and that Holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims;

•	if a class of claims is impaired, at least one impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

•

confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

•

Subject to receiving the requisite votes in accordance with section 1129(a)(8) of the Bankruptcy Code and the “cram down” of Classes not receiving any distribution under the Plan, the Debtors believe that:

•	the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•	the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

•	the Plan has been proposed in good faith.

Set forth below is a more detailed summary of the relevant statutory confirmation requirements.

b.	Best Interests of Holders of Claims and Interests

The “best interests” standard requires that the Bankruptcy Court find either:

•	that all members of each Impaired Class have accepted the Plan; or

•

that each Holder of an Allowed Claim or Equity Interest of each Impaired Class of Claims will receive or retain on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

The first step in ascertaining whether the Debtors meet this standard is to determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in a chapter 7 liquidation case. The gross amount of cash available in such a liquidation would be the sum of the proceeds from the disposition of the Debtors’ assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case. This gross amount would be reduced by the amount of any Allowed Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the liquidation of the Debtors’ business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict accordance with the order of priority of claims contained in section 726 of the Bankruptcy Code.

As discussed in the Debtors’ Liquidation Analysis attached to this Disclosure Statement as Exhibit E, the Debtors have determined that confirmation of the Plan will provide each creditor and interest holder with a recovery that is not less than it would receive under a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. See Exhibit E for a further discussion of how the Plan satisfies the “best interests” test.

c.	Financial Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors unless such liquidation or reorganization is proposed in the Plan.

As of the Effective Date, the Debtors believe they will have sufficient funds to satisfy Claims under the treatment set forth in the Plan as well as to implement the Plan.

3.	Cram Down

The Debtors intend to seek to cram down the Plan on any Class of Claims in Impaired Classes that vote against or are deemed to reject the Plan.

The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the plan. The “cram down” provisions of the Bankruptcy Code are set forth in section 1129(b) of the Bankruptcy Code.

Under the “cram down” provisions, on the request of a plan proponent the bankruptcy court will confirm a plan despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that:

•	the plan does not discriminate unfairly with respect to each non-accepting impaired class;

•	the plan is fair and equitable with respect to each non-accepting impaired class; and

•	at least one impaired class has accepted the plan.

These standards ensure that Holders of junior interests, such as common stockholders, cannot retain any interest in the debtor under a plan of reorganization that has been rejected by a senior impaired class of claims or interests unless the claims or interests in that senior impaired class are paid in full.

As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have narrow and specific meanings unique to bankruptcy law. A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate Classes for the Holders of each type of Claim or Equity Interest and by treating each Holder of a Claim or Equity Interest in each Class similarly, the Plan has been structured in order to satisfy the “unfair discrimination” test of section 1129(b) of the Bankruptcy Code.

The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable” with respect to a dissenting class, depending on whether the class is comprised of secured claims, unsecured claims. In general, section 1129(b) of the Bankruptcy Code permits confirmation of a plan despite non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule. This rule requires that the dissenting class be paid in full before a junior class may receive anything under the plan. The Bankruptcy Code establishes “cram down” tests for secured creditors, unsecured creditors and equity holders as follows:

•

Secured Creditors. Either: (1) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim; (2) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim; or (3) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as described in clauses (1) and (2) above.

•

Unsecured Creditors. Either: (1) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim; or (2) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•

Equity Interests. Either: (1) each holder of an equity interest will receive or retain under the plan property of a value equal to the greater of the fixed liquidation preference to which such holder is entitled, or the fixed redemption price to which such Holder is entitled or the value of the interest; or (2) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

In addition, the Bankruptcy Code requires that a debtor demonstrate that no class senior to a non-accepting impaired class will receive more than payment in full on its claims.

If all of the applicable requirements for confirmation of the Plan are satisfied as set forth in sections 1129(a)(1) through (13) of the Bankruptcy Code, except that one or more Classes of Impaired Claims have failed to accept the Plan under section 1129(a)(8) of the Bankruptcy Code, the Debtors will request that the Bankruptcy Court confirm the Plan under the “cram down” procedures in accordance with section 1129(b) of the Bankruptcy Code. The Debtors believe that the Plan satisfies the “cram down” requirements of the Bankruptcy Code, but there can be no assurance that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code or that at least one Impaired Class of Claims will vote to accept the Plan, as required for confirmation of a Plan under the “cram down” procedures. The Debtors have retained the right to exclude one or more Debtors or Debtor groups from the Plan, which they may choose to do in the event that they are unable to “cram down” a dissenting Class.

C.	Consummation

The Plan will become effective and be consummated on the Effective Date. As used in this Disclosure Statement, the “Effective Date” means the first Business Day on or after the Confirmation Date specified by the Debtors on which the conditions precedent to the effectiveness of the Plan, as set forth in Section VIII of the Plan, have been satisfied or waived. For a more detailed discussion of the conditions precedent to the Plan and the consequences of the failure to meet these conditions, see Article XI, entitled “Conditions Precedent to Confirmation and Consummation of the Plan.”

From and after the occurrence of the Effective Date, the Plan will be implemented under its terms, consistent with the provisions of the Bankruptcy Code.

ARTICLE XIX.

RISK FACTORS

Before voting to accept or reject the Plan, Holders of Claims against the Debtors should read and consider carefully the following risk factors, the risk factors set forth in Item 1A of Risk Factors of the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019, all other information set forth in this Disclosure Statement, the Plan and all other documents delivered with or incorporated by reference in this Disclosure Statement and the Plan. These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan, its implementation, or the Debtors’ businesses and operations following the Effective Date.

A.	Risk Factors Relating to the Chapter 11 Cases

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of Holders of Claims in such Impaired Classes. If the Plan is not consummated, any settlement, compromise, or release embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed under the Plan, shall be null and void.

1.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims in such class. The Debtors believe that the classification of the Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Equity Interests, each encompassing Claims and Equity Interests that are substantially similar to the other Claims and Equity Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	Failure to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims and Allowed Equity Interests as those proposed in the Plan.

3.	The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting Holders of claims within a particular class under such plan will not be less than the value of distributions such Holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim or an Allowed Equity Interest might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that this Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims and Allowed Equity Interests would receive with respect to their Allowed Claims and Allowed Equity Interests.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in a less favorable treatment of any Class than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan. Changes to the Plan may also delay the confirmation of the Plan and the Debtors’ emergence from bankruptcy.

4.	Nonconsensual Confirmation

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation of the Plan may result in, among other things, increased expenses and the expiration of any commitment to provide support for the Plan, financially or otherwise.

5.	The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is or may be subject to an objection. Any Holder of a Claim that is or may be subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

6.	Risk of Non-Occurrence of the Effective Date

The occurrence of the Effective Date is subject to certain conditions precedent as described in Article VIII of the Plan, including, among others, those relating to consummation of the Plan, as well as the receipt of any necessary regulatory approvals. If such conditions are not met or waived in accordance with the Plan, the Effective Date will not occur could result in the Plan not being consummated or the Confirmation Order being vacated.

7.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims and Allowed Equity Interests to be subordinated to other Allowed Claims and Allowed Equity Interests. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims and Allowed Equity Interests under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

8.	The Actual Amount of Allowed Claims May Differ From the Estimated Claims and Adversely Affect the Percentage Recovery of Claims

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

9.	Release, Injunction, and Exculpation Provisions May Not Be Approved

Article IX of the Plan provides for certain releases, injunctions, and exculpations. All of the releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If they are not approved, the Plan likely cannot be confirmed and likely cannot go effective.

10.	Certain Liabilities May Not Be Fully Extinguished as a Result of the Confirmation of the Plan

If an Impaired Class of Claims entitled to vote does not vote to accept the Plan, the Debtors may choose to exclude the Debtor group to which such Class relates or one or more Debtors in such Debtor group from the Plan. If one or more Debtors or Debtor groups are excluded from the Plan, none of the creditors of such Debtors or Debtor groups would receive a distribution under the Plan. The exclusion of a Debtor or Debtor group could have a material adverse effect on the creditors of such Debtor or Debtor group, would prolong the Chapter 11 Case as it related to such Entity/ies, and would delay the distribution to such Debtor group(s)’ creditors.

11.	Risks Regarding Financial Projections

The financial projections set forth in Exhibit C to this Disclosure Statement represent the Debtors’ estimate of the Reorganized Debtors’ future financial performance based on currently known facts and assumptions about the Reorganized Debtors’ future operations as well as the U.S. and world economy in general and the industry segments in which the Debtors exist in particular. The Reorganized Debtors’ actual financial results may differ significantly from the financial projections set forth on Exhibit C. If the Reorganized Debtors do not achieve their projected financial results, they may lack sufficient liquidity to continue as planned after the Effective Date. Moreover, the financial condition and results of Reorganized Debtors from and after the Effective date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

12.	Certain Tax Implications of the Chapter 11 Cases

Holders of Claims and Equity Interests should carefully review Article XXI hereof to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors and certain Holders of Claims and Equity Interests.

13.	Confirmation and Consummation May Be Delayed if the Debtors Have to Resolicit.

If the Debtors resolicit acceptances of the Plan from the parties entitled to vote thereon, the confirmation of the Plan could be delayed and possibly jeopardized. Non-confirmation of the Plan could result in an extended chapter 11 proceeding, during which time the Debtors could experience significant deterioration in their relationships with trade vendors and/or major customers.

B.	Risks Related to Securities Issued by the Parent

1.	There can be no assurance that the Reorganized Debtors’ New Common Stock will be publicly traded.

There can be no assurance that the New Common Stock will be listed for trading, nor can any assurance be given as to the prices at which such shares might be traded. The New Common Stock likely will not be listed or traded on any securities exchange on the Effective Date. If a trading market does not develop, holders of the New Common Stock may experience difficulty in reselling such securities or may be unable to sell them at all. Such securities could trade at prices higher or lower than the value of the New Common Stock implied by the stipulated plan equity value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors.

2.	The value of the equity securities of the Parent may be volatile and may be affected by market conditions beyond the Debtors’ control.

The value of the equity securities of the Parent may be volatile and adversely affected by a number of factors, including many of the risks described in this Disclosure Statement as well as the actual results and prospects of the Debtors and their subsidiaries. Additionally, market fluctuations have and could continue to result in volatility in the share price of the equity securities of the Parent, which could cause a decline in the value of the stock.

3.	The New Common Stock is subject to potential dilution.

The ownership percentage represented by the New Common Stock outstanding on the Effective Date will be subject to dilution from any other shares that may be issued post-emergence as authorized by the Reorganized Debtors’ board post-emergence, including through the Management Incentive Plan. In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Stock. The amount and dilutive effect of any of the foregoing could be material.

4.	Certain Holders of equity securities of the Parent may be restricted in their ability to transfer or sell their securities.

To the extent that the New Common Stock issued under the Plan is covered by section 1145(a)(1) of the Bankruptcy Code, it may be resold by the holders thereof without registration under the Securities Act, provided that the holder is not an “underwriter” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities. Resales by Persons who receive New Common Stock under the Plan that are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code would not be exempted from registration under the Securities Act by Bankruptcy Code section 1145. Such Persons only would be permitted to resell such equity securities without registration if they are able to comply with an applicable exemption from registration, which would be the case in connection with a resale transaction satisfying the conditions to Rule 144 under the Securities Act.

To the extent that the New Common Stock to be received are covered by Section 4(a)(2) of the Securities Act, the New Common Stock are “restricted securities” within the meaning of Rule 144 under the Securities Act and subject to the transfer restrictions applicable thereto.

5.	A small number of Holders or voting blocs may control the Reorganized Debtors.

Consummation of the Plan may result in a small number of persons owning a significant percentage of the New Common Stock. These persons may, among other things, exercise a controlling influence over the Reorganized Debtors and have the power to elect directors and approve significant transactions.

6.

The estimated valuation of the Reorganized Debtors and the New Common Stock and the estimated recoveries to Holders of Allowed Claims are not necessarily representative of private or public sale values of the New Common Stock.

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the private or public sale values of the New Common Stock. The estimated recoveries are based on numerous assumptions (the realization of many of which are beyond the control of the Reorganized Debtors), including, without limitation: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; and (e) the continued receptivity of the Company’s customers and vendors continuing to engage and vendors continuing to engage in business with the Company.

7.	No Intention to Pay Dividends

It is not anticipated that any Holder will pay any dividends on the New Common Stock as it expects to retain any future cash flows for debt reduction and to support its operations. As a result, the success of an investment in the New Common Stock will depend entirely upon any future appreciation in the value of the New Common Stock. There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain its initial value.

C.	Additional Risk Factors

1.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

2.	No Representations Outside this Disclosure Statement are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

3.	No Legal or Tax Advice is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or Equity Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Equity Interest. This Disclosure Statement is not legal advice. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

ARTICLE XX.

SECURITIES LAWS MATTERS

The issuance of New Common Stock under the Plan raise certain securities law issues under the Bankruptcy Code and federal and state securities laws that are discussed in this section. The information in this section should not be considered applicable to all situations or to all Holders of Claims receiving New Common Stock. Holders of Claims should consult their own legal counsel concerning the facts and circumstances relating to the transfer of New Common Stock.

PHI does not intend to file a registration statement under the Securities Act or any state securities laws relating to the initial issuance on the Effective Date of the New Common Stock. The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the initial issuance on the Effective Date of the New Common Stock to Holders of Claims in connection with the Plan from federal and state securities registration requirements.

A.	Issuance and Delivery of Securities

Section 1145(a)(1) of the Bankruptcy Code exempts the issuance of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied:

•

the securities must be issued “under a plan” of reorganization and must be securities of the debtors, of an affiliate “participating in a joint plan” with the debtors or of a successor to the debtors under the plan;

•	the recipients of the securities must hold a prepetition or administrative expense claim against the debtors or an interest in the debtors or such affiliate; and

•	the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtors, or “principally” in such exchange and “partly” for cash or property.

The Debtors believe that the issuance of New Common Stock in connection with the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is therefore exempt from registration under the Securities Act and state securities laws.

B.	Subsequent Transfers Under Federal Securities Laws

In general, all resales and subsequent transactions involving New Common Stock issued to Holders of Claims on the Effective Date in connection with the Plan will be exempt from registration under the Securities Act under section 4(a)(1) of the Securities Act, unless the Holder is deemed to be an “underwriter” with respect to such securities, an “affiliate” of the issuer of such securities or a “dealer.” Section 1145(b)(1) of the Bankruptcy Code defines four types of “underwriters”:

•

persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtors with a view to distributing any security received or to be received in exchange for such a claim or interest (“accumulators”);

•	persons who offer to sell securities offered or sold under a plan for the Holders of such securities (“distributors”);

•

persons who offer to buy securities offered or sold under a plan from the Holders of the securities, if the offer to buy is (1) with a view to distributing such securities and (2) made under an agreement in connection with the plan or with the issuance of securities under the plan; and

•	a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(a)(11) of the Securities Act.

Under section 2(a)(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly controlling, or controlled by, the issuer, or any person under direct or indirect common control with the issuer. Under section 2(a)(12) of the Securities Act, a “dealer” is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. The determination of whether a particular person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued under the Plan, or would be deemed a “dealer,” would depend on various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an “underwriter” or an “affiliate” with respect to any security to be issued under the Plan or would be a “dealer.”

Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

C.	Subsequent Transfers Under State Law

The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of the New Common Stock issued under the Plan.

Any person intending to rely on these exemptions is urged to consult his or her own counsel as to their applicability to his or her circumstances.

The foregoing summary discussion is general in nature and has been included in this Disclosure Statement solely for informational purposes. We make no representations concerning, and do not provide, any opinions or advice with respect to the securities or the bankruptcy matters described in this disclosure statement. In light of the uncertainty concerning the availability of exemptions from the relevant provisions of federal and state securities laws, we encourage each Holder and party-in-interest to consider carefully and consult with its own legal advisors with respect to all such matters. Because of the complex, subjective nature of the question of whether a security is exempt from the registration requirements under the federal or state securities laws or whether a particular Holder may be an underwriter, we make no representation concerning the ability of a person to dispose of the securities issued under the Plan.

ARTICLE XXI.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain Holders of Claims. The discussion only addresses such consequences to the Holders entitled to vote on the Plan that are receiving New Common Stock and/or New Warrants pursuant to the Plan.

The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS or a court of law will adopt. In addition, this summary does not generally address foreign, state, local or non-U.S. estate or gift-tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as Non-U.S. Holders, broker dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations and investors in pass-through entities). This summary assumes that Holders of Claims receiving New Common Stock and/or New Warrants hold such Claims as “capital assets” within the meaning of Section 1221 of the Tax Code. In addition, this discussion does not address the U.S. alternative minimum tax rules.

For purposes of this summary, a “U.S. Holder” means a Holder of a Claim that, in any case, is, for U.S. federal income tax purposes: (i) an individual that is a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” means a Holder of a Claim that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), estate or trust.

If an entity taxable as a partnership for U.S. federal income tax purposes holds a Claim, the U.S. federal income tax treatment of a partner (or other owner) of the entity generally will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult an independent tax advisor as to the tax consequences of the Plan.

This discussion assumes that the various third-party debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form. The Debtors believe, and the following discussion assumes, that the New Warrants are properly treated as “stock” for U.S. federal income tax purposes. If the New Warrants are not treated as stock for tax purposes, the consequences to Holders receiving, exercising and realizing value with respect to New Warrants may be materially different from what is described herein.

In addition, the Debtors are contemplating forming a new holding company as their immediate parent (“New Holding Company”) to act as the issuer of New Common Stock and/or New Warrants. If the New Holding Company structure will be pursued, the anticipated tax consequence of the issuance of New Common Stock and/or New Warrants may differ from the tax consequences descried herein.

The following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a Holder of a Claim or an Equity Interest.

All Holders of Claims should seek tax advice based on their particular circumstances from an independent tax advisor regarding the federal, state, local, and other tax consequences of the transactions contemplated by the Plan, including with respect to the New Warrants.

A.	U.S. Federal Income Tax Consequences to the Debtors

1.	Cancellation of Debt Income

Generally, a corporation will recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, (generally, the amount received upon incurring the obligation plus the amount of any previously amortized original issue discount (“OID”) and less the amount of any previously amortized bond premium), over (b) the sum of (x) the amount of cash paid, and (y) the issue price of any new indebtedness of the taxpayer issued and (z) the fair market value of any other new consideration (including stock of the debtor) given in satisfaction of such indebtedness at the time of the exchange.

In accordance with Section 108(e)(2) of the Tax Code, a corporation will not, however, be required to include any amount of COD income in gross income to the extent that payment of the liability would have given rise to a deduction. Also, COD income is not recognized by a taxpayer that is a debtor in a title 11 (bankruptcy) case if a discharge is granted by the court or under a plan approved by the court (the “bankruptcy exception”).

The Tax Code provides that where COD income is excluded because of the bankruptcy exception, the debtor must reduce certain of its tax attributes—such as NOLs, current year losses, tax credits and tax basis in property—by the amount of any excluded COD income after the determination of the federal income tax for the year of the discharge of the debt. To the extent the amount of COD income exceeds the tax attributes available for reduction; the remaining COD income will generally not result in further current or future tax cost to the debtor.

Special rules apply where the excluded COD income is recognized by a debtor that is a member of a consolidated group. Under these rules, the tax attributes of the debtor member (including consolidated tax attributes attributable to the debtor member) are first subject to reduction. To the extent that the excluded discharge of indebtedness income exceeds the tax attributes of the debtor member (including consolidated tax attributes attributable to the debtor member), the regulations generally require the reduction of certain consolidated tax attributes attributable to other members of the group. If one of the attributes of the debtor member reduced under the above rules is the basis of stock of another member of the group, a “look-through rule” applies requiring that certain corresponding reductions be made to the tax attributes of the lower-tier member (including consolidated tax attributes attributable to such lower-tier member).

The Debtors anticipate that some of them will recognize COD income as a result of the discharge of Claims under the Plan. The amount of the COD will depend, in part, on the value of the new debt and/or equity issued under the Plan. Under the rules discussed above, unless an election is made to reduce depreciable asset basis first, the NOLs available to a Debtor may be substantially reduced or eliminated as a result of this COD income. Other tax attributes may also be reduced.

2.	Utilization of Net Operating Loss Carryovers.

In general, when there is a fifty percent (50%) ownership change of a loss corporation during a three-year period, the ownership change rules in Section 382 of the Tax Code limit the utility of NOLs on an annual basis to the product of the fair market value of the corporate equity immediately before (as discussed below, immediately after) the ownership change, multiplied by a hypothetical interest rate published monthly by the IRS called the “long-term tax-exempt rate.” In any given year, this limitation may be increased by certain built-in gains realized after, but accruing economically before, the ownership change and the carryover of unused Section 382 limitations from prior years. On the other hand, if at the date of an ownership change, the adjusted basis for federal income tax purposes of a debtor’s assets exceeds the fair market value of such assets by prescribed amounts (a “net unrealized built-in loss”) then, upon the realization of such net unrealized built-in losses during a five-year period beginning on the date of the ownership change, such losses are treated as if they were part of the NOL, rather than the current deduction, and are also subject to the Section 382 limitation.

An exception to the foregoing annual limitation rules generally applies when existing shareholders and “qualified creditors” of a debtor corporation under the jurisdiction of a court in a title 11 case receive, in respect of their claims or interests, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy under title 11) under a confirmed plan (the “Section 382(l)(5) Exception”). Under the Section 382(l)(5) Exception, a debtor’s pre-change losses are not limited on an annual basis, but instead NOL carryforwards will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the Section 382(l)(5) Exception applies and a debtor undergoes another ownership change within two years after the effective date of the plan of reorganization, then the debtor’s pre-change losses effectively are eliminated in their entirety. For purposes of the Section 382(l)(5) Exception, a “qualified creditor” generally consists of certain long-term creditors (who held the claims continuously for at least 18 months prior to the filing of the bankruptcy petition) or ordinary course creditors (e.g., trade creditors). If a debtor qualifies for the Section 382(l)(5) Exception, the exception applies unless the debtor affirmatively elects for it not to apply.

Where the Section 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the Section 382(l)(5) Exception), a second special rule will generally apply (the “Section 382(l)(6) Exception”). Under the Section 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an ownership change to be determined before the events giving rise to the change. The Section 382(l)(6) Exception also differs from the Section 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and the debtor could undergo a change of ownership within two years of the Effective Date without triggering the complete elimination of its pre-change losses.

As discussed in Article XXI.A.1. – “Cancellation of Debt Income” above, unless an election is made to first reduce the basis of depreciable property, the NOLs of the Reorganized Debtors will be reduced to the extent COD income is excluded from taxable income under the bankruptcy exception. The implementation of the Plan is expected to give rise to an ownership change for purposes of Section 382. As a result, in addition to any reduction of NOLs and potentially other tax attributes for COD income, any NOLs and certain other tax attributes of the Reorganized Debtors will be subject to the Section 382 limitation unless the Reorganized Debtors are eligible for, and don’t elect out of, the Section 382(l)(5) Exception. The Debtors have not yet determined whether the implementation of the Plan will qualify for the Section 382(l)(5) Exception or, if it does qualify, whether an election not to apply such exception will be made. If the Section 382(l)(5) Exception does not apply or the Reorganized Debtors elect not to use such exception, the Section 382 limitation is expected to substantially limit the Reorganized Debtors’ use of remaining NOLs.

B.	U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims

1.	Distribution in Discharge of Claims or Equity Interests

In general, the U.S. federal income tax treatment of Holders of Claims that receive New Common Stock and/or New Warrants in satisfaction of their Claims will depend, in part, on whether the receipt of such consideration under the Plan qualifies as an exchange of stock or securities pursuant to a tax free transaction or if, instead, the consideration under the Plan is treated as having been received in a fully taxable disposition. Whether the receipt of New Common Stock or New Warrants under the Plan qualifies for reorganization treatment will depend on, among other things, whether the Claim being exchanged constitutes a “security” and the manner in which the Plan is implemented.

Neither the Tax Code nor the Treasury Regulations promulgated thereunder defines the term “security.” Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. The Debtors intend to take the position, although not free from doubt, that the Unsecured Notes do not constitute “securities.”

Each Holder of an Allowed Claim should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the treatment of the implementation of the Plan as a taxable transaction or a tax free transaction. The remainder of this discussion assumes that the Unsecured Notes are not securities for U.S. federal income tax purposes and the Plan will be implemented in a manner such that Holders of Claims receiving New Common Stock and/or New Warrants in satisfaction of their Claims pursuant to the Plan will be treated as having their Claims satisfied in a fully taxable disposition.

If the satisfaction of Claims with New Common Stock and/or New Warrants is a taxable transaction for a U.S. Holder of such Claims, the precise U.S. federal income tax consequences of the implementation of the Plan to such a U.S. Holder of an Allowed Claim will depend, among other things, upon the origin of the Holder’s Claim, when the Holder receives payment in respect of such Claim, whether the Holder reports income using the accrual or cash method of tax accounting, whether the Holder acquired its Claim at a discount, or whether the Holder has taken a bad debt deduction or worthless security deduction with respect to such Claim.

Generally, the U.S. Holder of an Allowed Claim will realize gain or loss on the exchange under the Plan of its Allowed Claim for New Common Stock and/or New Warrants in an amount equal to the difference between (i) the fair market value on the date of the exchange of any New Common Stock and/or New Warrants received by the U.S. Holder (other than any consideration attributable to an Allowed Claim for accrued but unpaid interest described more fully below), and (ii) the adjusted tax basis of the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the U.S. Holder’s taxable income). The character of such gain or loss as long-term capital gain or loss or as ordinary will be determined by a number of factors, including (but not limited to) the tax status of the U.S. Holder, whether the Allowed Claim has been held for more than one year, whether the Allowed Claim has bond premium or market discount, and whether and to what extent the U.S. Holder previously claimed a bad debt deduction with respect to the Allowed Claim. Gain or loss realized must be calculated separately for each identifiable Allowed Claim surrendered, and the deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in New Common Stock and/or New Warrants (other than attributable to accrued but unpaid interest, if any, , as described more fully below) should equal the fair market value of New Common Stock and/or New Warrants on the Effective Date. A U.S. Holder’s holding period for the New Common Stock and/or New Warrants should begin on the day following the Effective Date.

Accrued but Untaxed Interest. To the extent a U.S. Holder of an Allowed Claim receives consideration that is attributable to unpaid accrued interest on the Allowed Claim, the U.S. Holder will be required to treat such consideration as a payment of interest (except to the extent of unpaid accrued interest previously included in gross income by the U.S. Holder). In this regard, the Plan provides that distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount (as determined for U.S. federal income tax purposes) of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims. Notwithstanding this Plan provision, there is general uncertainty regarding the extent to which the receipt of cash or other property should be treated as attributable to unpaid accrued interest. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. A U.S. Holder’s tax basis in property received pursuant to the Plan that is considered attributable to unpaid accrued interest should be equal to the amount of interest income treated as satisfied by the receipt of the property, and its holding period in the property should begin on the day after the Effective Date. A U.S. Holder generally will be entitled to recognize a loss to the extent any accrued interest previously included in its gross income is not paid in full. Although not entirely clear, such a loss may be treated as an ordinary loss rather than a capital loss.

U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST.

2.	Market Discount

Where gain is recognized by a U.S. Holder in respect of its Allowed Claim, the character of such gain as capital gain or ordinary income will be determined by a number of factors, including whether the Allowed Claim was acquired at a market discount. A U.S. Holder that purchased its Allowed Claim from a prior Holder at a market discount may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with market discount if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in such instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount (equal to the product of 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, and the number of remaining whole years to maturity).

Under the market discount rules, assuming that the U.S. Holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such Claims to their maturity date, unless the U.S. Holder irrevocably elected to compute the accrual on a constant yield basis.

Each U.S. Holder of an Allowed Claim should consult its own tax advisor to determine whether gain or loss recognized by such U.S. Holder will be long-term capital gain or loss and the specific tax effect thereof on such U.S. Holder.

3.	Limitation on Use of Capital Losses

A U.S. holder of an Allowed Claim who recognizes capital losses as a result of the implementation of the Plan will be subject to limits on the use of such capital losses. For a non-corporate holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains. A non-corporate holder may carry over unused capital losses and apply them against future capital gains and a similar portion of their ordinary income for an unlimited number of years. For corporate holders, capital losses may only be used to offset capital gains. A corporate holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year, but may carry over unused capital losses for only the five years following the capital loss year.

4.	Tax Consequences of Owning and Disposing of New Common Stock and New Warrants

Distributions. A U.S. Holder of New Common Stock and/or New Warrants generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock and/or New Warrants to the extent such distributions are paid out of the Debtors’ current or accumulated earnings and profits as determined for U.S. federal income tax purposes. “Qualified dividend income” received by a non-corporate U.S. Holder is subject to preferential tax rates. Distributions not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. Holder’s adjusted tax basis in the New Common Stock and/or New Warrants, but not below zero, and then will be treated as gain from a sale or exchange of the New Common Stock and/or New Warrants to the extent of any excess. U.S. Holders that are treated as corporations for U.S. federal income tax purposes may be entitled to a dividends received deduction with respect to distributions out of the Debtors’ earnings and profits.

Under Section 305 of the Tax Code, certain transactions that affect an increase in the proportionate interest of a shareholder or warrant holder (treating warrants as stock for this purpose) in the corporation’s assets are treated as creating deemed distributions to such shareholder or warrant holder in respect of such “stock” interest. Any deemed distribution will be taxed and reported to the IRS in the same manner as an actual distribution on stock (described above), and thus could potentially be taxable as a dividend (in whole or in part), despite the absence of any actual payment of cash (or property) to the holder in connection with such distribution. In particular, subject to the final terms of the New Warrant, a Holder of a New Warrant may be entitled to certain adjustments to the amount of stock receivable upon exercise of such New Warrant and/or the exercise price thereof as a result of cash distributions on and certain other distributions or adjustments with respect to the New Common Stock, including with respect to any “anti-dilution” rights. As a result, under certain circumstances, a U.S. Holder of a New Warrant may be treated as receiving a constructive distribution for U.S. federal income tax purposes, which would be taxable in a manner similar to an ordinary distribution on stock (as described above). However, it is not entirely clear whether a constructive distribution deemed paid to a non-corporate U.S. Holder would be eligible for the preferential tax rates as described above. It is also not entirely clear whether corporate U.S. Holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. U.S. Holders should consult their tax advisors as to the tax consequences of holding New Warrants (which, as previously indicated, is assumed to be properly treated as “stock” for all U.S. federal income tax purposes) and of the possibility that the Holder will be treated as receiving constructive distributions with respect to such New Warrants.

Sale or Other Taxable Disposition. A U.S. Holder of New Common Stock and/or New Warrants will recognize gain or loss upon the sale or other taxable disposition of New Common Stock and/or New Warrants equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the New Common Stock and/or New Warrants. Subject to the recapture rules under Section 108(e)(7) of the Tax Code, any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Common Stock and/or New Warrants, as the case may be, for more than one year as of the date of disposition. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and non-corporate taxpayers.

C.	Non U.S. Holders

The rules governing U.S. federal income taxation of a Non-U.S. Holder are complex. The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, and local tax laws, as well as any other applicable non-U.S. tax laws and/or treaties, with regard to their participation in the transactions contemplated by the Plan, their ownership of Allowed Claims and the ownership, exercise and disposition of New Common Stock and/or New Warrants, as applicable.

1.	Distributions in Discharge of Claims

Whether a Non-U.S. Holder will recognize gain or loss in connection with the receipt of New Common Stock and/or New Warrants in satisfaction of their Claims pursuant to the Plan, will be determined as described above under the discussion applicable to U.S. Holders. If a Non-U.S. Holders recognizes gain on such exchange, subject to the discussions below regarding FATCA (as defined below) and backup withholding, any such gain recognized by a Non-U.S. Holder on the exchanges generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the relevant sale, exchange or other taxable disposition occurs and certain other conditions are met, or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, to the extent that any gain is recognized, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed its capital losses allocable to U.S. sources during the taxable year of the exchange.

If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain recognized in the same manner as a U.S. Holder. Such gain generally will not be subject to withholding tax, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or a successor form). In addition, if such Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	Distributions on New Common Stock and/or New Warrants

Any distributions made with respect to New Common Stock and/or New Warrants, including distributions treated as made as described above under the discussion applicable to U.S. Holders, will constitute dividends for U.S. federal income tax purposes to the extent such distributions are paid out of the Reorganized Debtors’ current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Except as described below, dividends paid with respect to New Common Stock and/or New Warrants held by a Non-U.S. Holder that are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E, as applicable (or a successor form), or other applicable IRS Form W-8, upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Stock and/or New Warrants held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will not be subject to withholding tax, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or a successor form). However, such dividends generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

3.	Gain Recognition from the Sale, Redemption or Repurchase of New Common Stock and/or New Warrants

If a Non-U.S. Holder recognizes gain in connection with the sale, redemption, repurchase or other disposition of New Common Stock and/or New Warrants, subject to the discussions below regarding FATCA (as defined below) and backup withholding, any such gain recognized by a Non-U.S. Holder generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the relevant sale, exchange or other taxable disposition occurs and certain other conditions are met, (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) or (c) the issuer of the New Common Stock and/or New Warrants is or has been during a specified testing period a “U.S. real property holding corporation” (a “USRPHC”) as defined in Section 897 of the Tax Code.

If the first exception applies, to the extent that any gain is recognized, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed its capital losses allocable to U.S. sources during the taxable year of the exchange.

If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain recognized in the same manner as a U.S. Holder. Such gain generally will not be subject to withholding tax, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or a successor form). In addition, if such Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

With respect to the third exception above, the Debtors do not believe that the issuer of the New Common Stock and/or New Warrants has been or currently is, and does not expect the Reorganized Debtors to become, a USRPHC. Because the determination of whether the issuer of the New Common Stock and/or New Warrants is a USRPHC depends, however, on the fair market value of its “U.S. real property interests” relative to the fair market value of its non-U.S. real property interests and its other business assets, there can be no assurance that such issuer is not and in the future will not become a USRPHC. If the issuer of the New Common Stock and/or New Warrants become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of New Common Stock and/or New Warrants will not be subject to U.S. federal income tax if such equity is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of New Common Stock and/or New Warrants throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. However, at this time, it is not yet known whether the “regularly traded” exception would be available to Non-U.S. Holders with respect to the New Common Stock and/or New Warrants.

D.	Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Tax Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on New Common Stock and/or New Warrants paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Tax Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Tax Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Tax Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prior to the issuance of recently proposed Treasury Regulations, withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of New Common Equity and/or New Warrants on or after January 1, 2019. However, the proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST.

E.	Information Reporting and Backup Withholding

The Reorganized Debtors and applicable withholding agents will withhold all amounts required by law to be withheld from payments of interest and dividends, whether in connection with distributions under the Plan or in connection with payments made on account of consideration received pursuant to the Plan, and will comply with all applicable information reporting requirements. The IRS may make the information returns reporting such interest and dividends and withholding available to the tax authorities in the country in which a Non-U.S. Holder is resident. In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder may be subject to backup withholding (currently at a rate of 24%) with respect to distributions under the Plan or in connection with payments made on account of consideration received pursuant to the Plan, unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding (generally in the form of a properly executed IRS Form W-9 for a U.S. Holder, and, for a Non-U.S.

Holder, in the form of a properly executed applicable IRS Form W-8 or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption). Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided that the required information is timely provided to the IRS.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

F.	Alternative Structure

The tax consequences discussed in Article XXI.A. above of the implementation will differ if the Plan is alternatively structured as a taxable sale (or deemed taxable sale) of the assets and/or stock of any Debtor or subsidiary thereof, as described in the succeeding paragraphs (the “Alternative Structure”). It has not yet been determined by the Debtors in consultation with the Creditors’ Committee and Holders of Claims whether to pursue the Alternative Structure or how the Alternative Structure will be structured. The decision by the Debtors in consultation with the Creditors’ Committee and Holders of Claims whether to utilize the Alternative Structure will depend on, among other things, whether assets being sold (or deemed to be sold) pursuant to the Alternative Structure have an aggregate fair market value in excess of their aggregate tax basis (i.e., a “built-in gain”), whether sufficient tax attributes are available to offset any such built-in gain, the present value of and ability to utilize future tax benefits associated with a step-up (if any) in the tax basis of the assets sold pursuant to the Alternative Structure (and any related immediate expensing), limitations imposed by the Tax Code on the utilization of future tax benefits associated with a step-up (if any), the amount of the expected reduction in the aggregate tax basis of such assets as a result of excluded COD income, and the amount, character and treatment of any gains or losses with respect to the stock of any applicable Debtor or subsidiary thereof, in each case for U.S. federal, state, local and non U.S. income tax purposes.

Under the Alternative Structure, the Debtors and/or their assets would be transferred or deemed transferred to a newly formed corporation or corporations (collectively, “NewCo”) in a transaction that would be treated as a taxable asset sale for U.S. federal income tax purposes. To the extent that Holders of Claims would be entitled to equity consideration in the Alternative Structure, such Holders would receive equity of NewCo or a direct or indirect parent of NewCo.

Under the Alternative Structure, the Debtors may be treated for U.S. federal income tax purposes as if they sold all or a portion of their assets to NewCo or its subsidiaries at fair market value. Each Debtor (and, if applicable, subsidiary) will recognize gain or loss with respect to each asset deemed transferred equal to the difference between the fair market value of such asset and the tax basis in such assets, and some or all of any net gain (after taking into account losses generated on such transfer that can offset any such gain) may be offset with the pre-“ownership change” (within the meaning of Section 382 of the Tax Code) NOLs and other tax attributes of the Debtors. However, if the aggregate net gain exceeds the amount of the pre-ownership change tax attributes available to offset it, the Debtors may owe a cash tax liability in the taxable year that includes the Effective Date, which may be material and could affect the transactions and recoveries (or the values of the recoveries) contemplated by the Plan. If the Alternative Structure is implemented in a manner that is treated as a taxable asset sale, none of the Reorganized Debtors, NewCo or their affiliates would succeed to the remaining pre-ownership change NOLs and other tax attributes of the Debtors, but the assets of some or all of the Reorganized Debtors would have basis equal to fair market value (with some immediate expensing permitted for what would otherwise be depreciable asset basis).

In determining whether the Alternative Structure will be pursued, the Debtors, in consultation with the Creditors’ Committee and certain Holders of Claims will continue to evaluate whether and the extent to which (i) the present value of any expected future tax savings to the Reorganized Debtors of the Alternative Structure, and (ii) a cash tax liability exists under the Alternative Structure. Any cash tax liability resulting from the implementation of the Alternative Structure is expected to be paid by the Reorganized Debtors.

ARTICLE XXII.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the Debtors’ alternatives include (i) the liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.	Liquidation Under Chapter 7

If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code. In such event, a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on recoveries of Holders of Claims and Equity Interests is set forth in Article XVIII.B.2 titled “Confirmation Standards,” of this Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in, among other things: (1) smaller distributions being made to creditors and interest holders than those provided for in the Plan, due to, among other things, the additional administrative expenses attendant to the appointment of a trustee and the trustee’s employment of financial and legal advisors; (2) additional expenses and claims, some of which would be entitled to priority, that would be generated during the liquidation; and (3) the failure to realize the greater, going concern value of the Debtors’ assets. See the Debtors’ Liquidation Analysis, attached to this Disclosure Statement as Exhibit E.

B.	Alternative Plan

If the Plan is not confirmed, the Debtors or, assuming exclusivity is terminated or lapses, any other party in interest may attempt to formulate a different plan of reorganization or liquidation. Such a plan could involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets. The Debtors have concluded that the Plan represents the best alternative to protect the interests of creditors and other parties in interest.

The Debtors believe that the Plan allows creditors and interest holders to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, a trustee would not need to be appointed and the assets of the Debtors could be sold in an orderly fashion, which could occur over a more extended period of time than in a liquidation under chapter 7. Accordingly, creditors likely would receive greater recoveries in a chapter 11 liquidation than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that liquidation under chapter 11 is a much less attractive alternative to creditors because a greater return to creditors is provided for in the Plan.

ARTICLE XXIII.

CONCLUSION AND RECOMMENDATION

The Debtors, the Creditors’ Committee, the Unsecured Notes Indenture Trustee and Thirty Two believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to Holders of Claims and substantially de-levers the Debtors. Other alternatives could involve significant delay, uncertainty, and substantial additional administrative costs. The Debtors, the Creditors’ Committee, the Unsecured Notes Indenture Trustee and Thirty Two urge Holders of Impaired Claims entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received by the Voting and Claims Agent no later than 5:00 p.m. (CDT) on July 19, 2019 (or, in the case of beneficial Holders who hold their securities through intermediaries, please provide voting instructions to such intermediaries on the date specified by the intermediaries).

Dated: June 13, 2019
Dallas, Texas

DLA PIPER LLP (US)

/s/ Daniel Prieto
Daniel Prieto, State Bar No. 24048744 1900 North Pearl Street, Suite 2200
Dallas, Texas 75201
Tel: (214) 743-4500
Fax: (214) 743-4545
Email: dan.prieto@dlapiper.com

-and-

Thomas R. Califano (admitted pro hac vice) 1251 Avenue of the Americas
New York, New York 10020
Tel: (212) 335-4500
Fax: (212) 335-4501
Email: thomas.califano@dlapiper.com

-and-

Daniel M. Simon (admitted pro hac vice)
David Avraham (admitted pro hac vice)
Tara Nair (admitted pro hac vice) 444 West Lake Street, Suite 900
Chicago, IL 60606
Tel: (312) 368-4000
Fax: (312) 236-7516

Email: daniel.simon@dlapiper.com david.avraham@dlapiper.com tara.nair@dlapiper.com

Counsel for the Debtors

EXHIBIT A

(Plan)

[Filed at Docket No. 658]

EXHIBIT B

(Disclosure Statement Order)

[TO BE ENTERED]

EXHIBIT C

(Financial Projections)

Financial Projections

•

The prospective financial information included in this Disclosure Statement has been prepared by, and is the responsibility of, the Debtors’ management team (“Management”). No independent auditors have examined, compiled or performed any procedures with respect to the accompanying prospective financial information.

•

The Debtors do not, as a matter of course, publish their business plans, budgets or strategies or disclose projections or forecasts of their anticipated financial positions, results of operations or cash flows. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans, budgets, strategies, projections or forecasts of their anticipated financial positions, results of operations or cash flows to holders of Claims or Interests prior to the Effective Date or to include such information in documents required to be filed with the SEC or otherwise make such information publicly available.

•	The assumptions, projections and other financial information contained in this section contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

•

The Debtors believe that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of a plan of reorganization and for the purposes of determining whether such plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

•

Management, with the assistance of their advisors, has prepared financial projections (the “Financial Projections”) for the fiscal years 2019 through 2021 (the “Projection Period”). The Financial Projections were prepared by Management, with the assistance of their advisors, and are based on a number of assumptions made by Management and their advisors with respect to the potential future performance of the Reorganized Debtors’ operations assuming the consummation of the Plan. The Financial Projections are presented on a consolidated basis, including estimates of operating results for Debtor entities and non-Debtor entities combined. The Financial Projections have been prepared solely to assist each holder of a Claim or Interest in the Debtors to determine whether to vote to accept or to reject the Plan.

•

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE PROJECTED BALANCE SHEETS DO NOT REFLECT THE IMPACT OF FRESH START ACCOUNTING, WHICH COULD RESULT IN A MATERIAL CHANGE TO ANY OF THE PROJECTED VALUES.

•

ALTHOUGH MANAGEMENT HAS PREPARED THE FINANCIAL PROJECTIONS IN GOOD FAITH AND BELIEVED THE ASSUMPTIONS TO BE REASONABLE AT THE TIME MADE, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY WERE MADE, IT IS IMPORTANT TO NOTE THAT THESE ASSUMPTIONS ARE INHERENTLY SPECULATIVE AND THAT THE DEBTORS AND THE REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS OR RESULTS WILL BE REALIZED. AS

DESCRIBED IN ARTICLE XVII OF THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, THE FINANCIAL PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE RISK FACTORS SET FORTH IN ARTICLE XIX OF THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES, AND ANY RESULTING CHANGES TO THE FINANCIAL PROJECTIONS COULD BE MATERIAL.

1.	General Assumptions

•

Overview: PHI, Inc., along with its Debtor and non-Debtor subsidiaries, provides services primarily through three segments: Oil & Gas, Air Medical, and Technical Services. Through these segments, PHI provides global helicopter support services including facilitating crew change operations for offshore oil companies, air medical transportation and related services for hospitals, emergency service agencies and patients, and helicopter repair and overhaul services for flight operations customers. The Financial Projections assume the business will be operated in accordance with its current business plan.

•	Presentation: The Financial Projections are presented on a consolidated basis, including estimates of operating results for Debtor and non-Debtor entities, combined.

•

Accounting Policies: The Financial Projections do not reflect all of the adjustments necessary to implement fresh-start accounting pursuant to Accounting Standards Certification 852-10, as issued by the Financial Accounting Standards Board.

The Financial Projections do not reflect liabilities subject to compromise as well as costs associated with these Chapter 11 proceedings.

The Financial Projections include certain non-GAAP metrics, including EBITDA and EBITDA Margin. These non-GAAP metrics should be considered by investors in addition to, but not in substitution for, GAAP measures.

•	Methodology: Key personnel from the Company’s operating regions and various functions provided input in the development of the Financial Projections.

2.	Assumptions With Respect to the Projected P&L Statement

•

Revenues: Revenue in the Financial Projections is generally based on projected flight hours for each base and existing customer contracts. In addition, revenue is generated through technical services activities.

•

Direct Expenses: Direct Expenses are projected based on historical run rates with input from segment leaders. These costs include, but not limited to, aircraft maintenance, fuel, crew labor, insurance, and other.

•

Selling, General, & Administrative: Selling, General, & Administrative costs are primarily comprised of labor costs and other expenses associated with the Company’s overhead. These costs include segment support costs and global support costs.

•

Non Operating Expenses: Non Operating Expenses include interest expense, income taxes, and other non operating expenses. The Financial Projections were prepared prior to entering into the Blue Torch term loan and therefore, no interest has been included in the projections for this loan.

3.	Assumptions With Respect to the Projected Balance Sheet and Projected Cash Flow Statement

•

Operating Assets and Liabilities: Assumes the Company pays current interest on the Thirty-Two L.L.C. Term Loan and accrues interest on the 5.25% Senior Unsecured Notes. Working Capital assumptions are based on the historical days sales outstanding and historical days payable as well as historical levels of prepaid and other assets.

•

Purchases of Property and Equipment: Projections for capital expenditures were prepared with consideration of the Company’s aircraft & upgrades, base & facilities, aircraft additions, and other general capital expenditures.

Consolidated P&L

($ Thousands)	Forecast FY2019		Forecast FY2020		Forecast FY2021
	$	% of Rev	$	% Rev	$	% Rev
Total Revenues	679,805	100.0%	721,652	100.0%	741,180	100.0%
Direct Expense	(642,475)	-94.5%	(655,701)	-90.9%	(666,856)	-90.0%
Gross Profit	37,330	5.5%	65,952	9.1%	74,324	10.0%
Gross Margin	5.5%		9.1%		10.0%
SG&A	(69,746)	-10.3%	(68,374)	-9.5%	(66,643)	-9.0%

Operating Profit / (Loss)	(32,416)	-4.8%	(2,423)	-0.3%	7,682	1.0%
Non Operating Expenses
Total Non Operating Expenses	(35,414)	-5.2%	(24,630)	-3.4%	(26,941)	-3.6%
Net Income / (Loss), Reported	(67,830)	-10.0%	(27,053)	-3.7%	(19,260)	-2.6%
EBITDA	34,954	5.1%	64,229	8.9%	74,403	10.0%
EBITDA Margin	5.1%		8.9%		10.0%

Note:

(1)	For purposes of comparability, 2019F, 2020F and 2021F assume Company pays current interest on the Thirty-Two L.L.C. Term Loan and accrues interest on the 5.25% Senior Unsecured Notes
(2)	The Company’s Fiscal Year End is December 31st

Consolidated B/S

($ Thousands)	Forecast 2021	Forecast 2020	Forecast 2019
ASSETS
Current Assets:
Cash	$80,457	$59,065	$42,691
Short-term investments	15,884	15,649	15,418
Accounts receivable	190,219	186,964	186,958
Inventory	60,151	58,399	56,698
Prepaid expenses	10,097	10,159	10,219
Deferred income taxes	0	0	0
Income taxes receivable	950	950	950

Current assets	357,757	331,186	312,934
Property and equipment - Net	857,568	870,210	879,317
Restricted Cash and Investments	19,781	19,781	19,781
Other Assets	15,960	16,775	17,590
Deferred Income Taxes	4,944	4,944	4,944
Goodwill	0	0	0
Intangibles	0	0	0

Total Assets	$1,256,010	$1,242,896	$1,234,566

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$61,602	$61,559	$50,710
Accrued liabilities	127,961	98,749	74,966
Revolving credit facility	0	0	0
Senior Notes	499,740	499,740	499,740

Current liabilities	689,303	660,047	625,416
Long-Term Debt
Term Loan	130,000	129,672	129,235
Revolving credit facility	0	0	0
Senior Notes	0	0	0
Deferred Income Taxes	47,174	52,927	61,007
Other Long-Term Liabilities and Credits	5,059	5,059	5,059
Shareholders’ Equity:
Paid-in capital	337,131	328,588	320,194
Retained earnings	47,343	66,603	93,656

Shareholders’ equity	384,474	395,191	413,849

Total Liabilities and Equity	$1,256,010	$1,242,896	$1,234,566

Note:

(1)	For purposes of comparability, 2019F, 2020F and 2021F assume Company pays current interest on the Thirty-Two L.L.C. Term Loan and accrues interest on the 5.25% Senior Unsecured Notes
(2)	The Company’s Fiscal Year End is December 31st

Consolidated Cash Flow Statement

($ Thousands)	Forecast 2021	Forecast 2020	Forecast 2019
Operating activities:
Net (loss) earnings	(19,260)	(27,053)	(67,830)
Depreciation & amortization	77,086	76,809	75,513
Deferred income taxes	(5,753)	(8,081)	1,829
Other	—	—	(2)
Changes in operating assets and liabilities	13,734	22,739	16,064

Net cash provided by (used in) operating activities	65,808	64,415	25,574
Investing activities:
Purchases of property and equipment	(44,181)	(47,811)	(33,359)
Purchases of aircraft	—	—	—
Purchases of aircraft previously leased	—	—	—
(Purchases) Proceeds from investments	(235)	(231)	(1,186)
Proceeds from asset dispositions	—	—	—
Loan to Uncosolidated Affiliate/other	—	—	—
Deposits on Aircraft			788

Net cash (used in) provided by investing activities	(44,416)	(48,042)	(33,757)
Financing activities:
Proceeds from Term Loan
Debt issuance costs	—	—	—
Repurchase of common stock	—	—	—
Proceeds (Payments) on line of credit, net	—	—	—

Net cash (used in) provided by financing activities	—	—	—
Effect of exchange rate changes on cash and cash equivalents
(Decrease) increase in cash
cash equivalents, and restricted cash	21,392	16,373	(8,183)
Cash, cash equivalents, and restricted cash beginning of period	66,769	50,396	58,579

Cash, cash equivalents, and restricted cash end of period	88,161	66,769	50,396
Cash on Balance Sheet	80,457	59,065	42,691
Variance is Restricted Cash in Restricted Cash & Investment line on B/S	(7,705)	(7,705)	(7,705)

Note:

(1)	For purposes of comparability, 2019F, 2020F and 2021F assume Company pays current interest on the Thirty-Two L.L.C. Term Loan and accrues interest on the 5.25% Senior Unsecured Notes
(2)	The Company’s Fiscal Year End is December 31st

EXHIBIT D

(Debtors’ Valuation and Plan Equity Value)

THE VALUATION INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED OR SOLD UNDER THE PLAN. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS.

Solely for purposes of the Plan and this Disclosure Statement, Houlihan Lokey has estimated the total enterprise value (the “Total Enterprise Value”) and provided a framework to calculate the implied equity value (the “Equity Value”) of the Reorganized Debtors on a going concern basis and pro forma for the transactions contemplated by the Plan.

In preparing the estimates set forth below, Houlihan Lokey has relied upon the accuracy, completeness, and fairness of financial and other information furnished by the Debtors. Houlihan Lokey did not attempt to independently audit or verify such information, nor did it perform an independent appraisal of the assets or liabilities of the Reorganized Debtors. Houlihan Lokey did not conduct an independent investigation into any of the legal or accounting matters affecting the Reorganized Debtors, and therefore makes no representation as to their potential impact on the Reorganized Debtors’ Total Enterprise Value.

The valuation information set forth in this Disclosure Statement represents a valuation of the Reorganized Debtors based on the application of standard valuation techniques. The estimated values set forth in this Section (a) do not purport to constitute an appraisal of the assets of the Reorganized Debtors; (b) do not constitute an opinion on the terms and provisions or fairness to any person, from a financial point of view, of the consideration to be received by such person under the Plan; (c) do not constitute a recommendation to any Holder of Allowed Claims as to how such Holder should vote, whether such Holder should participate in the Rights Offering, or how such Holder otherwise should act with respect to the Plan; and (d) do not necessarily reflect the actual market value that might be realized through a sale or liquidation of the Debtors.

In estimating the Total Enterprise Value of the Reorganized Debtors, Houlihan Lokey (i) met with the Debtors’ management team to discuss the Debtors’ operations and future prospects, (ii) reviewed the Debtors’ historical financial information, (iii) reviewed certain of the Debtors’ internal financial and operating data, (iv) reviewed certain financial analyses prepared by FTI, (v) reviewed the Financial Projections, (vi) reviewed the detailed business plan underlying the Financial Projections, and (vii) reviewed publicly-available third-party information.

The estimated values set forth herein assume that the Reorganized Debtors will achieve their Financial Projections in all material respects. Houlihan Lokey has relied on the Debtors’ representation and warranty that the Financial Projections: (a) have been prepared in good faith; (b) are based on fully disclosed assumptions, which, in light of the circumstances under which they were made, are reasonable; (c) reflect the Debtors’ best currently available estimates; and (d) reflect the good faith judgments of the Debtors. Houlihan Lokey does not offer an opinion as to the attainability of the Financial Projections. As disclosed in the Disclosure Statement, the future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors and Houlihan Lokey, and consequently are inherently difficult to project.

This valuation contemplates facts and conditions known and existing as of April 26, 2019. Events and conditions subsequent to this date, including updated projections, as well as other factors, could have a substantial effect upon the Total Enterprise Value and the implied Equity Value. Among other things, failure to consummate the Plan in a timely manner may have a materially negative effect on the Total Enterprise Value. For purposes of this valuation, Houlihan Lokey has assumed that no material changes that would affect value will occur between April 26, 2019 and the contemplated Effective Date. For convenience of modeling, Houlihan Lokey has assumed a valuation date of July 31, 2019.

Valuation Methodology

Houlihan Lokey prepared its valuation analysis based upon the following methodologies:

1.	Comparable Company Analysis

•

The comparable company analysis estimates the value of a company based on a relative comparison with publicly traded companies with similar operating and financial characteristics. Given the different end markets of the Debtors’ two primary segments, Oil and Gas and Air Medical, Houlihan Lokey valued the two segments separately and collectively. The selection of comparable public companies was based on business model, industry exposure, geographic mix, fleet characteristics, and other factors that were deemed relevant. Historically, the comparable public companies for Oil and Gas have varied and the one public comparable for Air Medical was taken private in 2017.

•

Under the comparable company methodology, the enterprise value for each selected public company is determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate amount of outstanding net debt (at the market trading value of debt, if warranted) and minority interests in unconsolidated subsidiaries. Such enterprise values are commonly expressed as multiples of various measures of financial and operating statistics, most commonly EBITDA. The total enterprise value of the Reorganized Debtors is then calculated by applying these multiples to the Reorganized Debtors’ actual and projected financial and operational metrics.

2.	Precedent Transactions Analysis

•

The precedent transactions analysis is based on the implied enterprise values of companies and assets involved in publicly disclosed merger and acquisition transactions that have similar operating and financial characteristics. Under this methodology, the enterprise value of each such company is determined by an analysis of the consideration paid and the debt assumed in the merger or acquisition transaction. Such enterprise values for operating businesses are typically expressed as multiples of financial and operating statistics, most commonly EBITDA. The total enterprise value of the Reorganized Debtors is then calculated by applying these multiples to the Reorganized Debtors’ actual financial and operational metrics.

•

Prior to the Petition Date, Houlihan Lokey assisted in exploring and evaluating a broad range of strategic alternatives, including a sale or merger of the entire business and a sale of Air Medical. A number of parties entered into confidentiality agreements with the Debtors, participated in meetings with Houlihan Lokey and the Debtors’ management team, and undertook extensive diligence on the Debtors over a period of several months. The Debtors received more than one initial indication of interest for Air Medical. Houlihan Lokey considered these initial bids in its valuation analysis.

3.	Discounted Cash Flow Analysis

•

The discounted cash flow analysis is a forward looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. The total enterprise value is determined by calculating the present value of unlevered after-tax free cash flows over the course of the projection period plus an estimate for the value of the Reorganized Debtors beyond the projection period, known as the terminal value. The terminal value is commonly derived pursuant to two methods, the comparable company analysis (as discussed separately above) or using the Gordon Growth method, in which the projected cash flows beyond the projection period are estimated using an assumed perpetuity growth rate.

•

In calculating the terminal value for the Reorganized Debtors, Houlihan Lokey relied upon the comparable company analysis to estimate the independent terminal value for each of the Oil and Gas and Air Medical business segments.

Total Enterprise Value and Implied Equity Value

As a result of the analysis described above, Houlihan Lokey estimates the Total Enterprise Value of the Reorganized Debtors to be $487.5 million. The implied equity value is derived and calculated by subtracting net debt, as of the Effective Date, from the Total Enterprise Value. The net debt as of the Effective Date is calculated as gross funded debt less pro forma unrestricted cash (inclusive of any cash from the Minimum Cash Commitment equity raise).

The estimate of Total Enterprise Value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein depending on the results of the Debtors’ operations or changes in the financial markets. Additionally, these estimates of value represent hypothetical enterprise and equity values of the Reorganized Debtors as the continuing operator of their businesses and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of the Plan and analysis of implied relative recoveries to creditors thereunder. The value of an operating business such as the Debtors’ businesses is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such businesses.

Houlihan Lokey’s estimated valuation range of the Reorganized Debtors does not constitute a recommendation to any Holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Plan. The estimated value of the Reorganized Debtors set forth herein does not constitute an opinion as to the fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan. Because valuation estimates are inherently subject to uncertainties, none of the Debtors, Houlihan Lokey or any other person assumes responsibility for their accuracy or any differences between the estimated valuation ranges herein and any actual outcome.

EXHIBIT E

(Liquidation Analysis)

PHI, INC. et al.

HYPOTHETICAL LIQUIDATION ANALYSIS

THE AMOUNTS PRESENTED ARE ESTIMATES AND ARE BASED UPON THE

ASSUMPTIONS NOTED. ACTUAL RESULTS COULD VARY MATERIALLY FROM WHAT

IS PRESENTED.

Pursuant to section 1129(a)(7) of the Bankruptcy Code (frequently identified as the “best interests test”), Holders of Allowed Claims must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Plan’s assumed Effective Date, that is not less than the value such non-accepting Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code (“Chapter 7” and, the cases thereunder, the “Chapter 7 Cases” and, the trustee appointed thereunder, “Chapter 7 Trustee”). In determining whether the best interests test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors’ assets under Chapter 7.

The Debtors have prepared this hypothetical liquidation analysis (the “Liquidation Analysis”) in connection with the Disclosure Statement. The Liquidation Analysis reflects the estimated cash proceeds, net of liquidation-related costs that would likely be available to the Debtors’ creditors if the Debtors were to be liquidated under Chapter 7 as an alternative to the restructuring of the Debtors’ businesses as proposed under the Plan. Accordingly, asset values discussed herein may be different than amounts referred to in the Plan. The Liquidation Analysis is based upon the assumptions contained herein and in the Disclosure Statement. All capitalized terms not defined in this Liquidation Analysis have the meanings ascribed to them in the Disclosure Statement.

UNDERLYING THE LIQUIDATION ANALYSIS ARE NUMEROUS ESTIMATES THAT, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY THE DEBTORS, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, REGULATORY, LITIGATION AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS AND THEIR MANAGEMENT. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, LIQUIDATED UNDER CHAPTER 7 OF THE BANKRUPTCY CODE, AND ACTUAL RESULTS COULD MATERIALLY DIFFER FROM THE RESULTS SET FORTH HEREIN.

Overview

•	The preliminary wind down scenario was prepared to estimate a range of liquidation value and to establish best interest

•	It is assumed the business would cease operations on 6/30/2019, and begin wind down procedures

•	Wind down is assumed to take one year on the high end, and 6 months on the low end

•	It is assumed that the Company would file a Chapter 7 proceeding and a Trustee would be appointed to the case

•	This analysis assumes all currently filed entities are included in the Chapter 7

•	Analysis based on the five debtor legal entities (PHI, Inc., PHI Air Medical, LLC, PHI Tech Services, Inc., PHI Helipass, LLC, and AM Equity Holdings, LLC)

•	A subset of employees would be kept on for a period of time to help wind down the estate

•	This wind down process is projected utilizing the Company’s most recent financials as well as weekly cash flow projections

•	An administrative expense forecast was created to estimate the cost of executing the wind down over 6 months (low) to one year (high)

•	Certain administrative and priority claims would be paid before secured creditors

PHI, Inc.
Preliminary Chapter 7 Liquidation Analysis ($ in 000s)	Estimated /		Recoverable Value %		Recoverable Value $
	Book Value	Notes	Low	High	Low	High
Liquidation Proceeds
Cash, cash equivalents, and short-term investments	49,075	(1)	100.0%	100.0%	49,075	49,075
Accounts receivable	95,798	(2)	7.5%	15.0%	7,185	14,370
Inventories of spare parts, net	49,963	(3)	40.0%	50.0%	19,985	24,982
Prepaid expenses	11,628	(4)	15.5%	15.5%	1,800	1,800
Other current assets	859	(5)	0.0%	0.0%	—	—
Income taxes receivable	942	(6)	50.0%	75.0%	471	706
Property and equipment, net - Aircraft	786,056	(7)	22.0%	35.9%	173,038	282,409
Property and equipment, net - Facility & improvements	23,028	(8)	3.4%	17.2%	794	3,968
Property and equipment, net - Other equipment	43,550	(9)	2.2%	8.2%	945	3,579
Operating lease right-of-use assets	147,306	(10)	0.0%	0.0%	—	—
Restricted cash and investments	19,789	(11)	0.0%	0.0%	—	—
Other assets	18,356	(12)	5.8%	6.9%	1,062	1,267
HNZ value	130,786	(13)	76.5%	87.9%	100,000	115,000
Deferred income taxes	—	(14)	0.0%	0.0%	—	—
Goodwill	—	(15)	0.0%	0.0%	—	—
Intangibles	—	(16)	0.0%	0.0%	—	—

Proceeds Available For Distribution	1,377,136		25.7%	36.1%	354,354	497,156
Chapter 7 Liquidation Costs
Chapter 7 Trustee Fees		(17)			(10,631)	(14,915)
Trustee’s Counsel/Professional Fees		(18)			(1,200)	(2,400)
Wind Down Costs		(19)			(8,237)	(12,356)

Estimated Liquidation Costs					(20,068)	(29,671)

Net Proceeds Available To Certain Administrative and Priority Claims					334,286	467,486

	Total Claim
Certain Administrative and Priority Claims
Priority Tax Claims	83	(20)	100.0%	100.0%	83	83
WARN Act Payments	33,783	(21)	50.0%	100.0%	16,892	33,783

Total Certain Administrative and Priority Claims	33,867		50.1%	100.0%	16,975	33,867

Net Proceeds Available To Secured Creditors					317,311	433,619

Estimated Secured Lender Recovery
$70.0M Blue Torch Term Loan	70,000	(22)	100.0%	100.0%	70,000	70,000
$130.0M Thirty Two Term Loan	130,000	(23)	100.0%	100.0%	130,000	130,000

Total Secured Claims	200,000		100.0%	100.0%	200,000	200,000

Net Proceeds Available To Other Administrative and Priority Claims					117,311	233,619

Other Administrative and Priority Claims
Accrued Employee Expenses	13,658	(24)	100.0%	100.0%	13,658	13,658
Accrued and Unpaid Restructuring Professional Fees	11,310	(25)	100.0%	100.0%	11,310	11,310
Postpetition Accounts Payable	17,368	(26)	100.0%	100.0%	17,368	17,368

Total Other Administrative and Priority Claims	42,337		100.0%	100.0%	42,337	42,337

Net Proceeds Available To Unsecured Creditors					74,975	191,282

Estimated Unsecured Lender Recovery
5.25% Unsecured Notes	500,000	(27)	14.4%	36.6%	71,825	183,246
Unsecured Trade Claims	21,927	(28)	14.4%	36.6%	3,150	8,036

Total Unsecured Claims	521,927		14.4%	36.6%	74,975	191,282

Net Proceeds Available To Equity Claims					—	—

Notes:

(1)	Estimated ending cash balance on 6/28/2019 for Debtor entities only per WE 4.12.19 CFF
(2)	Based on forecasted 60 day collections post 6/28/2019 from WE 4.12.19 CFF with an 85% discount
(3)	Based on 3/31/2019 B/S adjusted for Non-Debtor amounts (High % Based on Borrowing Base calculation from 8/21/2018)
(4)	Based on 3/31/2019 B/S for Debtor entities only
(5)	Based on 3/31/2019 B/S for Debtor entities only
(6)	Based on 3/31/2019 B/S for Debtor entities only
(7)

Based on 2/28/2019 B/S NBV for Debtor entities only; Market values were determined after reviewing information provided by the Company and recent transaction asking/sale prices from Aero Asset; recovery % based on implied Blue Torch aircraft collateral (Low) and Waypoint sale price (High) as well as recent absorption rates for certain aircraft

(8)	Based on 3/31/2019 B/S, net of D&A for Debtor entities only
(9)	Based on 3/31/2019 B/S, net of D&A for Debtor entities only
(10)	Based on 3/31/2019 B/S for Debtor entities only
(11)	Book restricted cash balance as of 3/31/2019 for Debtor entities only
(12)	Based on 3/31/2019 B/S for Debtor entities only
(13)	Estimated / Book Value is Purchase Price; Low to High Range is Implied EV for HNZ calculated by HL
(14)	Based on 3/31/2019 B/S for Debtor entities only
(15)	Based on 3/31/2019 B/S
(16)	Based on 3/31/2019 B/S
(17)	Assumes 3% of total proceeds available for distribution
(18)	Low - $200k/month over 6 months; High - $200k/month over 12 months
(19)	Low based on 25% of 2018 SG&A expenses; High based on 37.5% of 2018 SG&A expenses (50% first 6 months; 25% final 6 months)
(20)	Based on filed SOALs Schedule E/F Part 1
(21)	Low - 1 month of gross Debtor payroll (2 payroll cycles); High - 2 months of gross Debtor payroll (4 payroll cycles)
(22)	Blue Torch loan
(23)	Thirty Two loan
(24)	Accrued Employee Expenses (wages, vacation, etc.) as of 3/31/2019 for Debtor entities only
(25)	As of 6/28/2019; would be paid from cash collateral if there is a carve out
(26)	Estimated amount as of 6/28/2019; AP Outstanding less Prepetition claims, net of caps on critical vendor, shippers warehousemen, & other payments that were approved by the Court
(27)	$500M notes
(28)	Represents estimated amount of trade claims from filed SOALs, net of priority amounts